UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RENASANT CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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209 Troy Street
Tupelo, Mississippi 38804-4827

March 18, 2026
Dear Shareholder:

On behalf of the board of directors, I cordially invite you to attend the 2026 Annual Meeting of Shareholders of Renasant Corporation. The annual meeting will be held beginning at 1:30 p.m., Central time, on Tuesday, April 28, 2026, at the principal executive offices of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. The formal notice of the annual meeting appears on the next page.
At the annual meeting, you will be asked to (1) elect 17 directors, each to serve a one-year term, (2) adopt, in a non-binding advisory vote, a resolution approving the compensation of our named executive officers, as described in the proxy statement, (3) ratify the appointment of BDO USA, P.C., as our independent registered public accountants for 2026, and (4) transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
The accompanying proxy statement provides detailed information concerning the matters to be acted upon at the annual meeting. We urge you to review this proxy statement and each of the proposals carefully. It is important that your views be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting.
On March 18, 2026, we posted on our internet website, www.proxyvote.com, a copy of our proxy statement and proxy card for the 2026 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the year ended December 31, 2025 (which serves as our Annual Report to Shareholders). On the same date, we mailed our shareholders a notice containing instructions on how to access our proxy materials over the internet and how to vote online (except that shareholders who affirmatively elected to receive paper copies of our proxy materials were mailed a full set of our proxy materials).
You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy card, you may vote by signing, dating and mailing the accompanying proxy card in the return envelope provided. Further voting instructions can be found beginning on page 67 of the proxy statement. As always, if you are the record owner of our stock, you may vote by attending the annual meeting in person. There will be no webcast or other virtual component to the annual meeting.
On behalf of our board of directors, I would like to express our appreciation for your continued investment in Renasant Corporation.
                            Sincerely,
E. Robinson McGraw
Chairman of the Board

RENASANT CORPORATION
209 Troy Street
Tupelo, Mississippi 38804-4827

NOTICE OF ANNUAL MEETING

TIME AND PLACE	1:30 p.m., Central time, on Tuesday, April 28, 2026 Renasant Bank 209 Troy Street Tupelo, Mississippi 38804-4827
ITEMS OF BUSINESS
1.Election of 17 directors, who will each serve a one-year term
2.Adoption, in a non-binding advisory vote, of a resolution approving the compensation of our named executive officers
3.Ratification of the appointment of BDO USA, P.C. as Renasant Corporation’s independent registered public accountants for 2026
4.Transaction of such other business as may properly come before the annual meeting or any adjournments or postponements thereof

RECORD DATE	You can vote if you were a shareholder of record as of the close of business on February 20, 2026.
ANNUAL REPORT; INTERNET AVAILABILITY OF MATERIALS	Our proxy statement, proxy card and Annual Report on Form 10-K for the year ended December 31, 2025, which serves as our Annual Report to Shareholders but is not part of our solicitation materials, have been posted on our internet website at www.proxyvote.com. If you received a paper copy of the proxy statement and proxy card, our Annual Report is also enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the annual meeting. You may vote your shares via a toll-free telephone number or on the internet. If you received a paper copy of the proxy statement, you may vote your shares by signing, dating and mailing the accompanying proxy card in the envelope provided. Instructions about the three methods of voting are contained in the proxy statement. A proxy may be revoked at any time prior to its exercise at the annual meeting.
By order of the Board of Directors,
Kevin D. Chapman
Chief Executive Officer
Tupelo, Mississippi
March 18, 2026

Important Notice Regarding the Availability of Proxy Materials for
the Shareholders Meeting to be held on April 28, 2026:
Renasant Corporation’s 2026 proxy statement and proxy card and its Annual Report on Form 10-K for the year ended December 31, 2025 are available at www.proxyvote.com.

TABLE OF CONTENTS

PROXY SUMMARY.........................................................................................................................................	1
Voting............................................................................................................................................................	1
2025 Highlights.............................................................................................................................................	1
Supporting Our Customers, Communities and Employees - 2025 Highlights..............................................	4
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS....................................................	7
Governing Documents and Practices............................................................................................................	7
Board of Directors.........................................................................................................................................	10
Director Independence..................................................................................................................................	12
Board Leadership Structure..........................................................................................................................	12
Board Composition and Skills......................................................................................................................	13
Board Committees.........................................................................................................................................	15
Role of the Board in Risk Oversight.............................................................................................................	17
Related Person Transactions.........................................................................................................................	20
Legal Proceedings Involving a Director or Executive Officer and Renasant or the Bank...........................	20
Communicating with the Board of Directors................................................................................................	21
Director Nominations and Other Shareholder Proposals for the 2027 Annual Meeting..............................	21
BOARD MEMBERS AND COMPENSATION.............................................................................................	23
Members of the Board of Directors..............................................................................................................	23
Director Compensation.................................................................................................................................	29
EXECUTIVE OFFICERS................................................................................................................................	32
COMPENSATION DISCUSSION AND ANALYSIS....................................................................................	34
Introduction...................................................................................................................................................	34
Objectives of Our Compensation Program...................................................................................................	34
Say-on-Pay and Shareholder Engagement....................................................................................................	36
Decision-Making Process for 2025...............................................................................................................	36
2025 Compensation Decisions......................................................................................................................	37
Compensation Committee Practices.............................................................................................................	45
COMPENSATION COMMITTEE REPORT.............................................................................................	48
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION......................	48
COMPENSATION TABLES.........................................................................................................................	49
2025 Summary Compensation Table............................................................................................................	49
Grants of Plan-Based Awards.......................................................................................................................	52
Outstanding Equity Awards as of December 31, 2025.................................................................................	53
Vested Restricted Stock................................................................................................................................	53
Pension Benefits............................................................................................................................................	54
Non-Qualified Deferred Compensation........................................................................................................	54
Payments and Rights on Termination or Change in Control........................................................................	55
OTHER COMPENSATION-RELATED DISCLOSURES........................................................................	61
CEO Pay Ratio..............................................................................................................................................	61
Pay vs. Performance.....................................................................................................................................	62
REPORT OF THE AUDIT COMMITTEE....................................................................................................	65
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INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.....................................................................	66
VOTING YOUR SHARES...............................................................................................................................	67
Attending the Annual Meeting......................................................................................................................	67
Record Date; Shares Outstanding.................................................................................................................	67
Voting............................................................................................................................................................	67
Quorum.........................................................................................................................................................	67
How Votes are Counted................................................................................................................................	67
Required Vote for Each Proposal..................................................................................................................	68
Shares Held by the Renasant 401(k) Plan.....................................................................................................	68
Solicitation and Revocation of Proxies.........................................................................................................	68
PROPOSALS.....................................................................................................................................................	70
Proposal 1 - Election of Directors.................................................................................................................	70
Proposal 2 - Advisory Vote on Executive Compensation.............................................................................	70
Proposal 3 - Ratification of the Appointment of BDO USA, P.C. as Independent Registered Public Accountants for 2026....................................................................................................................................	70
Other Matters................................................................................................................................................	71
STOCK OWNERSHIP.....................................................................................................................................	72
Common Stock Ownership Greater than 5%................................................................................................	72
Beneficial Ownership of Common Stock by Directors, Nominees and Executive Officers........................	73
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K........................................................................	75
APPENDIX A - NON-GAAP FINANCIAL MEASURES.............................................................................	A-1
In this proxy statement, Renasant Corporation is referred to as “Renasant,” “we,” “our,” “us” or the “Company,” and Renasant Bank is referred to as the “Bank.”
We are providing this proxy statement to the shareholders of Renasant Corporation in connection with the solicitation of proxies by its board of directors for use at the 2026 Annual Meeting of Shareholders of Renasant Corporation to be held at 1:30 p.m., Central time, on Tuesday, April 28, 2026, including any adjournments or postponements of the meeting.

As permitted by the Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2025, which serves as our Annual Report to Shareholders, available to our shareholders electronically. On March 18, 2025, we posted these materials on our internet website, www.proxyvote.com, and we mailed our shareholders a notice (the “Notice”) containing instructions on how to access our proxy materials and vote online (except for shareholders who affirmatively elected to receive paper copies of our proxy materials, to whom we mailed this proxy statement, our proxy card and our Annual Report on Form 10-K for the year ended December 31, 2025, on March 18, 2026).

If you received a paper copy of this proxy statement, you can elect to receive future proxy materials over the internet. Please refer to your proxy card for instructions on how to request electronic delivery of our proxy materials. If you received the Notice, you may obtain a paper or emailed copy of the materials. Please refer to the Notice for instructions on how to request a paper or emailed copy of the proxy materials and selecting a future delivery preference.

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PROXY SUMMARY
This section of our proxy statement briefly describes the proposals to be voted on at the 2026 Annual Meeting of Shareholders and provides 2025 financial highlights and a brief overview of our executive compensation practices in 2025. We also include a discussion of some of our corporate social responsibility initiatives in 2025. More information about the annual meeting and our 2025 executive compensation program is contained in the remainder of this proxy statement, and a detailed discussion of our financial results for 2025 can be found in our Annual Report on Form 10-K for the year ended December 31, 2025 (which serves as our Annual Report to Shareholders). We encourage you to review the entire proxy statement and annual report before you vote.

Voting
Proposals to be Voted On. Three proposals will be voted on at the annual meeting:

	More Information	Board Recommendation
Proposal 1 Election of Directors (17 nominees)	Page 70	FOR each nominee
Proposal 2 Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers	Page 70	FOR
Proposal 3 Ratification of the appointment of BDO USA, P.C. as our independent registered public accountants for 2026	Page 70	FOR
Voting Procedures. Votes may be cast in any of the following ways:

Internet	Telephone	Mail
Visit www.proxyvote.com. You will need the control number on your Notice or the proxy card mailed to you, as applicable.	Call toll free (800) 690-6903. You will need the control number on the Notice or your proxy card, as applicable.	Complete and mail your proxy card to the address on the card, if you received a paper copy of the proxy statement and proxy card.
It is important that your shares be represented and voted at our annual meeting. More information about our voting procedures, attendance at the annual meeting and revoking a proxy previously given may be found in the Voting Your Shares section later in this proxy statement.
2025 Highlights

Completion of the Merger with The First Bancshares, Inc. On April 1, 2025, we completed the merger with The First Bancshares, Inc. (“FBMS”) and its subsidiary, The First Bank. The FBMS merger, the largest merger in our history, created a six-state Southeastern banking franchise with approximately $26.3 billion in total assets, $18.0 billion in total loans and $21.2 billion in total deposits, based on financial data as of the closing date of the merger. Systems conversion took place in the third quarter of 2025, and the combined company continues to build on, and entrench, the substantial integration progress that has already occurred. We believe this transformational merger has positioned Renasant to be a high performing company able to leverage the substantial opportunities created by our presence in many of the country’s best economies.

Appointment of Kevin D. Chapman as CEO. Effective on May 1, 2025, as part of our publicly-announced succession plan, Kevin D. Chapman assumed the role of Chief Executive Officer of Renasant and the Bank, succeeding C. Mitchell Waycaster, who retained his role as Executive Vice Chairman. We are confident that Mr. Chapman’s proven track record and vision will guide Renasant to great success.

Financial Performance. Bolstered by the completion of the FBMS merger, we achieved solid performance results in 2025, as illustrated in the table and discussion below.

	Year Ended December 31,
	2025	2024	2023	2022	2021
Diluted EPS (GAAP)	$2.07	$3.27	$2.56	$2.95	$3.12
Adjusted Diluted EPS (non-GAAP)(1)	$3.06	$2.76	$3.15	$3.00	$2.98
Return on Average Common Equity (GAAP)	5.14%	7.92%	6.50%	7.60%	7.96%
Adjusted Return on Average Tangible Common Equity (non-GAAP)(1)	13.79%	11.55%	15.02%	14.20%	13.89%
Return on Average Assets (GAAP)	0.74%	1.11%	0.84%	1.00%	1.11%
Adjusted Return on Average Tangible Assets (non-GAAP)(1)	1.26%	1.02%	1.12%	1.10%	1.16%
Efficiency Ratio (GAAP)	65.00%	63.57%	68.33%	61.88%	65.35%
Adjusted Efficiency Ratio (non-GAAP)(1)	57.46%	66.30%	63.48%	60.77%	65.32%
(1)Adjusted diluted EPS, adjusted return on average tangible common equity, adjusted return on average tangible assets and the adjusted efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures adjust financial measures prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) to exclude intangible assets and certain charges (such as, for 2025, merger and conversion related expenses) with respect to which Renasant is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof. For a reconciliation of these measures to their most comparable measures under GAAP, please see Appendix A, Non-GAAP Financial Measures.
Some of our notable financial results for 2025 are summarized below:
•Net income for 2025 was $181.3 million, down from $195.5 million in 2024. This decrease was due to the $37.6 million of merger and conversion related expenses (which we refer to in this proxy statement as “merger expenses”) and a $50.0 million Day 1 acquisition provision for credit losses and unfunded commitments, each net of tax, offset by growth in earning assets following the completion of the FBMS merger. Net interest income increased $291.8 million for 2025 as compared to 2024 due to the loans added as part of FBMS merger as well as organic loan growth and our success in maintaining our net interest margin.
•Total loans held for investment at December 31, 2025 were $19.0 billion, an increase from $12.9 billion at December 31, 2024. In addition to the loans acquired as part of the FBMS merger, we continued to successfully grow loans in 2025, growing loans held for investment outside the FBMS merger by approximately 7.5% and increasing the average yield on loans by 13 basis points.
•Our average cost of total deposits decreased 32 basis points from the average cost in 2024. We maintained a strong base of core deposits and reduced our reliance on borrowings and other non-core funding (we did not hold any brokered deposits in 2025). These efforts are expected to assist us in managing deposit costs in the current interest rate environment. Including deposits acquired as part of the FBMS merger, noninterest-bearing deposits increased approximately $1.6 billion year-over-year, with noninterest bearing deposits representing 23.5% of our total deposits at December 31, 2025, slightly up from 23.4% at December 31, 2024.
•Noninterest expense increased $190.0 million in 2025 as compared to 2024, primarily due to $49.3 million of merger expenses (pre-tax) and the additional salaries and employee benefits expense associated with FBMS employees who joined Renasant following the merger. Our efficiency ratio for 2025 was 65.0%, down from 63.6% for 2024. Merger expenses added 492 basis points to our 2025 efficiency ratio. (The efficiency ratio divides noninterest expense by the sum of net interest income on a fully tax equivalent basis and noninterest income. It measures the percentage of one dollar that we must expend to generate a dollar of revenue.)
•Asset quality metrics remained relatively stable year-over-year, underscoring our emphasis on prudent underwriting and ongoing credit monitoring. Net loan charge-offs in 2025 were 0.15% of average loans, up 9 basis points from 2024. Non-performing loans as a percentage of total loans was 0.92% in 2025, up four basis points from 2024, while our coverage ratio (the allowance for credit losses as a percentage of total nonperforming loans) remained robust at 167.0% at December 31, 2025, as compared to 178.1% at December 31, 2024.
•Effective December 31, 2025, we sold substantially all of the assets of Southwest Georgia Insurance Services, Inc., an insurance agency we acquired in connection with the FBMS merger.

Compensation. In 2025, our executive pay practices continued to reflect our view that compensation should correlate with our performance, with payouts limited to ensure that compensation remains at appropriate levels. Performance expectations in any given year are impacted by internal and external factors in addition to specific opportunities and challenges presented by mergers and acquisitions activity, such as the FBMS merger. Internal factors relate to initiatives that our executives are expected to implement during the year to, among other things, increase our revenue, control our expenses, maintain our liquidity at adequate levels, improve our operational efficiency and manage our capital. Some initiatives may have a negative short-term impact on earnings or other performance metrics but position Renasant for longer-term growth or profitability. Externally, projections of the general economic climate for the year, especially with respect to changes in interest rates, are also incorporated into expectations about our performance. We use adjusted diluted earnings per share and total shareholder return to evaluate the correlation between shareholder value and compensation, for the reasons explained in the table below.

Correlation Measure	Comparative Compensation Measure	Correlation
Adjusted diluted earnings per share (EPS) (non-GAAP)	Total cash compensation, which includes base salary and an annual performance-based cash award	•EPS is an annual measure of earnings •Cash compensation represents payments with an annual focus
Total shareholder return (TSR)	Total realized compensation, which includes base salary, the annual performance-based cash award and the value of equity compensation, a portion of which is performance-based	•TSR measures the delivery of shareholder value over a longer period •Total compensation, including equity compensation, includes payments that provide value over longer periods
The following tables illustrate the relationship between our chief executive officer’s pay and our performance over the five-year period ending December 31, 2025. For 2025, we use Mr. Chapman’s compensation since he was our chief executive officer at the end of 2025 (and for the majority of the year). Due to the FBMS merger expenses, we have used adjusted diluted earnings per share (non-GAAP) in the table below to compare our chief executive officer’s pay to our core earnings. Please see Appendix A, Non-GAAP Financial Measures, for a reconciliation of adjusted diluted earnings per share to its most comparable GAAP measure. The tables below supplement the pay versus performance disclosures required by SEC rules, which can be found below in the Other Compensation Related Disclosures section under the heading “Pay Vs. Performance.”
The compensation paid to Mr. Chapman and our other named executive officers correlates to our budgeted goals for core earnings and profitability (that is, excluding nonrecurring and/or unusual income and expense, such as those associated with the FBMS merger). In setting our annual budget, the board of directors and executive management consider the impact that the internal and external factors described above are expected to have on our earnings and profitability, based on their own judgment as well as independent investment analysts’ projections. In any year, in light of internal factors and prevailing economic conditions we may budget earnings or profit metrics below the prior year’s results, yet achieving such budgeted amounts will nevertheless represent successful performance for Renasant – perhaps even more success than in the prior year. As a result, executive compensation may increase year-over-year even though our earnings or profitability metrics may decline over the same period.
For 2025, our expectations regarding the impact of the FBMS merger on our net income (beyond one-time items related to the merger) as well as the general economic climate were incorporated into our budgeted goals for core earnings and profitability. We expected the federal funds rate to decline modestly through 2025, weighted toward the end of the year. This rate forecast would result in reduced net interest income and net interest margin compression, as the increase in deposit costs was expected to outpace the increase in loan yields. The FBMS merger and the Federal Reserve’s rate cuts in 2025 generally aligned to our budgeting assumptions; however, we grew loans and maintained yields on earning assets above our projections, driving performance that exceeded budgeted results. A comprehensive discussion of our executive compensation program and Mr. Chapman’s and our other named executive officers’ compensation in 2025, including the performance measures we used to calculate their annual cash awards and decisions we made with respect to equity compensation, a portion of which is performance-based, can be found below in the Compensation Discussion and Analysis section.
Supporting Our Customers, Communities and Employees - 2025 Highlights
Our vision is to be the financial services advisor and provider of choice in each community we serve, thriving as a high-performing company in the ever-changing financial marketplace. Guided by our vision, we are dedicated to delivering exceptional services and expert advice, exceeding the needs of our customers and deepening customer loyalty. We remain focused on executing strategic initiatives that enhance support for our employees, including the over-1,000 new employees who joined Renasant upon the completion of the FBMS merger, as well as understanding and meeting the evolving needs of our customers, deepening our commitment to our communities, and driving sustainable growth for our shareholders.

Our Customers
•We enjoyed increased engagement with our Voice of the Customer program, RNSTX, receiving valuable customer feedback. This program provides Renasant with insights into when, where, and how our customers prefer to bank with us. In 2025, our customers completed almost 12,000 evaluations of our Retail Branches, Customer Experience Center (including Virtual Bankers), Treasury Solutions Team, and Digital Channels. Of these evaluations, 71% received a perfect satisfaction score, representing a 6% increase from the previous year.

•In 2025, one of our main priorities was to continue cultivating and promoting a sales-and-service culture throughout Renasant. We focused on ensuring collaboration, consistency and commitment across all delivery channels. Prioritizing customer relationships and providing personalized experience enables us to understand our customers’ needs better and tailor financial solutions accordingly. By offering strong leadership and recognizing our team’s efforts, we consistently implemented our sales methodology, resulting in improved outcomes and enhanced customer satisfaction, all while leveraging technology to support our success.

•Providing employees with learning and development experiences focused on customer engagement not only supports career growth but also positively impacts both the employee and customer experience. In 2025, over 3,600 employees, including our Customer Experience Center, Retail Branches and Lending Teams, received customer engagement training, equating to more than 9,400 hours of learning and development.

•Our "ATM with Live Banker: program continued to see significant growth in 2025, as we added 11 new Interactive Teller Machines during the year (for a total of 66 ITMS across our footprint). We experienced record usage rates, with over $415 million in deposits, exceeding our $400 million goal, and over 108 Virtual Banker transactions. This customer delivery channel strikes a balance between digital banking and a human touch, enabling our customers to enjoy both a modern and personalized experience. Our enhanced ITM and ATM software and overall program allow us to serve customers better and support ongoing growth. One of our priorities is to excel in bank transformation by increasing online and mobile adoption. We continue to focus on increasing the simplicity, efficiency and functionality of our online mobile platforms, which offer great convenience to our customers. Through enhanced digital services, we aim to deliver tailored solutions that meet the evolving needs of our customers, ensuring a more personalized and streamlined banking experience.

Our Communities
The Renasant Roots Community Empowerment program is designed to provide vital resources, including credit and homeownership education, small business technical assistance, youth mentoring, and fraud mitigation, to help individuals and businesses build strong financial wellbeing. The Renasant Community Foundation was introduced in 2025 to support charitable giving by the Bank. Also in 2025:
•Our commitment to homeownership accessibility remained strong, with 232 Community Homebuyer Mortgage loans issued, totaling $72 million. These loans are designed to assist borrowers in low- and moderate-income census tracts, as well as majority-minority census tracts, under a special-purpose credit program aimed at expanding equitable homeownership opportunities.
•We originated $1 billion in Community Development Loans, supporting local economic development and funding lines of credit for Community Development Financial Institutions that serve underbanked communities.
•Through government-sponsored programs, we provided over $573 million in loans featuring benefits tailored for low- and moderate-income borrowers, ensuring broader access to affordable homeownership and financial stability. We also expanded our down payment and closing cost assistance programs, providing crucial support to homebuyers. In 2025, $2.51 million was allocated to 731 borrowers, helping to reduce financial barriers and improve access to affordable housing in our service areas.
•Our associates, collectively through 45 assessment areas, provided over 2,230 community outreach and volunteer engagements to support strong community and economic development programming rural and urban neighborhoods and communities.

Our Employees
Renasant remains committed to investing in the development of the current and next generation of leaders. Following the completion of the FBMS merger, we launched a comprehensive culture and training initiative to support our employees throughout the integration process. These programs were designed to equip and empower every team member to deliver exceptional customer experiences while strengthening their understanding of our shared systems, processes and service expectations. To address diverse needs and roles, our training offerings spanned a wide range of topics, including technical skills and job knowledge, incorporating micro-learning modules, videos and practical tools to foster both personal and professional growth. Other initiatives in 2025 include:
•In alignment with our strong commitment to leadership development, we hosted the fourth annual Rise with Renasant Leadership Summit. This event brought together over 75 leaders and mentors from across all areas of the organization. The focus was “Unlocking Your Potential” – inspiring positive business outcomes and fostering community, as well as the role leadership development plays in building and sustaining a high-performance team.
•Renasant is dedicated to cultivating a strong company culture. One way we demonstrate this commitment is through our orientation program, “Experience Renasant.” This initiative immerses new employees in our vision, mission, values core behaviors and the vibrant culture that defines our company. In 2025, we provided over 275 new employees with valuable tools and resources to support their success. Additionally, following the FBMS merger, we offered Experience Renasant to an additional 828 employees. Our goal with this program is to ensure an exceptional employee experience and engagement from day one.

•As part of our employee experience strategy, we prioritize internal communication, employee engagement, development and well-being. Central to this strategy is our bi-annual employee satisfaction survey, which allows us to listen directly to our most valuable assets – our employees. With a 91% participation rate, the insights gathered from the survey have been instrumental in launching new strategic initiatives.
•In 2025, Renasant launched “Valuing Our Wellness,” designed to educate and inspire a culture of wellness across the company, and thereby generate measurable increases in employee engagement. We also celebrate employees through referral rewards and “RNSTXcellence” awards, which highlight the importance of providing best in class service both internally and externally.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
Governing Documents and Practices

Corporate Governance Guidelines
The Renasant Corporation Corporate Governance Guidelines (our “Governance Guidelines”) set forth principles that, together with our Articles of Incorporation and our Amended and Restated Bylaws (which we refer to, respectively, as our “Articles of Incorporation” and our “Bylaws”), committee charters and other policies, such as our Code of Business Conduct and Ethics, guide the board’s governance of Renasant. The Governance Guidelines address topics such as director qualifications, the board’s leadership structure, board responsibilities and the conduct of its operations, director education and other matters.
A copy of our Governance Guidelines is available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting “Corporate Governance Guidelines.”

Code of Ethics
We expect our directors, officers and employees to act with integrity and make decisions that are in our best interests and discourage situations that present a conflict between our interests and their personal interests. Under our Code of Business Conduct and Ethics (our “Code of Ethics”), our directors, officers and employees may not, among other things, engage in any business or conduct, or enter into any contract or arrangement, that would give rise to an actual or potential conflict of interest without the prior approval of, for directors, the board or, as to officers and employees, their supervisor. We require our directors, officers and employees to annually certify that they have read and understand their obligations under the Code of Ethics.
A copy of our Code of Ethics is available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting “Code of Business Conduct and Ethics.”

Committee Charters
The board has five standing committees: an executive committee, an audit committee, a compensation committee, an enterprise risk management committee (the “ERM committee”) and a nominating and corporate governance committee (the “nominating committee”). Each committee is governed by a written charter, which is annually reviewed and updated (as necessary).
Copies of our committee charters are available at www.renasant.com by clicking on “Corporate Governance,” then on “Documents, Charters & Selected Policies” and selecting the desired document.

Majority Voting Policy
The board has adopted a “majority voting” policy for the election of directors. Under this policy, which applies only in uncontested elections, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” such election, although still elected to the board, must promptly tender his or her resignation as a director. This resignation will become effective upon acceptance by the board. If a resignation is tendered under these circumstances, the nominating committee will consider the resignation and recommend to the board whether to accept or reject the director’s resignation. No later than 90 days after the shareholders meeting that resulted in a director being required to submit his or her resignation, the board must consider the nominating committee’s recommendation and act on the director’s resignation.
Both the nominating committee’s recommendation and the board’s decision with respect to a tendered resignation may include a range of alternatives, including acceptance of the resignation, rejection of it, or rejection of it coupled with a commitment to address and cure the reasons believed to underlie the “withhold” votes. All relevant factors may be considered by the nominating committee and the board in evaluating whether to accept or reject a director’s resignation. These factors may include the reasons given by shareholders for the “withhold” vote, if known, and the impact on our compliance with SEC regulations and New York Stock Exchange (“NYSE”) listing standards if the director were to no longer serve on the board and the committees on which he or she serves. The director at issue may not participate in the committee’s and the board’s deliberations. The board’s decision will be disclosed in a Current Report on Form 8-K furnished to the SEC promptly after the board arrives at a decision regarding whether to accept or reject the director’s resignation (with the reason(s) for rejecting the resignation, if applicable).

Stock Ownership Guidelines
The board has adopted written stock ownership guidelines applicable to our directors and executive officers. The stock ownership guidelines require each director and executive officer to maintain a meaningful investment in Renasant common stock, which we believe demonstrates a commitment to increasing the long-term value of our stock and aligns the financial interests of our directors and executive officers with those of our shareholders.
Under the guidelines, non-employee directors must own at least 500 shares of common stock within the first year of becoming a director and, within five years of becoming a director, must own stock with a value equal to five times the annual cash retainer. The value of a director’s Renasant stock is determined as of January 1 each year, using the average closing market price of our stock for the 20 trading day period ending on the last day of the prior year. Shares that a director has pledged do not count toward a director’s required minimum ownership levels.
As of January 1, 2026, the guidelines required directors to own Renasant common stock with a value of at least $350,000 (based on the $70,000 annual cash retainer as of January 1). The average closing price of our stock for the 20 trading days ending December 31, 2025 was $36.43. Using that price, all of our directors owned common stock with a total value in excess of $350,000 (and most owned substantially more), other than Ms. Flenorl, who joined the board in April 2023 and thus still has two additional years to satisfy the stock ownership guidelines.
More details about the application of the guidelines to our executives can be found under the heading "Compensation Committee Practices" in the Compensation Discussion and Analysis section below.

Insider Trading Policy
The board has adopted a policy and procedures designed to prevent insider trading of our securities and promote compliance with insider trading laws, rules and regulations and NYSE listing standards. Our insider trading policy prohibits our directors, officers and employees, their immediate family members and entities that they control from (1) purchasing or selling, or giving gifts of, our securities while in possession of material nonpublic information and (2) disclosing material nonpublic information to third parties. The policy also prohibits a Renasant director, officer or employee from trading in the securities of another company while in possession of material nonpublic information about that company or that otherwise might affect the price of such company’s securities, if such information was obtained in the course of his or her service with Renasant. Renasant itself is subject to these restrictions.
Under our insider trading policy, “material nonpublic information” includes matters such as our earnings results, changes in senior management and merger and acquisition activity. Material cybersecurity incidents and significant disruptions to our information technology infrastructure, among other events, are also considered material nonpublic information.
Two additional trading restrictions apply to our directors, senior executive officers and certain other individuals, such as senior accounting staff (all of whom we refer to as “covered persons”):
•A covered person may trade in Renasant securities only during an open “trading window” (and provided that he or she is not otherwise in possession of material nonpublic information). The window opens two trading days after our quarterly earnings release and closes early in the last month of each quarter.
•A covered person may not trade in our securities, even during an open trading window, unless a committee made up of our chief executive officer, our chief accounting officer and our general counsel approves, or “pre-clears,” the transaction in advance. Pre-clearance provides the opportunity to evaluate a proposed trade or gift involving Renasant securities and independently decide whether the covered person possesses material nonpublic information. If a member of this committee is the covered person wishing to trade in our securities, he or she must abstain from the pre-clearance determination.

A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025.
Hedging and Pledging Policy
Renasant maintains a Policy on Hedging or Pledging Company Stock (our “Hedging Policy”). A primary goal of our compensation program and our stock ownership requirements is to align the economic interests of our directors and officers with those of our shareholders. We believe that allowing a director or officer to hedge the economic risk of owning our stock undermines the intended economic alignment. The Hedging Policy prohibits our directors, officers, employees and their respective “designees” (explained below) from entering into a transaction that has the effect of hedging the economic risks associated with the ownership of our common stock. Specifically, our directors, officers and employees and their designees are prohibited from engaging in any of the following activities:
•Purchasing any financial instrument (including prepaid variable forward contracts, equity swaps, collars, exchange funds, puts, calls and similar derivative instruments) or otherwise engaging in any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Renasant securities granted as compensation to, or held, directly or indirectly, by the director, officer or employee; or
•Engaging in short sale transactions in Renasant securities.
A person is a “designee” of a director, officer or employee for purposes of the Hedging Policy if, under the facts and circumstances, the person has been appointed to make decisions that such director, officer or employee should reasonably believe would result in hedging/offsetting prohibited by the Hedging Policy.
Although the Hedging Policy does not prohibit pledging our common stock, stock that a director or executive officer has pledged is not counted when assessing compliance with our stock ownership guidelines.
Our directors, officers and employees must annually certify that they have reviewed our Hedging Policy and understand the restrictions under the policy. For information about whether any of our directors and named executive officers have pledged shares of Renasant stock, refer to the Stock Ownership section below under the heading “Beneficial Ownership of Common Stock by Directors, Nominees and Executive Officers.”

Review and Approval of Related Person Transactions
The board is responsible for reviewing and approving or ratifying all material transactions between us or our subsidiaries and any of our directors (including nominees for election) or executive officers, their immediate family members and businesses with which they are associated, and any shareholder owning more than 10% of our outstanding stock, all referred to as “related persons.” Although we do not have a written related party transaction policy, our Code of Ethics and our employee manual include guidance addressing transactions that present a conflict between the interests of a director, officer or employee and the interests of Renasant or the Bank.
We have adopted written policies to comply with regulatory requirements and restrictions applicable to us, including Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs loans and other extensions of credit by the Bank to its executive officers, directors and principal shareholders).
Additional information about the process the board uses to identify related person transactions and the transactions that the board has reviewed and approved may be found below under the heading “Related Person Transactions.”

Board of Directors
Number and Term. There are currently 18 members of our board of directors, as set forth below:

Gary D. Butler	Jill V. Deer	Jonathan A. Levy
Kevin D. Chapman	Connie L. Engel	E. Robinson McGraw
Donald Clark, Jr.	Rose J. Flenorl	Renee Moore
M. Ray (Hoppy) Cole, Jr.	John T. Foy	Ted E. Parker
John M. Creekmore	Richard L. Heyer, Jr.	Sean M. Suggs
Albert J. Dale, III	Neal A. Holland, Jr.	C. Mitchell Waycaster
As previously disclosed, Dr. Heyer has elected not to stand for reelection as a director. Accordingly, after the 2026 Annual Meeting, assuming that all of our nominees are elected, the board will have 17 members, all in a single class and with a term of office that expires at the 2027 annual meeting. The size of the board, as compared to years prior to the FBMS merger, reflects the addition of the four directors who joined the board prior to the 2025 annual meeting when we completed the FBMS merger on April 1, 2025.
Meetings. Our board held nine meetings in 2025, one of which was part of the board’s annual three-day strategic planning retreat. All directors attended at least 75% of the total number of board meetings and meetings of the committees on which they served. The members of the board who meet the NYSE’s standards for independent directors set forth in Section 303A.02 of the NYSE’s Listed Company Manual met in executive session (that is, a meeting of only directors who are independent directors) seven times during 2025. Mr. Creekmore, our “lead director” (see “Board Leadership Structure” below) presided over the executive sessions.
Tenure and Refreshment. The board strives to ensure that there is an appropriate mix of tenures among the directors, as the board values both the insight that long experience as a director of a financial institution brings and also the fresh perspective associated with newer board members. The board has concluded that arbitrary deadlines on board service, such as tenure limitations or a mandatory retirement age, do not promote its goal of achieving its desired mix of short- and long-tenured directors. Accordingly, we do not have a formal policy governing the tenure of the members of the board of directors, nor is there any mandatory retirement age for directors.
The table below shows the average tenure of our independent directors immediately following the 2026 Annual Meeting and the four prior annual meetings. The board believes that it has generally been successful in refreshing the board’s membership and maintaining an appropriate balance between short- and long-tenured directors. The addition of three independent directors following the completion of the FBMS merger on April 1, 2025 explains the decline in the average tenure of our independent directors from 2024 to 2025.

15.0
14.0
13.0
12.0
11.0
10.0
9.0
Years of Service
12.5
12.3
13.0
10.3
11.1
2022
2023
2024
2025
2026
Year of Annual Meeting

In calculating the average tenure in the table, we consider a newly-elected director to have a term of zero years. Of the 13 independent directors serving on the board as of the 2026 Annual Meeting, five will have served on the board for six or fewer years, three will have served for between six and 15 years, and five will have served for over 15 years.
Our nominating committee monitors the make-up of the board and directors’ intentions about their continued board service to ensure that, if a director intends to retire or otherwise step down from the board, a suitable replacement can be timely identified, if the committee determines it necessary to replace the director. Further, as discussed below, the nominating committee annually assesses the performance of our directors. If the nominating committee finds that a director’s performance needs improvement, the nominating committee may counsel the director on the need for improvement or decide to not re-nominate the director for election at the next annual meeting.
Identification of Candidates for Election. Usually, nominees for election to the board are proposed by the current members of the board or executive management. Renasant also maintains regional and community advisory boards, composed of prominent individuals from the applicable region or community. These boards are designed to assist our leadership in better understanding the dynamics of our key markets and thereby identifying opportunities for banking and other financial services relationships in such markets. An ancillary benefit of these advisory boards is the identification of potential candidates for nomination for election to the board of directors. Directors Gary Butler and Rose Flenorl were members of Renasant’s Mississippi regional board and West Tennessee regional board, respectively, prior to their election to the board of directors. Their service on these boards demonstrated that, in addition to their excellent credentials, they possessed the other qualities and skills that the nominating committee has determined a Renasant board member should possess.
The nominating committee will also consider candidates that shareholders and others recommend, and the committee uses the same criteria in assessing such candidates as it does for candidates proposed by the committee, another board member or executive management. More information about the process for shareholder recommendations may be found below under the heading “Director Nominations and Other Shareholder Proposals for the 2027 Annual Meeting” in the subsection titled “Process for Shareholder Recommendations of Director Nominees.”
Board, Director and Committee Performance Assessments. As part of its efforts to ensure that we have a high-functioning board with the collective experience, qualifications and skills necessary to guide a financial institution such as Renasant, our nominating committee annually oversees a board assessment and a director peer assessment, and each committee of the board performs its own self-assessment.

Board Assessment	Director Peer Assessment	Committee Self-Assessment
The board assessment, which is administered by an independent third party, asks each director to anonymously provide his or her opinions on various topics including:
• the interaction between the board and management
• the organization of the board, including its committee structure
• the conduct of board and committee meetings
•each director’s fulfillment of his or her responsibilities as a director
• director compensation
The 2025 board assessment also asked directors for their feedback on the integration and orientation of the directors that joined the board following the FBMS merger.

The peer assessment is designed to obtain each director’s views about the contribution of each director (including himself or herself) to the board and their participation in board and committee meetings and other board activities. The assessment also helps the nominating committee identify areas where a director can improve his or her performance in order to enhance the director’s contribution to the overall functioning of the board and its committees. As part of the assessment process, the nominating committee formally interviews each director at least every three years to discuss the results of the peer assessment, including any issues identified therein or discrepancies between the director’s self-assessment and the peer assessment, and the director’s willingness to continue to serve on the board. This information is one factor the nominating committee uses to determine whether to nominate each director for reelection.

Committee self-assessments are conducted annually and elicit input from committee members regarding the committee’s performance of its responsibilities as set forth in its charter or as otherwise delegated to it by the board.
The committee assessment also seeks feedback on the efficiency of the committee’s operations, the contribution of each committee member to the committee’s operations, and ways that the committee can better fulfill its purpose.

Board Assessment	Director Peer Assessment	Committee Self-Assessment
After analyzing the results, the nominating committee makes recommendations to improve the operations of the board and to address any deficiencies that have been identified during the assessment process.

Director Independence
The board has determined that each of our directors satisfies the tests to be considered an “independent director” set forth in Section 303A.02 of the NYSE Listed Company Manual, with the exception of Messrs. Chapman, Cole, McGraw and Waycaster who are not independent directors because they are either Renasant employees or former employees. When determining each non-employee director’s status as an “independent director,” the board evaluated the following relationships involving Renasant or the Bank:
•Transactions involving a director, members of his or her immediate family and businesses with which they are associated and Renasant or the Bank. More information about these transactions may be found below under the heading “Related Person Transactions.”
•Employment relationships between the Bank and directors’ immediate family members. The Bank employs Mr. Creekmore’s son as a portfolio manager in the Bank’s corporate banking department and Dr. Heyer’s son as a senior managing director of Park Place Capital Corp., Renasant’s financial advisor subsidiary. The Bank also employs Mr. Cole’s son as the Bank’s chief of staff. None of these individuals is an “executive officer” for purposes of SEC rules. More details about our employment of Mr. Creekmore’s son, Dr. Heyer’s son and Mr. Cole’s son can be found in this section below under the heading “Related Person Transactions.”
None of these directors participate in any deliberations or decisions about his son’s employment with Renasant or his compensation therefor, and each director abstains from any vote related to his son’s position at Renasant or his compensation.
Board Leadership Structure
Our board leadership consists of our chairman and lead director, as described in more detail below.
Chairman. E. Robinson McGraw serves as chairman of Renasant’s and the Bank’s board. We believe Mr. McGraw’s service as our chairman enhances the board’s operations. As a former employee and a seasoned director, he is an effective bridge between our non-employee directors and management. Given Mr. McGraw’s long service as a senior executive officer of Renasant, he has deep insight into the development of Renasant’s strategic plan and the decision-making required of management in order to capitalize on the opportunities, and overcome the challenges, presented by the goals set forth in our strategic plan, including our mergers and acquisitions activities. However, he is also able to take a more objective view of our strategy, as he is not responsible for overseeing our day-to-day operations. With such a deep knowledge of Renasant, Mr. McGraw is well suited to lead the board’s discussions.
Lead Director. John M. Creekmore serves as “lead director” of our board of directors and is a member of the board’s executive committee. The members of the board who satisfy the tests to be considered an “independent director” for purposes of the NYSE Listed Company Manual select our lead director; no lead director is required if the chairman qualifies as an “independent director.”
The lead director serves as an independent counterbalance to the chairman of the board and essentially as a co-equal. The duties of the lead director are described in our Bylaws and include the following:
•Scheduling and setting the agenda for board meetings with the chairman;
•Scheduling, setting the agenda for, and chairing all executive sessions of the “independent directors” of the board;
•Determining the appropriate materials to be sent to directors for all meetings;
•Acting as a liaison between the board and the chief executive officer and our other executive officers;
•Assisting the compensation committee in evaluating the chief executive officer’s performance;

•Assisting the nominating committee in its annual assessment of the board’s committee structure and each committee’s performance; and
•Overseeing the board’s communications with our shareholders.
In addition, the lead director may call the board into executive session to discuss matters outside the presence of the chairman and other non-independent directors. The lead director is also expected to familiarize himself with Renasant, the Bank and the banking industry in general. He also is expected to keep abreast of developments in the principles of good corporate governance.
Board Composition and Skills
The nominating committee evaluates and recommends potential new directors based on the needs of the board and Renasant generally. The nominating committee’s objective is to craft a board composed of individuals with a mix of backgrounds and experiences and possessing, as a whole, the experience, qualifications and skills necessary to guide a publicly-traded financial institution of Renasant’s size and scope of operations.
Although there is no formal policy, our Governance Guidelines state that Renasant believes that board membership should reflect diversity in its broadest sense in order to promote the inclusion of different perspectives and ideas. The nominating committee considers a candidate’s gender, age, ethnicity, experience, education, geographic location (focusing on areas where Renasant operates) and difference of viewpoint when evaluating his or her qualifications for election to the board. Immediately following the 2026 Annual Meeting, the board will have four female directors (30% of the board), with two African-American members and 15 White members. The board will continue its efforts to identify qualified individuals to serve on the board from a wide range of backgrounds.
Qualifications and Skills. In addition to the minimum stock ownership requirements included in our Bylaws, the nominating committee requires, absent unusual circumstances, that a candidate to be nominated for election to our board possess the following qualifications:
•“Independence” for purposes of the NYSE’s independence requirements for directors and SEC rules and regulations;
•Significant business experience in banking, financial services or other business, or in marketing, finance, legal, accounting, information technology or other professional disciplines;
•Diversity, as described above;
•Familiarity with and participation in the communities in which we operate;
•Prominence and a highly-respected reputation in his or her profession;
•A proven record of honest and ethical conduct, personal integrity and independent judgment;
•The ability to represent the interests of our shareholders and other stakeholders (including, for example, our employees and customers and the communities we serve); and
•The ability to devote time to fulfill the responsibilities of a director and to enhance his or her knowledge of the banking and financial services industry in general and Renasant in particular.
As shown by the discussion of each director’s background under the heading “Members of the Board of Directors” in the Board Members and Compensation section below, each non-employee director currently serving on our board possesses the foregoing general qualifications. Beyond these general qualifications, we believe that the board, as a whole, possesses the specific skills necessary to meet the nominating committee’s objective in crafting the board described above. Among other competencies, the board’s overall skillset includes the following:

• Executive Leadership - Experience as a chief executive officer or other C-suite professional, business line leader or other role demonstrating leadership expertise	• Strategic Planning - Record of playing a meaningful role in formulating a company’s strategic goals and implementing operating plans to achieve such goals

• Financial Industry - Executive or other significant experience in banking, wealth management or other financial services	• Financial Expertise - Service as a certified public accountant or in a leadership role overseeing a company’s or major division’s accounting or financial reporting function
• Information Technology/Cybersecurity - Experience in information technology matters, such as artificial intelligence, cybersecurity, data management and the incorporation of technology into operations
• Risk Management - Experience managing risk, or overseeing the risk management function of an organization or significant business function
• Legal and Regulatory - Experience as a general counsel or practicing attorney, including representing clients in highly-regulated industries	• Public Company - Prior service as a public company board member (other than Renasant) or senior executive or other experience in corporate governance matters
• Mergers & Acquisitions - History of senior leadership, as an executive or advisor, or other significant involvement in M&A activities	• Real Estate - Record of meaningful involvement in the acquisition, financing and development of commercial real estate
The directors, as a group, possess all of the skills listed above, even if each individual director may not. The nominating committee continues to monitor the overall skillset of our board, taking into account changes in the operating environment for financial institutions like Renasant, in an effort to ensure that the board continues to possess the right mix of experience and skills necessary to oversee Renasant’s operations.
Director Education. Our board recognizes that, to assist our directors in fulfilling their responsibilities as a Renasant director, it is essential that each director stay abreast of developments in the financial services industry and the risks facing financial institutions similar to us as well as corporate governance best practices for publicly-traded companies. The board taps internal and external resources to obtain the necessary education and training. Several times each year, Renasant’s management or our external advisors conduct board presentations on the policies, procedures and controls governing various facets of our operations. These presentations assist directors not only in satisfying their responsibilities on various committees but also in performing an informed review of the work of committees on which they do not serve. Each committee also periodically receives management presentations on topics relevant to the committee’s work. In 2025, board training included the following topics, among others:
•Lending and Credit. Our chief credit officer made a presentation to the board on credit risk. The presentation focused on, among other things, our processes and procedures for identifying and mitigating credit risk, both at loan origination and thereafter, our current credit quality, and future opportunities and risks with respect to loan growth and credit quality.
•Tax. Our director of tax made a presentation to the board detailing Renasant’s strategies to generate tax savings, both historically and on a prospective basis, and to mitigate risk with respect to income taxes.
•Compliance. Our chief risk officer and chief compliance officer gave a presentation on our enterprise risk management framework and our policies and procedures relating to regulatory compliance, focusing on the continued refinement of the framework over the course of 2025 and expected developments in 2026. The presentation addressed, among other things, the integration of FBMS’s risk management framework into ours following the merger, the current status of fair lending and Community Reinvestment Act compliance and expectations for 2026, as well as the Bank’s continued efforts to combat fraud.
In addition, at each board meeting in 2025, our general counsel advised the board on any material regulatory developments impacting Renasant. At the board’s 2025 strategic planning retreat, outside advisors briefed the board about the opportunities and challenges with respect to mergers and acquisitions, shareholder activism trends, the current regulatory landscape and corporate governance matters.
Members of the board are also expected to take advantage of external education opportunities to enhance their knowledge of corporate governance and to satisfy their obligations as a financial institution director, including improving their ability to oversee management in identifying and mitigating the various risks facing Renasant. We bear the cost of the directors’ external education.

Board Committees
The members of each of our executive, audit, nominating, compensation and ERM committees as of the date of this proxy statement, and a brief description of each committee’s responsibilities, are below.

Executive Committee
John M. Creekmore, Chair Neal A. Holland, Jr. Kevin D. Chapman Albert J. Dale, III John T. Foy E. Robinson McGraw
The executive committee exercises the power and authority of the full board of directors between scheduled board meetings. Among other things, the executive committee takes a lead role in overseeing the preparation of our annual budget and succession planning for our senior management. The executive committee’s authority to act on behalf of the full board is subject to limitations imposed by Mississippi law and the committee’s charter.
The executive committee is composed of the chairman of the board, the lead director, the chief executive officer and three additional directors who satisfy the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual. The executive committee met 14 times in 2025.

Audit Committee
John T. Foy, Chair Jill V. Deer Gary D. Butler Connie L. Engel Renee Moore Sean M. Suggs
The audit committee’s responsibilities include the following:
•Appointing, approving the compensation of and overseeing our independent registered public accountants;
•Monitoring the integrity of our financial reporting process and system of internal controls;
•Monitoring the independence and performance of our independent registered public accountants and internal audit department;
•Pre-approving all auditing and permitted non-audit services provided by our independent registered public accountants;
•Facilitating communication among our independent registered public accountants, management, the internal audit department and the board of directors; and
•Establishing procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
The Report of the Audit Committee and Independent Registered Public Accountants sections below describe the actions taken in 2025 and the committee’s processes. In 2025, the committee held 13 meetings.
Each member of our audit committee satisfies the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual, meets the other requirements for audit committee membership in the NYSE Listed Company Manual and meets all independence requirements under SEC regulations. The board has determined that Ms. Moore and Mr. Suggs each qualify as an “audit committee financial expert” under applicable SEC regulations and satisfy the financial literacy requirements under the NYSE Listed Company Manual.

Nominating and Corporate Governance Committee
Neal A. Holland, Jr., Chair John M. Creekmore Gary D. Butler Donald Clark, Jr. John T. Foy Ted E. Parker
The nominating committee evaluates, nominates and recommends individuals for membership on our board of directors and board committees. Specific information about our director selection process is above under the heading “Board Composition and Skills.” In addition, the committee oversees the formation and implementation of our governance policies, including our Governance Guidelines and stock ownership guidelines, and oversees the annual board and director performance assessments. The committee also takes a lead role in board oversight of our efforts with respect to corporate social responsibility matters. More information about our Governance Guidelines, stock ownership guidelines and these assessments may be found under the “Governing Documents and Practices” and “Board of Directors” headings above.
Each member of the nominating committee satisfies the tests to be considered an “independent director” under the NYSE Listed Company Manual. The committee met eight times in 2025.

Compensation Committee
Albert J. Dale, III, Chair Donald Clark, Jr. Jill V. Deer Neal A. Holland, Jr. Jonathan A. Levy Sean M. Suggs
The compensation committee’s primary functions are setting our overall compensation strategy and administering the compensation of our named executive officers and other senior executive officers. The committee also administers our clawback policy, among other responsibilities. The Compensation Discussion and Analysis section below explains the compensation committee’s processes and procedures with respect to our executive compensation program and discusses the specific decisions about the 2025 compensation of our named executive officers. The committee met eight times in 2025.
Each member of the committee satisfies the tests to be considered an “independent director” set forth in the NYSE Listed Company Manual and is a “non-employee director” as defined in SEC regulations. In determining independence, the board considered each member’s ability to be independent from management in light of his or her relationships with us and the Bank, including any compensation (such as consulting, advisory or other compensatory payments) received from us or the Bank or any other source that might impair the director’s independent judgment, including whether he or she is our affiliate and additional relevant factors.

Enterprise Risk Management Committee
Jill V. Deer, Chair John T. Foy Gary D. Butler Donald Clark, Jr. John M. Creekmore Albert J. Dale, III O. Leonard Dorminey* Neal A. Holland, Jr.
The ERM committee has overall responsibility for our enterprise-wide risk assessment, management and oversight process. To ensure that the committee has insight into our overall operations, the chairs of our executive, audit, compensation and nominating committees and the Bank’s credit review and technology committees are members of the ERM committee. More information about our risk assessment and management infrastructure and the ERM committee’s role therein can be found below under the heading “Role of the Board in Risk Oversight.”
Each member of the ERM committee satisfies the tests to be considered an “independent director” under the NYSE Listed Company Manual. In 2025, the committee met five times

*Mr. Dorminey is a member of the Bank’s board of directors only. He is the chair of the Bank’s credit review committee.
Committee Appointments. The board of directors appoints the members of board committees annually, based on recommendations of the nominating committee (which consults with our chairman and lead director in formulating these recommendations). Appointments are typically effective as of the annual meeting each year. As stated in our Governance Guidelines, the board believes that committee appointments should be based on a director’s knowledge, interests and areas of expertise. In making its recommendations, in addition to ensuring that directors with expertise specific to a committee’s responsibilities serve on such committee, the nominating committee focuses on maintaining experience and continuity in committee operations while also incorporating fresh perspectives. A director may serve on more than one committee.

We update our corporate website to reflect any changes in committee membership. You can find this information by going to www.renasant.com, clicking on “Corporate Governance” and then clicking on “Committee Composition.”
Role of the Board in Risk Oversight
Oversight. Our full board of directors is ultimately responsible for the oversight and management of our risk management and mitigation functions. The following are some the most significant risks facing Renasant (although this list is by no means exhaustive):

•Credit risk	•Operational risk
•Interest rate/liquidity risk	•Financial reporting risk
•Compliance/legal risk	•Human capital management risk
•Cybersecurity/information security risk	•Compensation risk
To assist the board in determining whether executive management has implemented sufficient processes and procedures to identify and mitigate the above risks as well as other identified risks, the board primarily acts through its committee structure. The board’s ERM committee is responsible for: identifying enterprise-wide risks, both immediate and longer-term; assessing how risks within each category affect other risks within that category and in other risk categories; and facilitating our operations within risk tolerance levels that are established annually by management and approved by the board. The ERM committee:
•Oversees and assists management in the risk assessment process and the implementation of comprehensive risk management processes and procedures,
•Annually reviews and approves our overall risk appetite and risk tolerance levels within each identified category of risk suggested by management, and
•On an ongoing basis, adopts policies and reviews the procedures and controls management has implemented that are intended to identify, manage and mitigate risk.
The ERM committee’s work is supported by our management enterprise risk and compliance committee (our “management risk committee”), a management committee led by our chief risk officer whose membership includes our chief executive officer and the leaders of our major business lines and back office functions. The management risk committee reviews the information to be reported to the ERM committee and provides a forum for Renasant’s executive management to review and discuss existing risks, related trends and the status of risk mitigants therefor, and also to call attention to emerging risks that Renasant may need to address. The management committee’s activity enables more informed and focused reporting of risk issues by management to the ERM committee and the board.
The following discussion describes in more detail the risks listed above and the role of the ERM committee and other committees of the board (or the board of the Bank), working with management committees that report to these committees, in identifying and mitigating these risks:
•Credit Risk. The Bank’s credit review committee is primarily responsible for credit administration, oversight of asset quality, review of the adequacy of our allowance for credit loss, and monitoring other risks arising from our lending activities, such as the risks presented by the various categories of lending that we engage in and risks posed by excessive concentrations in any particular loan category. Among other things, this committee approves the Bank’s loan policy manual and any changes to our loan policies. The credit review committee’s work is supplemented by a number of management committees that report to it on various aspects of our lending activities, such as the lending strategy committee, problem asset review committee and concentration management committee.
•Interest Rate and Liquidity Risk. Our goal is to structure our asset-liability composition in a way that (1) maximizes our net interest income while minimizing the adverse impact of changes in interest rates on interest income and capital and (2) provides adequate sources of short- and long-term liquidity under both the current interest rate environment and various hypothetical interest rate scenarios. The ERM committee oversees this process, assisted by our management asset/liability committee (which monitors our interest rate sensitivity and makes decisions relating to that process) reporting to the management risk committee. The asset/liability committee also monitors deposit concentrations and our level of uninsured deposits.
•Compliance and Legal Risk. The ERM committee monitors our efforts to comply with applicable banking and securities laws and regulations, including those relating to fair lending, consumer protection, anti-money laundering/combatting the funding of terrorism, community reinvestment and privacy. Our chief risk officer reports on issues related to compliance and legal risk that we have identified and the steps that management has implemented, or will implement, to prevent the occurrence of any identified risk or, where complete prevention is impossible, to mitigate the impact on Renasant. The management risk committee has general responsibility for overseeing Renasant’s compliance management system, programs, policies and procedures and ensuring that they are designed to identify, manage and mitigate the various compliance and regulatory risks facing Renasant. Renasant also maintains a standing fair lending compliance committee, which includes our chief risk officer and chief compliance officer, whose activities are reported to the management ERM committee, which in turn, reports to the board ERM committee.
The audit committee assists the ERM committee in its oversight of compliance and legal risk. In addition to addressing financial reporting and operational risk as discussed below, at each meeting the audit committee receives a report from our general counsel regarding pending litigation, including employment-related claims. The purpose of this report is not only to understand the immediate risk posed by outstanding litigation but also to identify any trends or common themes raised by such litigation that indicate that a policy, procedure or operating practice is creating legal risk to Renasant that management can remediate or mitigate. The audit committee also discusses matters reported on our anonymous whistleblower hotline and management’s response to any such report.
•Cybersecurity and Information Security Risk. The ERM committee and the Bank’s technology committee oversee risks related to our technological infrastructure, use of artificial intelligence, information security, cybersecurity, business continuity and disaster recovery programs. These committees meet quarterly, and their activities are reported to the full board. The technology committee is responsible for the oversight of our strategies and operations with respect to information technology matters, including the implementation of artificial intelligence capabilities into the Bank’s client-facing and back-office operations, and related risks. In addition, at each meeting the technology committee receives a report from our chief information security officer on information security and cybersecurity risk, including, among other topics, the status of any cybersecurity and network security initiatives designed to enhance our cybersecurity, emerging cybersecurity risks that may not yet be addressed by existing risk metrics and management’s plans to mitigate such risks, and employee training on cybersecurity. The chair of the technology committee is a member of the ERM committee, enabling the chair to discuss with the ERM committee the chief information security officer’s report as well as other matters related to our technological infrastructure and the impact thereof on matters within the ERM committee’s focus.
The ERM committee incorporates the assessment, monitoring and mitigation of cybersecurity risk into its monitoring of Renasant’s broader enterprise risk management function. We track numerous cybersecurity risk metrics, and at each meeting the ERM committee receives a report from our chief risk officer on the status within established tolerances of each risk metric as well as management’s assessment of the metric’s risk trend. These metric reports give the ERM committee a broad view of the aggregate cybersecurity risk that we face at any particular time, insight into any particular areas of risk, and an opportunity for the committee to discuss with management the steps taken or plans to address risks that are out of tolerance or trending in that direction. In addition to this report, the chief information security officer’s report to the technology committee described above is included in the materials for ERM committee meetings, and the chief information security officer attends ERM committee meetings to provide additional detail and answer committee members’ questions about this report.
For additional information about Renasant’s cybersecurity policies, procedures, and governance, please refer to the information in Item 1C, Cybersecurity, in our Annual Report on Form 10-K for the year ended December 31, 2025.
•Operational Risk. Operational risk is the risk of loss associated with our day-to-day banking activities arising from failures caused by or related to system or processing errors, internal and external fraud, legal claims and business disruptions, including disruptions at our third party vendors. Renasant has an operational risk management program and process designed to (1) identify Renasant’s existing operational controls and any gaps in such controls, and then work with lines of business to implement new controls, or strengthen existing ones, to eliminate or at least mitigate any control weaknesses, and (2) quantify the operational risks arising from our normal operations, so that executive management can make informed decisions on whether to assume such risks or take steps necessary to remediate them (which could include discontinuing an area of operations entirely). The ERM committee oversees operational risk, receiving reports at each meeting on the status of various operational risk metrics.
•Financial Reporting Risk. The audit committee is responsible for matters that fall within this category of risk. This committee meets regularly with management, our independent registered public accountants and our internal auditors (outside the presence of management) to discuss the integrity of our financial reporting processes and internal controls and the steps taken to monitor and control related risks; as noted above, the committee also monitors reports to our anonymous whistleblower hotline. The audit committee’s work is aided by two management committees, one focusing on the adequacy of our allowance for credit losses and the other that ensures, among other things, that management develops and maintains adequate internal controls. In addition, at almost every meeting the audit committee receives a management presentation designed to give the committee a better understanding of our operations and how the subject of the presentation impacts our overall operational risk.
The audit committee also oversees our internal auditors. Our internal audit department provides an independent, objective assurance function by evaluating and making recommendations for improving the effectiveness of risk management, control and governance processes throughout Renasant. The internal auditors also help management assess the effectiveness of our internal control over financial reporting. At each audit committee meeting, the director of internal audit reports to the committee on the auditors’ review work since the prior audit committee meeting and the status of management efforts to address internal audit findings.
•Human Capital Management Risk. Human capital management risk refers to the risk that Renasant will not sustain a workplace environment that attracts and retains a workforce with the background and skills necessary to achieve our strategic goals and support our corporate culture. The board oversees this risk by periodically receiving reports from management on, among other matters, employee recruitment, retention and development efforts, employee promotions and turnover, and the competitiveness of Renasant’s compensation and benefits. The board also monitors management’s response to significant events impacting Renasant’s workforce, such as work-from-home arrangements. Finally, the ERM committee tracks numerous risk metrics relating to human capital matters such as those described above, and at each meeting the ERM committee reviews the status of these metrics within prescribed tolerances.
We maintain a management committee whose purpose is to monitor and advance our efforts toward fostering, cultivating, and preserving a culture of belonging at Renasant. Our chief community development and corporate social responsibility officer provides the board periodic updates on these efforts, including successes and engagement status.
•Compensation Risk. The compensation committee evaluates risks associated with our executive compensation program. The activities of the compensation committee in this regard are described in more detail in the Compensation Discussion and Analysis section below. The compensation committee is assisted by the incentive compensation committee, which is composed of senior management and reports directly to the compensation committee. The incentive compensation committee reviews our cash and equity incentive compensation arrangements (for both executive and non-executive employees) to ensure that these arrangements appropriately balance risks and financial rewards in a manner that does not encourage or expose Renasant or the Bank to imprudent risks, whether financial, credit, regulatory or otherwise. Annually, management submits to the incentive compensation committee a risk assessment that describes both the risks presented by our incentive compensation arrangements and the procedures in place to mitigate the identified risks. The incentive compensation committee then presents this risk assessment to the compensation committee for its review. As part of this review process, these committees may recommend changes to incentive plans or the adoption of additional procedures to further mitigate the risks presented by our incentive compensation arrangements.
Policies and procedures we have adopted to address risks associated with our executive compensation program are described in the Compensation Discussion and Analysis section below. Other compensation-related risk mitigation practices apply to specific groups of employees. For example, our lenders may be eligible for incentives based on their loan production. This creates a risk that a lender may make riskier loans to boost his or her incentive. We address this risk by, among other things, requiring that a lender satisfy loan quality thresholds consistent with our overall goals for loan portfolio performance as a condition to his or her eligibility to receive an incentive payment. As another example, mortgage originators are compensated on a commission basis, based on the volume of loans originated. This creates a risk that employees may focus on high-income census tracts, to the exclusion of low- and moderate-income areas, potentially exposing us to regulatory criticism. We address this risk by, among other things, adopting goals for lending in low- and moderate-income areas. The incentive compensation committee monitors our incentive compensation arrangements on an ongoing basis to determine whether additional risk mitigants are necessary.
At each board meeting, the board of directors receives reports and other information on the committees’ activities since the prior board meeting. To the extent that any risk reported to the full board needs to be addressed outside the presence of management, the board may call an executive session to discuss the matter.
In addition to our full board of directors and committee structure, Mr. Chapman, who as chief executive officer ultimately is responsible for management’s implementation of our risk management processes, supports the board’s oversight of risk by providing access to information and employees as well as updates on the implementation of recommendations by our committees. Mr. Creekmore, as lead director, leads an independent review of the risk assessments developed by management and reported to the committees. Finally, as discussed above, we have (1) a chief risk officer, who leads our risk management department and in such role oversees management’s assessment of the risks we face, the determination of risk tolerance levels and the implementation of effective risk management processes and procedures, and (2) a director of internal audit, who leads our internal audit department and provides another layer of testing of management’s risk identification and mitigation efforts.

Related Person Transactions
Review and Approval of Related Person Transactions. The board reviews and approves (or ratifies) material transactions involving related persons (that is, our directors and executive officers, members of their immediate families and businesses with which they are associated) to determine that the terms are substantially the same as the terms that would be expected if the transaction were with a person or entity that is not related to us or the Bank. To identify related person transactions, our directors and executive officers annually complete a Regulation O questionnaire (in the summer) and a Director and Officer Questionnaire (in December). Both questionnaires require our directors and executive officers to disclose their related persons and any transactions with us in which they or a related person has an interest. In addition, we review loan and deposit balances as well as accounts payable to vendors to further identify transactions in which a related party may have an interest.
The types of transactions that must be reviewed and approved (or ratified) by the board of directors include extensions of credit and business relationships. When the board reviews and approves or ratifies transactions, the director or executive officer associated with the matter (if any) is not present while discussions and deliberations are held and, if the transaction involves a director, the director must abstain from voting on the matter.
Indebtedness of Directors and Executive Officers. Certain of our directors and executive officers, members of their immediate families and businesses with which they are associated are customers of the Bank and have entered into loan transactions with the Bank (which may involve a director or executive officer’s guaranty of a loan to an associated business). These transactions were made in the ordinary course of the Bank’s business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Renasant or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Bank’s board of directors approved all such loans in accordance with the Federal Reserve’s Regulation O and other bank regulatory requirements.
Other Ordinary Course Transactions. In addition to the loan transactions described above, we have deposit and other financial services-related relationships in the ordinary course of the Bank’s business with our directors and executive officers, members of their immediate families and businesses with which they are associated. We expect to engage in similar transactions with these persons in the future. All depository and other financial services-related relationships with these persons were made in the ordinary course of the Bank’s business and involved substantially the same terms, including interest rates and fees (as applicable), as those prevailing at the time for comparable relationships with persons not related to Renasant or the Bank.
Employment Relationships. As discussed above under the heading “Director Independence,” the Bank employs the sons of three of our directors, as follows:
•Mr. Creekmore’s son is a portfolio manager in the Bank’s corporate banking department. For 2025, his total compensation, including his annual cash incentive, was approximately $134,270.
•Dr. Heyer’s son is a senior managing director of Park Place Capital Corp., our investment advisor subsidiary. For 2025, his total cash compensation, including his annual cash incentive, was approximately $913,476, and he received an award of 813 shares of time-based restricted stock.
•Mr. Cole’s son serves as the Bank’s chief of staff, joining Renasant upon the completion of the FBMS merger. His total 2025 cash compensation from Renasant, including his annual cash incentive, was approximately $188,050.
This compensation paid to each of Mr. Creekmore’s son, Dr. Heyer’s son and Mr. Cole’s son is consistent with that paid to similarly-situated employees of Renasant and the Bank. None of these individuals is an “executive officer” of Renasant under SEC rules.
Legal Proceedings Involving a Director or Executive Officer and Renasant or the Bank
We are not aware of any current legal proceedings where any of our directors, executive officers or other affiliates or any associates of any of the foregoing, is a party, or has a material interest, adverse to us, the Bank or any of our other subsidiaries.

Communicating with the Board of Directors

Although we have no formal policy, shareholders and other interested parties may send communications to the board, the independent directors on the board as a group, and individual directors by either of the following means:
•By writing to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Board of Directors; or
•By contacting James C. Mabry IV, our Chief Financial Officer, by phone at (662) 680-1281 or by e-mail to Jim.Mabry@renasant.com.
Any written communication to the Board of Directors will be delivered to our lead director for review. For any communications that Mr. Mabry receives, he will forward to the audit committee any communication concerning employee fraud or accounting matters, and he will forward to Mr. Creekmore any communication addressed to the board or our independent directors generally or otherwise relating to corporate governance or requiring action by the board of directors. Mr. Mabry will directly respond to communications that may be addressed most effectively by management.
Director Nominations and Other Shareholder Proposals for the 2027 Annual Meeting
Process for Shareholder Recommendations of Director Nominees. Shareholders may recommend candidates for election to the board of directors, up to the number of directors to be elected at the relevant shareholder meeting. Recommendations should be addressed to Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, Attention: Secretary. Recommendations must be submitted to us no earlier than December 29, 2026, and no later than January 28, 2027, for consideration as a possible nominee for election to the board at our 2027 annual meeting.
The advance notice and eligibility provisions that apply to shareholder recommendations of director candidates are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Among other things, a shareholder’s notice must include the following information as to each nominee:
•All direct and indirect compensatory and other material arrangements or understandings during the prior three years between or among the nominee and the recommending shareholder(s) (as well as any affiliate, associate or other person acting in concert with the recommending shareholder(s)), as well as any other material relationships between or among such parties, including information that would have to be disclosed under Item 404 of Regulation S-K if the recommending shareholder and any beneficial owner on whose behalf the recommendation has been made, if any, or any affiliate, associate or others acting in concert with them were the registrant;
•All information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; and
•The nominee’s written consent to being named a nominee of such shareholder (and, if applicable, to be listed on Renasant’s proxy card) and to serve as a director if elected.
In addition, a shareholder’s notice must also include certain other information, as described in more detail in our Bylaws, including the following:
•the name and address of the nominating shareholder,
•the shareholder’s agreement to appear in person or by proxy at the meeting to bring such nomination as well as a representation that at least the percentage of shareholders necessary to elect such nominee will be delivered a proxy statement or otherwise be solicited for their proxy in support of the nomination (this representation must address whether shareholders with at least 67% of our outstanding stock will be solicited), and
•information relating to, among other things (1) all direct and indirect ownership interests (including hedges, short positions and derivatives) and economic interests in our stock (such as rights to dividends) and all proxies and other arrangements to vote our stock held by the nominating shareholder and (2) all other information that the shareholder would be required to disclose under Section 14 of the Exchange Act in connection with the solicitation of proxies by a shareholder in a contested election.
If a shareholder intends to recommend a nominee for election as director on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the information described above with respect to the beneficial owner. Finally, the nominating shareholder must provide such information with respect to any affiliates, associates and others acting in concert with the shareholder and, if applicable, such beneficial owner.
The shareholder must also update any information so that the information provided in the shareholder’s notice is true and correct as of both the record date of the shareholder meeting and the date that is ten days prior to the meeting date and provide any additional information that we may reasonably require.
Shareholder Nominees Subject to Separate Proxy Solicitation. The SEC’s “universal proxy” rules permit shareholders to include their own nominees for election as directors on Renasant’s proxy card, subject to the satisfaction of the conditions set forth in Rule 14a-19 under the Exchange Act, including that the shareholder(s) provide notice to us that such shareholder(s) intend to solicit Renasant shareholders holding at least 67% of our outstanding shares to vote in support of director nominees other than Renasant’s nominees. A shareholder wishing to include the shareholder’s recommended candidate(s) for election to the board of directors on Renasant’s proxy card pursuant to Rule 14a-19 must send us notice, delivered within the timeframes set forth in our Bylaws (and discussed above under the “Process for Shareholder Recommendations of Director Nominees” heading), that includes the information required under Article III, Section 9, of our Bylaws and complies with the requirements of Rule 14a-19(b).
In addition, at least seven days prior to the applicable meeting, the shareholder must also deliver us evidence that the requirements of Rule 14a-19 have been met. If the shareholder fails to provide such evidence (or to otherwise provide any necessary updates or supplements to previously-provided information), then the shareholder’s nominee(s) will be deemed ineligible for election at the upcoming meeting and any votes or proxies for such nominees will be treated as abstentions; also, if our proxy card has not already been made available to our shareholders, then the nominees will not be listed on our proxy card.
Shareholder Proposals for the 2027 Annual Meeting. Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2027 Annual Meeting of Shareholders may do so by following the procedures described in Rule 14a-8 under the Exchange Act. If the 2027 annual meeting is held within 30 days of April 28, 2027, shareholder proposals must be received by our Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827, no later than the close of business on November 13, 2026 and otherwise satisfy the requirements of Rule 14a-8, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.
Shareholders interested in submitting a proposal at the 2027 Annual Meeting of Shareholders but without inclusion in our proxy materials, including any proposal relating to the nomination of an individual to be elected to the board of directors, must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our Bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827 not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s annual meeting. Accordingly, based on the meeting date of April 28, 2026 for the 2026 Annual Meeting of Shareholders, a qualified shareholder who wishes to introduce a proposal or nominate a director at the 2027 Annual Meeting of Shareholders but without the inclusion of the proposal or nomination in our proxy materials for the meeting must give written notice to our Secretary no earlier than the close of business on December 29, 2026, and no later than the close of business on January 28, 2027. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be delivered no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or, if public announcement of the date of such meeting is made less than 100 days in advance, the 10th day following the date of the first public announcement of the date of such meeting. The notice must contain information specified in our Bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.
The advance notice provisions in our Bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position(s) if the shareholder’s notice is delivered to the Secretary at the above address no earlier than the 120th day prior to the special meeting and no later than the close of business on the later of the 90th day prior to the special meeting or, if public announcement of the date of such meeting is made less than 100 days in advance, the 10th day following the date of the first public announcement of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
The specific requirements of our advance notice and eligibility provisions are set forth in Article III, Section 9, of our Bylaws, a copy of which is available upon request. Requests should be sent to the Secretary at Renasant Corporation, 209 Troy Street, Tupelo, Mississippi 38804-4827.

BOARD MEMBERS AND COMPENSATION
Members of the Board of Directors
The following information discusses each member of our board of directors who will continue after the 2026 Annual Meeting (ages are as of the meeting), assuming all of our nominees to the board are elected. The information below highlights the specific experience, qualifications, attributes and skills that led us to conclude that each current director should be and remain a member of our board. We believe that our board of directors consists of a diverse collection of individuals who possess the integrity, education, work ethic and ability to work with others necessary to oversee our business effectively and to represent the interests of all shareholders, including the qualifications and skills listed in the Corporate Governance and the Board of Directors section above under the heading “Board Composition and Skills.”

Name	Age	Background, Experience, Qualifications and Skills
Gary D. Butler, Ph.D. Director since 2020	55
Background: Dr. Butler is the founder, chairman and chief executive officer of Camgian Corporation, a recognized leader in developing advanced information technologies that leverage innovations in the areas of artificial intelligence, signal processing and data analytics. Dr. Butler also serves on the Vanderbilt University School of Engineering Council of Advisors.
Experience/Qualifications/Skills: Dr. Butler leads a company on the cutting-edge of developing advanced information processing technologies that utilize artificial intelligence to deliver decision support capabilities in the national security and finance sectors. His background in artificial intelligence and algorithms is invaluable to us as we develop strategies to deploy artificial intelligence and leverage data collected in our daily operations. Also, Dr. Butler’s expertise in internet and wireless communication-related matters enhances our board’s ability to oversee and advise on our strategies with respect to information technology, cybersecurity and business continuity planning. Finally, in addition to its organic growth, Camgian Corporation’s growth has been supported by acquisitions. We believe that Dr. Butler’s experience in this regard enables him to provide valuable insights with respect to the opportunities and risks associated with our mergers and acquisitions activity.

Kevin D. Chapman Director since 2025	50
Background: Mr. Chapman assumed the role of Chief Executive Officer of the Company and the Bank in May 2025, and has served as our and the Bank’s President since May 2023. Prior to assuming the Chief Executive Officer title, Mr. Chapman served as our and the Bank’s Chief Operating Officer. He served as our Executive Vice President and a Senior Executive Vice President of the Bank from January 2011 until he was appointed President in May 2018. Prior to these roles, Mr. Chapman served as the Bank’s Chief Financial Officer (October 2011 - August 2020) and our Corporate Controller (May 2006 - October 2011). Since May 2018, he has also served as a director of the Bank.
Experience/Qualifications/Skills: Mr. Chapman plays an integral role in the formulation of Renasant’s strategies and the direction of our operations. Mr. Chapman’s service on our board of directors has demonstrated his ability to clearly communicate to the board the rationale underlying Renasant’s plans and the risks with respect thereto, enhancing the quality of the board’s deliberations and operations.

Name	Age	Background, Experience, Qualifications and Skills
Donald Clark, Jr. Director since 2017	76
Background: Mr. Clark is retired. Prior to his retirement, Mr. Clark was a partner and subsequently senior counsel at Butler Snow, LLP, the largest law firm based in the State of Mississippi. He served as chairman of the firm for 14 years, ending in December 2019. As a former member of the firm’s Public Finance and Incentives Group, Mr. Clark has extensive experience in municipal bonds, economic development incentives and government relations. Mr. Clark joined the Renasant board upon the completion of our acquisition of Metropolitan BancGroup, Inc. in July 2017.
Experience/Qualifications/Skills: Mr. Clark is highly regarded in the legal profession. As Chairman of Butler Snow, he oversaw the operations of a firm with over 350 attorneys located in 26 offices spread throughout the United States (as well as two international offices), many located in the Bank’s footprint. His experience provides the board with insight on the needs of customers within many of our markets. As the former leader of a law firm, Mr. Clark also can provide valuable input to the board on enterprise-wide risk management practices. Finally, Mr. Clark’s experience in public finance, economic development incentives and government relations makes him a resource to the board in these areas.

M. Ray (Hoppy) Cole, Jr. Director since 2025	64
Background: Mr. Cole has served as Senior Executive Advisor to the Bank since the completion of the FBMS merger in April 2025. Prior to the completion of the merger, Mr. Cole served as FBMS’s and The First Bank’s chairman of the board, president and chief executive officer, since 2009.
Experience/Qualifications/Skills: Mr. Cole’s experience as FBMS’s and The First Bank’s chief executive officer gives him extensive knowledge of all aspects of FBMS’s business. Mr. Cole, as a director and Senior Executive Advisor, has been an essential contributor to the successful integration of FBMS’s operations with ours. Further, his many years of experience in banking and his leadership in building FBMS make him well suited to serve as an advisor to our executive team and as one of our directors. Following the merger, Mr. Cole’s insight has become a vital part of formulating Renasant’s policies, plans and strategies.

John M. Creekmore Director since 1997	70
Background: Mr. Creekmore is retired. Prior to his retirement, Mr. Creekmore served as general counsel to United Furniture Industries, Inc. from July 2017 until July 2021. Prior to joining United Furniture Industries, Inc., Mr. Creekmore was the owner of the Creekmore Law Office, PLLC.
Experience/Qualifications/Skills: As the former general counsel of a large manufacturing enterprise, Mr. Creekmore brings a legal point of view to the risks and challenges that we face. Mr. Creekmore has served on our board and the Bank’s board since 1997, providing insights regarding the legal implications of our plans and strategies as well as internal operational matters. Finally, Mr. Creekmore resides in Amory, Mississippi, and helps shape our policies with respect to our smaller markets.

Name	Age	Background, Experience, Qualifications and Skills
Albert J. Dale, III Director since 2007	75
Background: Mr. Dale is chairman of the board of Dale, Inc. and served as president of the company from 1985 until December 2018. Dale, Inc., located in Nashville, Tennessee, is a specialty contractor and a Marvin Windows and Doors, Kolbe Windows and Doors and Sierra Pacific Windows and Doors dealer in Tennessee, Kentucky and Alabama. He joined the Renasant board upon the completion of our acquisition of Capital Bancorp, Inc. in July 2007.
Experience/Qualifications/Skills: As a supplier to businesses and consumers, Mr. Dale’s professional experience provides the board with insight from the customer’s perspective on the needs and risks associated with business development. In addition, as the president of Dale, Inc. for over 30 years, Mr. Dale has insight into the processes and procedures necessary to manage a large, multi-state enterprise. Finally, Mr. Dale brings to the board an intimate knowledge of Nashville, Tennessee, one of our growth markets. We rely on Mr. Dale for advice on where and how to serve the Nashville metropolitan area.

Jill V. Deer Director since 2010	63
Background: Ms. Deer is an Executive Vice President of Brasfield & Gorrie, L.L.C., one of the nation’s largest privately-held construction firms (“B&G”), and a member of the company’s managing board of trustees. She previously served as Chief Administrative Officer and led, among other areas, B&G’s legal, risk management, human resources and corporate responsibility groups. Prior to joining B&G in 2014, Ms. Deer served as a principal of Bayer Properties, L.L.C., a full service real estate company based in Birmingham, Alabama, that owned, developed and managed commercial real estate. Ms. Deer joined Bayer Properties in 1999 to serve as an executive officer and general counsel of the company. Prior to that time, she was a partner in a large regional law firm in Birmingham practicing in the area of commercial real estate finance.
Experience/Qualifications/Skills: Ms. Deer’s experience at B&G gives her the tools to assist the board in its oversight of our risk management, human capital management and other operations. She also has an intimate knowledge of the real estate and construction industries, which gives the board an additional resource in understanding the risks and trends associated with commercial real estate, especially because B&G operates in many of the same markets as Renasant. In addition, the Birmingham metropolitan area is the largest metropolitan area in Alabama and one of our key growth markets. Ms. Deer’s knowledge and experience in this market helps us develop strategies to further expand our presence in Birmingham. Finally, her experience in strategic planning assists the board in oversight of the formulation and implementation of our strategic plans.

Connie L. Engel Director since 2018	73
Background: Ms. Engel is a principal with Strada Senior Living Development and Brokerage in Atlanta, Georgia. Prior to that role, she was with Childress Klein, Inc., a commercial real estate firm engaged in the development, management and leasing of commercial real estate throughout the southeastern United States. Since 2005, Ms. Engel has served on the Board of Trustees of the Kennesaw State University Foundation, Kennesaw, Georgia, as Chairwoman and trustee. She is the Vice Chair of the Cumberland Community Improvement District and currently serves on the Board of Directors of the Cobb Marietta Convention and Exhibit Hall Authority.
Experience/Qualifications/Skills: Commercial real estate lending is a significant aspect of our operations. Ms. Engel’s extensive experience in commercial real estate development enables her to provide valuable insight with respect to our commercial real estate operations throughout our footprint, but particularly in the Atlanta metropolitan area, one of our most important growth markets. In addition, Ms. Engel served on the audit committee of Brand Group Holdings, Inc. prior to our acquisition of the company in September 2018. We believe this experience allows her to be a valuable member of our audit committee.

Name	Age	Background, Experience, Qualifications and Skills
Rose J. Flenorl Director since 2023	68
Background: Ms. Flenorl serves as Manager of Global Citizenship & Human Resources at FedEx Corporation. In her role, Ms. Flenorl oversees the company’s social impact strategy, partnerships, events and communications, implementing the company’s economic, educational and career readiness programs. She has previously managed FedEx Global Citizenship efforts in humanitarian relief, environmental sustainability and global entrepreneurship. She is an active community leader, holds a board seat on the University of Mississippi Foundation and Memphis Tourism and has served on the West Tennessee Advisory Board of the Bank since 2016. She also represents FedEx on the Conference Board Global Corporate Citizenship Council and the National Civil Rights Museum Board of Directors. Prior to joining FedEx, Ms. Flenorl was the Manager of Community Relations at International Paper Company where she developed and evaluated community impact programs.
Experience/Qualifications/Skills: Ms. Flenorl’s 40+ years of experience in marketing, communications, and corporate social responsibility, coupled with her deep relationships with influential community and nonprofit leaders across the U.S. and the world bring tremendous value to our board. Her record as an insightful strategist and leader capable of creating shared value for companies and the communities where they operate helps us effectively evaluate business decisions with all our relevant stakeholders in mind. Ms. Flenorl’s expertise in how the private and public sectors can effectively intersect on issues including sustainability and economic development helps guide our overall strategy and identify critical areas of opportunity.

John T. Foy Director since 2004	78
Background: Mr. Foy is retired. From February 2004 until February 2008, he served as president and chief operating officer of Furniture Brands International, Inc. During that time, he was also a member of the board of directors of Furniture Brands International. Prior to 2004, Mr. Foy served as president and chief executive officer of Lane Furniture Industries. Furniture Brands International and Lane Furniture Industries were engaged in the manufacture of upholstered and wooden furniture.
Experience/Qualifications/Skills: Mr. Foy’s experience as the president and chief operating officer and a director of Furniture Brands International, Inc., which was a publicly-traded company during Mr. Foy’s tenure, provides him with insights on the operation of a company with diverse operations as well as on financial reporting and corporate governance. Also, furniture manufacturing is a major segment of the economy in our North Mississippi markets. We believe that Mr. Foy’s broad experience in the furniture manufacturing industry gives us an advantage in soliciting these types of customers, as well as customers in the manufacturing industry in general.

Neal A. Holland, Jr. Director since 2005	70
Background: Mr. Holland has been president of Holland Company, Inc., a diversified sand, stone and trucking company in Decatur, Alabama, since 1980. He is also the chairman and CEO of Alliance Sand and Aggregates, LLC and the owner of Miracle Mountain Ranch LLC. Mr. Holland joined the Renasant board upon the completion of our acquisition of Heritage Financial Holding Corporation in 2005.
Experience/Qualifications/Skills: In addition to the guidance that Mr. Holland can provide the board from his long experience as a business owner, Mr. Holland gives us valuable advice in shaping our policies and strategies in our Alabama markets. As the owner of multiple businesses, he also is able to add a customer’s perspective to the board’s discussions.

Name	Age	Background, Experience, Qualifications and Skills
Jonathan A. Levy Director since 2025	65
Background: Mr. Levy has been involved in the real estate and construction industry for more than 35 years. He is the Co-Founder and Managing Partner of Redstone Investments, which is a development, management, and acquisitions company with a focus on shopping center development. Redstone also has a commercial real estate brokerage that provides asset management services for financial institutions and other third parties. Mr. Levy is involved in many civic and educational activities in the Tampa, Florida area. He has previously served as a director of Huntington Bancshares, Inc. and other financial institutions over the last 30 years. Mr. Levy was appointed a Renasant director upon the completion of the FBMS merger in April 2025.
Experience/Qualifications/Skills: Mr. Levy’s experience in commercial real estate development provides the Renasant board with insight into the trends and risks associated with residential, rental and commercial real estate, especially within our Florida markets. Mr. Levy’s experience as a director for a large financial institution also aids Renasant in planning its continued growth.

E. Robinson McGraw Director since 2000	79
Background: Since June 2005, Mr. McGraw has served as Chairman of our and the Bank’s board of directors. From May 2018 until May 2025, Mr. McGraw served as Executive Chairman of Renasant and the Bank. Prior to assuming this position, he served as our and the Bank’s Chief Executive Officer since 2000, and he served as our and the Bank’s President from 2000 to January 2016. Mr. McGraw served as Executive Vice President and General Counsel of the Bank prior to becoming Chief Executive Officer.
Experience/Qualifications/Skills: It is unlikely that there is any individual that has a more intimate knowledge of our history than Mr. McGraw, and his insight is essential part of leading our and the Bank’s board of directors. Mr. McGraw’s legal background and years of experience with Renasant provide the board an additional resource on legal implications and the regulatory requirements specifically attributable to the banking industry and financial institutions.

Renee Moore Director since 2025	64
Background: Ms. Moore is a certified public accountant and since 2009 the partner in charge of tax services at Topp McWhorter Harvey, PLLC. Ms. Moore has more than 30 years of public and private accounting experience. She is also active in the Hattiesburg, Mississippi community, having served as an Ambassador and board member for the Area Development Partnership of Greater Hattiesburg, among other activities. In 2022, Ms. Moore was recognized as a Leader in Finance by the Mississippi Business Journal. Ms. Moore was appointed a Renasant director upon the completion of the FBMS merger in April 2025.
Experience/Qualifications/Skills: Throughout Ms. Moore’s career, she has held numerous leadership positions. From chief financial officer of a privately-held company to partner in charge of a major service division in the sixth largest accounting firm in Mississippi, her experience in both public accounting and industry, as well as experience gained when she co-owned and operated her own business, have given her a unique understanding and perspective. She also has experience as an independent audit manager for a national bank.

Name	Age	Background, Experience, Qualifications and Skills
Ted E. Parker Director since 2025	66
Background: Mr. Parker has been in the stocker-grazer cattle business for more than 45 years as the owner and operator of Ted Parker Farms LLC. He served as a licensed commodity floor broker at the Chicago Mercantile Exchange from 1982 to 1983. He served on the Bayer Animal Health Advisory Board from 2010 to 2016 and on the Marketing and International Trade Committee of the National Cattleman’s Beef Association from 2015 to 2017 and currently serves on the Cattle Fax board of directors and is on its nominating committee. Mr. Parker was the 2018 National Stocker Operator of the Year and the 2019 Mississippi Farmer of the Year. Mr. Parker was appointed a Renasant director upon the completion of the FBMS merger in April 2025.
Experience/Qualifications/Skills: Mr. Parker served on the FBMS board since the company’s inception in 1995 and was its lead director prior the merger with Renasant. His experience as a successful business owner allows Mr. Parker to provide effective challenge of our processes and procedures. Operating in the cattle business, Mr. Parker can provide our board with insight into the needs of the agricultural community in Renasant’s markets. His insight into the market in which he lives through his community involvement will also be important assets to the board.

Sean M. Suggs Director since 2018	60
Background: Mr. Suggs is retired. Prior to his retirement, Mr. Suggs served as the president of Toyota Battery Manufacturing, North Carolina, overseeing the construction and start of production of Toyota’s $13.9 billion investment in this plant. Prior to this position, Mr. Suggs served as Vice President, Social Innovation, for Toyota Motor North America where he was responsible for, among other things, Toyota Motor North America’s philanthropy efforts and environmental sustainability function across North America. Prior to assuming this position in January 2021, Mr. Suggs was the president of Toyota Motor Manufacturing, Mississippi, Inc., beginning in January 2018. In this role, he was responsible for all manufacturing and all accounting, financial reporting and other administrative functions of Toyota’s Blue Springs, Mississippi, plant, which produces the Toyota Corolla. Prior to joining the automotive industry in 2008, Mr. Suggs served eight years in the United States Army.
Experience/Qualifications/Skills: In his various roles with Toyota, Mr. Suggs oversaw the operations of sophisticated manufacturing operations. The successful management of such an operation requires expertise in manufacturing technology, production quality and corporate leadership, among other things. The skills that Mr. Suggs acquired in overseeing Toyota manufacturing operations enhance the board’s oversight of the Bank’s operations. Furthermore, given his former position overseeing the sustainability efforts of an entity spanning North America, Mr. Suggs provides the board essential insight on our own efforts to promote belonging at Renasant and enhance the sustainability of our operations.

Name	Age	Background, Experience, Qualifications and Skills
C. Mitchell Waycaster Director since 2018	67
Background: Our and the bank’s Executive Vice Chairman since May 2023, Mr. Waycaster served as our and the Bank’s Chief Executive Officer from May 2018 to May 2025. Mr. Waycaster was President of Renasant and the Bank from January 2016 to May 2023, and he was our Chief Operating Officer from January 2016 to May 2018. Prior to these roles, Mr. Waycaster served in a variety of positions over his long career at the Bank, including Chief Administrative Officer (April 2007 - January 2016), President of the Mississippi Division (January 2005 - April 2007) and Director of Retail Banking (2000 - December 2004), among other positions.
Experience/Qualifications/Skills: Mr. Waycaster has been an employee of the Bank for over 40 years. During that time, he has worked in virtually all areas of the Bank’s operations. This experience gives Mr. Waycaster a detailed understanding of our operations as well as the opportunities and challenges that we face. It is unlikely that any other Renasant employee has a better understanding of our current operations and our future strategies than Mr. Waycaster. His insights are essential to assisting the board in developing and implementing our strategic plans.

Director Compensation
The compensation we pay to our non-employee directors and the process we use to determine compensation is described below. Directors who are also our employees, Messrs. Chapman, Cole and Waycaster (and Mr. McGraw, until his retirement in May 2025), do not receive additional compensation for services rendered as directors.
Each year, our independent compensation consultant, Meridian Compensation Advisors, LLC, provides the compensation committee with information about peer group compensation practices and makes recommendations for non-employee director compensation. The compensation committee reviews the consultant’s information and recommends to our full board the level of non-employee director compensation for the upcoming year. At its December meeting, the board reviews the compensation committee’s recommendations and ordinarily ratifies the recommended compensation. Any changes in compensation are generally implemented after the annual meeting following the board’s ratification.
Compensation for our non-employee directors is set at a level that is at or near the median of the compensation paid to directors in our peer group using information obtained from the independent compensation consultant about the practices of companies in the group. More information about our peer group can be found in the Compensation Discussion and Analysis section below under the heading “Compensation Committee Practices – Peer Group.” As a matter of policy, each of our non-employee directors receives an annual stock award with the same value. Annual cash retainers are the same among non-employee directors, except that we pay an additional retainer to the chairman of the board (if a non-employee director), our lead director and the chairs of Company and Bank committees and all of the members of the Bank’s credit review committee (due to the frequency that this committee meets). We do not pay meeting fees for attendance at board or board committee meetings, nor do we pay special or strategic compensation (such as for the completion of a merger), make “one-time” payments, provide tax gross ups or negotiate additional fees or payments for individual directors.

The table below includes information about all compensation paid to our non-employee directors during 2025.

2025 Director Compensation
Name	Fees Earned or Paid in Cash	Stock Awards	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F
Gary D. Butler	$78,250	$72,064	$—	$2,194	$152,508
Donald Clark, Jr.	74,000	72,064	—	2,194	148,258
John M. Creekmore	103,333	72,064	—	16,957	192,354
Albert J. Dale, III	104,250	72,064	348	15,255	191,917
Jill V. Deer	84,833	72,064	2,993	2,194	162,084
Connie L. Engel	82,000	72,064	—	16,957	171,021
Rose J. Flenorl	72,625	72,064	—	2,194	146,883
John T. Foy	90,000	72,064	—	3,034	165,098
Richard L. Heyer, Jr.	87,000	72,064	—	16,957	176,021
Neal A. Holland, Jr.	104,000	72,064	—	20,919	196,983
Jonathan A. Levy	52,500	72,064	—	1,152	125,716
E. Robinson McGraw (1)	100,000	72,064	273,288	10,418	455,770
Renee Moore	52,500	72,064	—	1,152	125,716
Ted E. Parker	52,500	72,064	—	1,152	125,716
Sean M. Suggs	72,000	72,064	4	2,194	146,262
(1)Mr. McGraw retired as an employee on May 1, 2025. The compensation reported for Mr. McGraw reflects only compensation paid to him in 2025 in his capacity as a non-employee director of Renasant. We have not included compensation paid for his services as an employee in 2025.
Compensation reported in the table above represents both cash payments and the value of stock grants and other forms of payments and benefits as follows:
•Column B, Fees Earned or Paid in Cash – Amounts in this column reflect the retainers as well as fees for regional advisory board meetings we paid to our non-employee directors in 2025. Amounts may be voluntarily deferred under our Deferred Stock Unit Plan or Deferred Income Plan, which are described below.
•We paid the following retainers, prorated in the form of equal monthly payments:
•All directors received an annual retainer; effective as of the 2025 annual meeting, the retainer was $70,000;
•Our chairman of the board received an additional retainer of $80,000, and our lead director received an additional $35,000 retainer. For 2025, the additional retainer paid to Mr. McGraw for his service as chairman commenced upon his retirement;
•The chairs of the audit, compensation, nominating and ERM committees each received an additional $20,000 retainer, the chairs of the Bank’s trust and technology committees each received an additional $6,000 retainer, and each member of the Bank’s credit review committee received an additional $12,000 retainer; and
•Each of our non-employee directors who serves on one of our regional advisory boards was paid a $500 fee quarterly or when the advisory board met, a $125 fee in each month during which a meeting was not held, and a $200 fee for attendance at regional advisory board meetings.

•Column C, Stock Awards – On April 22, 2025, each director received a time-based restricted stock award of 2,582 shares of our common stock that will vest at the 2026 Annual Meeting. Column C reports the aggregate fair value of these awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation.” The award date fair value excludes the effect of estimated forfeitures. Dividends payable on restricted stock awards are not included in our fair value determination. Please refer to Note 13, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the assumptions used to derive the fair value of our restricted stock.
•Column D, Changes in Pension Value and Non-Qualified Deferred Compensation Earnings – Amounts in this column report above-market earnings on amounts deferred under the Deferred Income Plan. Interest earned on deferred amounts is considered above-market only if the interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. Column D also includes, for Mr. McGraw, changes in the actuarial present value of benefits accrued under our tax-qualified pension plan. For more information about our pension plan, please see the discussion following the Pension Benefits for 2025 table in the Compensation Tables section below. No other non-employee director participates in a pension plan or similar arrangement.
•Column E, All Other Compensation – Cash dividends paid on restricted stock awards are included in this column. The remaining amounts in this column reflect the value of other benefits we provide to our non-employee directors, which consist of the following:
•Non-employee directors and their eligible dependents may elect to enroll in our medical and dental plans and pay full premiums for the coverage. Based on historical practice, we deduct a portion of the premiums from the cash payments we make to our electing directors (reported in Column B), and a portion of the premiums are treated as imputed income that is applied to the cost of the premiums and reported as taxable income. Amounts in Column E represent the portion of the premium that we treat as imputed income. This amount was $14,763, $13,062, $14,763, $840, $14,763, $18,725 and $9,268 for Messrs. Creekmore, Dale, Engel, Foy, Heyer, Holland and McGraw, respectively, who are the non-employee directors who have elected this coverage.
•We provide term life and accidental death and dismemberment insurance coverage to each director with a face amount of $10,000, at a cost of $25.
The Bank maintains two deferred compensation plans in which our non-employee directors may participate: the Deferred Stock Unit Plan (the “DSU Plan”) and the Deferred Income Plan. Under the DSU Plan, deferred amounts are credited to a bookkeeping account that is deemed invested in units representing shares of our common stock and is credited with dividend equivalent units when we pay cash dividends. Units are allocated based on a quarterly average market price of our common stock. Under the Deferred Income Plan, deferred amounts are notionally invested in investment alternatives substantially similar to those offered under our 401(k) plan or in the Moody’s Composite Yield on Seasoned Corporate Bonds, which averaged 5.45% in 2025. Benefits under either plan are payable when a director ceases to serve as a member of our board and may be paid in a lump sum or installments. Under the DSU Plan, benefits are paid in the form of shares of our common stock; under the Deferred Income Plan, benefits are paid in cash.

EXECUTIVE OFFICERS
The names, ages (as of the annual meeting), positions and business experience of our principal executive officers, except for Messrs. Chapman, Cole and Waycaster, are listed below. Because they are also members of our board, information about Messrs. Chapman, Cole and Waycaster appears above in the Board Members and Compensation section under the heading “Members of the Board of Directors.” Our “named executive officers,” who are Messrs. Chapman, Waycaster, Mabry, Cole, Perry and Jeanfreau, as well as Mr. Cochran, are party to an employment agreement. Our remaining executive officers are appointed annually by our board and serve at the discretion of the board.

Name	Age	Position
J. Scott Cochran	62	Our Executive Vice President since April 2007; he has served as Chief Core Banking Officer since August 2020; prior to that role, Mr. Cochran served as Chief Community and Business Banking Officer since July 2017 and President of the Western Region of the Bank since October 2012. Mr. Cochran served as President of the Mississippi Division of the Bank from April 2007 to October 2012.
Kelly W. Hutcheson	43
Our and the Bank’s Chief Accounting Officer since March 2017. Prior to that time, Ms. Hutcheson served as the Bank’s Senior Accounting Manager since 2011. Prior to joining Renasant in 2011, Ms. Hutcheson was a Certified Public Accountant with KPMG, LLP, serving clients in various industries throughout the southeastern United States.

Mark W. Jeanfreau	51
Our and the Bank’s General Counsel since January 2020 and our Executive Vice President since September 2017; he has also served as a Senior Executive Vice President of the Bank since September 2017 and as the Chief Governance Officer of the Bank since July 2021. Prior to his assumption of the General Counsel position, Mr. Jeanfreau served as Governance Counsel of the Bank, beginning in September 2017. Prior to joining us and the Bank, Mr. Jeanfreau was a partner in the law firm of Phelps Dunbar LLP, specializing in corporate governance, securities law and mergers and acquisitions.

Name	Age	Position
James C. Mabry IV	68
Our and the Bank’s Chief Financial Officer since August 2020; he has also served as our Executive Vice President and a Senior Executive Vice President of the Bank over the same period. Prior to joining Renasant, Mr. Mabry served as Executive Vice President of Investor Relations and Mergers/Acquisitions for South State Corporation, beginning in August 2015. Prior to that role, Mr. Mabry served as a managing director of Keefe, Bruyette and Woods, a Stifel Company, leading mergers and acquisitions, strategic advisory and capital markets services for financial institutions.

David L. Meredith	59
Our Executive Vice President since January 2018; he has also served as the Bank’s Chief Credit Officer over the same period. From August 2015 until January 2018, Mr. Meredith served as Senior Executive Vice President and Co-Chief Credit Officer of the Bank. From October 2013 until August 2015, he was Executive Vice President and Chief Credit Officer for the Eastern Division of the Bank. Mr. Meredith was Executive Vice President and Senior Credit Officer from January 2010 until October 2013.

Curtis J. Perry	63	Our Executive Vice President and the Bank’s Chief Corporate Banking Officer since June 2019. Prior to joining Renasant, Mr. Perry worked in a similar role at Synovus Bank since 2009.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis section, or CD&A, describes our executive compensation program for 2025, which is administered by our compensation committee. As more fully explained in this section, in 2025 our program consisted of four components: base salary, annual performance-based cash awards, long-term performance-based equity awards and time-based equity awards.
Named Executive Officers. For 2025, Renasant’s named executive officers (referred to interchangeably in this CD&A as our “named executives” or our “NEOs”) were:

Named Executive	Title
Kevin D. Chapman	President and Chief Executive Officer
C. Mitchell Waycaster	Executive Vice Chairman
James C. Mabry IV	Chief Financial Officer
M. Ray (Hoppy) Cole, Jr.	Executive Advisor
Mark W. Jeanfreau	Executive Vice President
Curtis J. Perry	Executive Vice President
Two individuals served as Renasant’s chief executive officer in 2025 (and thus Renasant had two “principal executive officers” for purposes of the SEC’s compensation disclosure rules). Mr. Waycaster was our chief executive officer from January through April 30, 2025. Effective May 1, 2025, consistent with our previously-announced succession plan, Mr. Chapman assumed the role of chief executive officer. In preparation for this transition, in December 2024, we amended Mr. Waycaster’s employment agreement, including the provisions governing his compensation, to reflect his transition to the Executive Vice Chairman role, while the compensation committee likewise adjusted Mr. Chapman’s compensation for 2025 in anticipation of his assumption of the chief executive officer title.
Mr. Cole began his employment with Renasant on April 1, 2025 when we completed the FBMS merger. His compensation for 2025 was set by the terms of an employment agreement that we entered into with Mr. Cole as part of the merger, which our board reviewed and approved prior to the signing of the agreement. We do not consider Mr. Cole’s compensation to be part of our executive compensation program for 2025, and except with respect to his annual cash bonus, we have not described his compensation in this CD&A. Details about Mr. Cole’s compensation in 2025 can be found in the Compensation Tables section below.
Objectives of our Compensation Program
The compensation committee has designed our compensation program to achieve three objectives:

•To align our compensation practices with the delivery of shareholder value	•To drive positive operational and performance results using significant performance-based awards	•To provide total compensation that is substantial enough to act as a retention device

Our compensation program provides substantial variable compensation opportunities, with adequate levels of fixed compensation (“variable compensation” refers to opportunities that are directly linked to our performance or the value of Renasant stock). We use variable compensation to maintain shareholder alignment and to drive our financial results; fixed compensation is used to address the predictable and recurring financial needs of our executives. The table below provides more information about the structure of our program.

	Form	Features	Rationale
Fixed Compensation	Base Salary	•Determined annually •Based on individual performance (subject to our broader goals), internal pay equity and peer group practices at or near the median	•Provides a source of predictable income
Variable Compensation	Annual Performance-Based Cash Awards	•Annual cash bonus, with the amount contingent on attainment of absolute performance measures	•Aligns pay and our short-term performance
Long-Term Performance-Based Equity Awards
•Shares are issued in a “target” amount at the beginning of a three-year performance cycle and performance measures are designated, with final payouts contingent on relative performance during the cycle
•Aligns pay and our long-term performance •Acts as a retention device •Aligns executives’ financial interests with those of our shareholders
	Long-Term Time-Based Equity Awards	•Shares are issued at the beginning of a service-based vesting period, with vesting subject to continuous employment during the period	•Acts as a retention device •Aligns executives’ financial interests with those of shareholders
Pay for Performance. Our variable compensation is primarily performance-based, with some time-based opportunities that are intended to be strategic and address retention. The relationship of pay and performance is discussed in the Proxy Summary section under the heading “2025 Highlights – Compensation,” and our disclosures about pay versus performance required by SEC rules can be found below in the Other Compensation Related Disclosures section under the heading “Pay Vs. Performance.” The following charts illustrate the components of compensation for 2025 for Mr. Chapman, our chief executive officer, and our other NEOs, excluding Mr. Cole, assuming performance at target levels.
     Total Variable Compensation: 70.3%         Total Variable Compensation: 65.2%
     Total Performance-based Compensation     Total Performance-based Compensation
(Short and Long-Term): 50.3%             (Short and Long-Term): 41.5%

■ Fixed - Base Salary            ■ Variable - Time-based Equity
            ■ Variable - Performance-based Cash    ■ Variable - Performance-based Equity

The percentage of total performance-based compensation for our NEOs other than our CEO is lower than the percentage for the CEO, primarily due to the structure of Mr. Waycaster’s 2025 compensation. Mr. Waycaster did not receive a performance-based equity award in 2025, and his annual cash incentive for 2025 was adjusted to reflect that he would not be our chief executive officer after April 30, 2025 (his base salary and time-based restricted stock awards were similarly adjusted). Excluding Mr. Waycaster’s compensation, performance-based compensation for our NEOs other than our CEO was 44.0% of their total compensation for 2025 (excluding Mr. Cole). More detailed information about the nature and amount of compensation we paid to our NEOs and payouts for performance-based compensation is provided below under the heading “2025 Compensation Decisions.”
Say-on-Pay and Shareholder Engagement
When setting compensation policy and structuring the compensation of our NEOs and other senior executives, the compensation committee solicits and values the viewpoints of shareholders and other stakeholders. In addition to meetings between Renasant’s senior executives and our shareholders at investor conferences over the course of a year, the Company’s practice is to solicit meetings with our largest shareholders to obtain their views on our compensation program and corporate governance, among other matters, at least every other year, and more frequently as circumstances warrant.
Our 2025 engagement efforts began in fall 2025, when we solicited meetings with our 20 largest shareholders. Although most of our solicitations did not receive a response, in late 2025 and early 2026, Albert J. Dale, III, the chair of the board’s compensation committee, as well as representatives of executive management and our investor relations team, held meetings with some of our top institutional shareholders (representing approximately 21.4% of our then-outstanding shares). We received positive feedback on our executive compensation program, with general encouragement to continue our efforts to provide robust, meaningful disclosure about the compensation committee’s decision-making with respect to executive compensation matters. Our 2025 executive compensation program and this CD&A reflect this feedback.
At our 2025 annual meeting, our say-on-pay vote received 95.7% support from our shareholders, which the compensation committee considers to be an endorsement of our compensation program, including our balance between cash and equity and between performance-based compensation and fixed compensation. As discussed in more detail below in the Proposals section under the heading “Proposal 2 - Advisory Vote on Executive Compensation,” we are asking shareholders to adopt, in a non-binding advisory vote, a resolution approving the compensation paid to our named executives in 2025.
Decision-Making Process for 2025
Management Involvement in Compensation Decisions. Our chief executive officer is expected to regularly evaluate and recommend base salary adjustments for executive officers, other than himself. In addition, with the assistance of management, he provides data and analysis about Renasant and individual performance for use by the compensation committee. The chief executive officer is also expected to monitor our perquisites and benefits to ensure that they remain competitive and consistent with the goals of our compensation program. Although our NEOs frequently attend meetings at the request of the compensation committee, a portion of each of the committee’s meetings held to determine 2025 compensation levels was in executive session without management present.
Executive Compensation Adviser. In connection with the compensation committee’s 2025 compensation decisions, Meridian Compensation Advisors, LLC (“Meridian”) (1) advised the committee with respect to the composition of our peer group; (2) analyzed survey and proxy data about the compensation levels and components of compensation available for executives at our peers, and (3) provided advice with respect to our performance-based cash and equity incentives. Information that Meridian furnishes the compensation committee is one factor it uses to make its decisions about compensation; other factors are described elsewhere in this CD&A.
Setting Performance Measures. Early in each fiscal year (or in December of the prior year), once Renasant’s annual budget is finalized, the compensation committee determines the performance measures for cash incentives under the Performance Based Rewards Plan (the “PBRP”) and equity incentives under the 2020 Long Term Incentive Compensation Plan (the “LTIP”). For our NEOs, performance measures are company-wide measures, since our NEOs directly impact overall Renasant performance. The committee evaluates and certifies performance as soon as possible at the end of the fiscal year.
Payouts are contingent on the attainment of threshold, target or superior performance levels. Target performance levels are derived from our budgeted goals with respect to earnings and profitability, which are approved by the full board. Prior to adopting the annual budget, the board of directors and executive management consider the impact that internal and external factors are expected to have on our earnings and profitability. Internal factors include initiatives that our executives are expected to implement during the year, some of which may have a negative short-term impact on earnings or other performance metrics but position Renasant for longer-term growth or profitability. External factors include projections of the general economic climate for the year, particularly with respect to changes in interest rates. Finally, the impact of extraordinary transactions, such as a merger or a securities repositioning, on Renasant’s earnings and profitability are considered. Guidance and forecasts from independent investment analysts who follow our performance are used to assist the board and management. If necessary, the budget is adjusted accordingly.
Budgeted earnings, profitability and operational efficiency are designed to challenge our senior executive management to perform, and lead others at Renasant to perform, at a high level in the context of the internal and external factors discussed above. Accordingly, in some years, our budgeted results may fall below the prior year’s actual results. Nevertheless, the compensation committee and the board may conclude that, because the upcoming year’s operating environment (in light of internal and external factors) is expected to be more challenging as compared to the prior year’s circumstances, achieving such budgeted amounts will nevertheless represent successful performance by our executive management and Renasant, perhaps even more successful than the prior year’s performance. As a result, from one year to the next, the target level of performance under one or more PBRP performance measures may remain static or even decrease, or the outcomes for achieving performance objectives may remain static, or even increase, although our earnings or profitability metrics decline in comparison to the prior year.
The information below under the heading “2025 Compensation Decisions” in the “Annual Performance-Based Cash Awards” and “Equity Awards – Equity Awards Made in 2025” subsections includes a detailed discussion of the compensation committee’s decisions with respect to the performance measures specific to PBRP and LTIP incentives for 2025.
2025 Compensation Decisions
This section of the CD&A describes the specific decisions the compensation committee made with respect to 2025 NEO compensation, including base salaries, performance-based payouts for cash and equity awards that vested at the end of 2025 and equity awards made in 2025 that will vest or be settled in later years.
General. Renasant’s primary focus as 2024 closed was planning for the successful completion of the FBMS merger, the conversion of FBMS’s systems into Renasant’s and the integration of FBMS’s operations and employees into Renasant as soon as possible after the merger. From a financial perspective, this effort involved modeling the impact of the merger on Renasant’s operations, earnings and profitability, although at the time it was unclear when the merger would close. While this planning focused significantly on capitalizing on the growth opportunities and efficiency enhancements presented by the merger, these efforts necessarily also took into account expectations about the broader economic environment. This broad view was especially relevant due to the significant overlap between Renasant and FBMS both with respect to the products and services offered as well as the banks’ respective geographic footprint.
Going into 2025, there was significant uncertainty about how the new presidential administration’s policies would impact the United States economy as a whole as well as Renasant’s particular markets, including the new markets resulting from the FBMS merger. Among other things, as 2025 began it was not clear how significantly United States trade policy would soon change or how well the national economy and particular industries would absorb such changes. From an interest rate perspective, the prevailing sentiment was that the Federal Reserve was very likely to lower interest rates meaningfully in 2025, but there was little agreement on the extent or timing of such cuts. Within this backdrop, the new presidential administration had also given clear signals that it intended to significantly reduce the regulatory burdens on financial institutions. These changes were expected to enhance the banking sector’s earnings, profitability and efficiency, but the extent of these changes, and how quickly they would be implemented, was unclear at the outset of 2025. Due to the foregoing and other matters, analysts generally projected that borrowers would exhibit caution in 2025 but also saw opportunities for enhanced profitability for financial institutions.
Renasant’s 2025 annual budget attempted to account for the impact of all of the above: the FBMS merger, including the uncertainty around the timing of its completion; the macro-economic effects of the new presidential administration’s policies; and the expectations of Federal Reserve rate cuts. Management budgeted modest loan and deposit growth for both Renasant’s and FBMS’s legacy operations (as to FBMS, using external forecasts) as well as enhanced profitability and improved operational efficiency for Renasant and FBMS both on a stand-alone basis and as a combined company. In preparing the budget, management excluded the impact of merger expenses and the Day 1 acquisition provision for loan losses and unfunded commitments (which we refer to as the “Day 1 CECL impact”) from the “core” budget, because management considered these items one-time costs associated with the FBMS merger and thus not reflective of Renasant’s ongoing operations. Merger expenses would be tracked separately to ensure that Renasant remained on target with its projected amount of merger expense (the Day 1 CECL impact would be fixed once the merger was completed). As in past years, guidance and forecasts from independent investment analysts who follow Renasant’s performance were consulted to confirm that our budgeted results for 2025 represented substantial goals. In 2025, management also consulted analysts’ guidance and forecasts for FBMS.
When the compensation committee met in late 2024 and early 2025 to consider the 2025 executive compensation program, it took into account the expectations about the 2025 operating environment for financial institutions, as reflected in Renasant’s

2025 budget, the impact of the FBMS merger and analysts’ consensus estimates with respect to both Renasant and FBMS. As explained more fully below, the compensation committee continued to structure our executive compensation program to emphasize the generation of stable, long-term growth, the alignment of executives’ financial interests with those of our shareholders, and the retention of key talent. The completion of the FBMS merger, the successful integration of FBMS’s operations into Renasant’s, and the realization of the cost savings and other efficiencies anticipated in the FBMS merger were Renasant’s primary strategic goals in 2025. However, the board and Renasant management also continued to emphasize the importance of Renasant maintaining, and expanding upon, improvements to the operational efficiency of Renasant’s legacy operations. With respect to the performance measures for the short-term cash incentive, the compensation committee, recognizing that Renasant’s 2025 annual budget was founded upon a successful (and timely) completion of the FBMS merger and integration of FBMS’s operations into Renasant’s as well as solid growth in Renasant’s legacy operations, all within the context of an unpredictable operating environment in 2025 (in light of the factors noted above), concluded that achieving “core” budgeted amounts with respect to earnings, profitability and efficiency would represent successful performance by our executive management and Renasant. As a result, and consistent with past practice, the compensation committee set target performance measures in line with budgeted amounts.
Base Salary
In setting base salaries for 2025, the compensation committee took into account Mr. Chapman’s expected assumption of the chief executive officer role on May 1, 2025 as well as Mr. Waycaster’s transition to the executive vice chairman role at the same time. For Mr. Waycaster, consistent with his employment agreement, the committee elected to maintain his base salary at 2024 levels until the chief executive officer transition, at which point his base salary would decline to 60% of his CEO-level base salary, recognizing his reduced responsibilities following the transition. The compensation committee elected to slightly increase Mr. Chapman’s salary at the beginning of 2025, reflecting his continued high performance as Renasant’s president and chief operating officer; the compensation committee then further raised Mr. Chapman’s salary upon his assumption of the chief executive officer role, beginning the process of bringing Mr. Chapman’s salary more in line with chief executive officer base salaries at institutions in our compensation peer group.
As to the other NEOs, Mr. Waycaster, with Mr. Chapman’s concurrence, recommended increases in base salaries for senior executive management. The increases were intended to more closely align our NEOs’ base salaries with the median of our compensation peer group for similarly-situated executives (recognizing that base salaries were not adjusted from 2023 to 2024) and, for Mr. Jeanfreau, to reflect the growth in his duties beyond the leadership of our legal function. The compensation committee concurred with Mr. Waycaster’s recommendations.
The table below sets forth NEO base salaries for 2025 as compared to base salaries in effect at the end of 2024:

	Base Salary (2025)	Base Salary (2024)
Mr. Waycaster(1)	$765,000	$765,000
Mr. Chapman(1)	725,000	630,000
Mr. Mabry	575,000	560,000
Mr. Jeanfreau	475,000	400,000
Mr. Perry	500,000	490,000
(1) Effective May 1, 2025, Mr. Waycaster’s base salary decreased to $460,000, and Mr.
Chapman’s increased to $800,000.

Annual Performance-Based Cash Awards
Annual performance-based cash awards are made under the PBRP and are contingent on Renasant-wide performance. Payouts are based on threshold, target or superior levels of performance, expressed as a percentage of each executive’s base salary. There are no payouts under the PBRP for performance below threshold; maximum payouts are capped regardless of performance above the superior level.
2025 PBRP Payout Opportunities
The compensation committee concluded that Renasant’s budgeted results demanded a high level of performance from executive management, especially considering that management was tasked with achieving these results while also planning for the successful completion of the FBMS merger and the subsequent systems conversion and integration of FBMS’s operations into Renasant’s. For Mr. Waycaster, his PBRP opportunity was structured to reflect his changing role in 2025: while he remained

CEO, his potential payouts (as a percentage of base salary) remained the same as in 2024; these potential payouts were reduced once he transitioned to the executive vice chairman role. Similarly, Mr. Chapman’s potential payouts were increased in anticipation of his assumption of the chief executive officer title. For the remaining NEOs, the compensation committee determined that the potential payouts (as a percentage of base salary) at threshold, target and superior levels were sufficient to provide the opportunity to increase annual cash compensation due to our performance. The committee also considered these percentages in light of budgeted earnings, profitability and operational efficiency for 2025 and the FBMS merger.
The following table illustrates potential payouts expressed as a percentage of base salary.

2025 Potential PBRP Payouts as a Percentage of Base Salary
	Threshold	Target	Superior
Mr. Waycaster (January 1 - April 30)	52.5%	105%	210%
Mr. Waycaster (May 1 - December 31)	30.0%	60%	120%
Mr. Chapman	52.5%	105%	210%
Mr. Mabry	37.5%	75%	150%
Mr. Jeanfreau	37.5%	75%	150%
Mr. Perry	32.5%	65%	130%
2025 PBRP Performance Measures and Goals
The following table lists the performance measures the compensation committee selected for purposes of the performance-based cash award for 2025 and the committee’s rationale for selecting each measure. In the committee’s view, each of these measures may be appropriately measured over an annual period.

PBRP Performance Measures	Why We Chose This Measure
Diluted earnings per share (“EPS”)	Earnings directly correlate to shareholder value
Efficiency ratio	Reinforces Renasant’s emphasis on improving operational efficiency
Return on average tangible common equity (“ROTCE”) (non-GAAP)	Reflects the profitable use of our capital and how effectively our capital is deployed
For 2025, all three performance metrics were absolute measures, measuring only our performance (rather than comparing our performance relative to the performance of a peer group). Consistent with past practice, the committee decided that judging our annual performance on an absolute basis was appropriate because unpredictable events (such as a sale of assets for a significant gain or loss) can materially impact a company’s earnings, profitability or efficiency ratio and thus significantly skew Renasant’s performance relative to its peers’ for the relevant year. If annual performance were measured relative to a peer group, PBRP outcomes may not be truly reflective of our named executives’ performance.
In March 2025, the committee approved the specific performance levels for the EPS, efficiency ratio and ROTCE performance measures for 2025. For each 2025 performance metric, the target level was set at our budgeted level, excluding the impact of merger expenses and the Day 1 CECL impact (that is, the levels were tied to “adjusted” amounts). Threshold and superior performance levels for EPS and ROTCE were set at 95% and 105%, respectively, of the target level. Threshold and superior performance levels for the efficiency ratio were derived from the comparable performance levels for EPS, with 50% of the change in EPS between the respective performance levels allocated to net revenue and the remaining 50% of the change in EPS allocated to noninterest expense.

The following table compares the target performance levels for 2025 to our actual results for 2024.

Performance Measure	Results for the Year Ended December 31, 2024 (non-GAAP)(1)	2025 Target Performance
		Target Performance Level	Increase Over 2024 Outcome
Diluted earnings per share	$2.76	$3.00	8.7%
Efficiency ratio	66.30%	61.58%	7.1%
ROTCE (non-GAAP)	11.55%	12.60%	9.5%
(1)Includes adjustments to each of diluted earnings per share, efficiency ratio and ROTCE described in the “Annual Performance-Based Cash Awards - Discretionary Cash Bonuses” section of our proxy statement for our 2024 Annual Meeting of Shareholders. Appendix A of such proxy statement includes a reconciliation of these non-GAAP measures to their most comparable measures under GAAP.
Adjusted diluted EPS, adjusted efficiency ratio and adjusted ROTCE are non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures.
2025 PBRP Performance Results and Payouts
The table below provides the weight given to each performance measure, specific threshold, target and superior performance levels for each measure and our results for 2025 as certified by the compensation committee. The compensation committee believes that diluted earnings per share is the best indicator of overall performance and the delivery of shareholder value, and so the committee gave this measure the most weight. The committee assigned a greater weight to the efficiency ratio than ROTCE to continue its emphasis on the importance of enhancing our operational efficiency.

2025 Company-Wide Performance Measures
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance	2025 Performance (Actual)	2025 Performance (Adjusted)(1)
Diluted earnings per share	50%	$2.85	$3.00	$3.15	$2.07	$3.07
Efficiency ratio	30%	62.99%	61.58%	60.21%	65.00%	60.08%
ROTCE (non-GAAP)	20%	11.97%	12.60%	13.23%	9.65%	13.85%
(1)    ROTCE as well as the adjusted 2025 performance results for diluted EPS, efficiency ratio and ROTCE are non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures. The information immediately below reconciles each adjusted 2025 performance result to its most comparable measure under GAAP.

The following tables illustrate the impact of merger expenses and Day 1 CECL on our 2025 results and how we derived our adjusted performance results for purposes of the 2025 PBRP:

Diluted Earnings per Share (EPS)
2025 Actual EPS (GAAP)	$2.07
Merger and conversion related expenses	0.56
Day 1 acquisition provision for credit losses and unfunded commitments	0.76
Tax effect of adjustments	(0.32)
2025 Adjusted EPS (non-GAAP)	$3.07

Efficiency Ratio
2025 Actual efficiency ratio (GAAP)	65.00%
Merger and conversion related expenses	(4.92)
2025 Adjusted efficiency ratio (non-GAAP)	60.08%

Return on Average Tangible Common Equity (ROTCE)
2025 Actual ROTCE (non-GAAP)	9.65%
Merger and conversion related expenses	2.36
Day 1 acquisition provision for credit losses and unfunded commitments	3.19
Tax effect of adjustments	(1.35)
2025 Adjusted ROTCE (non-GAAP)	13.85%
After these adjustments, our EPS fell between the target and superior performance levels, and both the efficiency ratio and ROTCE exceeded the superior performance level.
To determine PBRP payouts for 2025, the compensation committee reviewed Renasant’s actual results against the budgeted results for our core operations. Before certifying payout amounts, the compensation committee also reviewed merger expenses actually incurred in connection with the FBMS merger against management’s projections for these amounts when we announced the merger in July 2024. The committee believed this comparison would provide insight on whether management efficiently executed its plans for the completion of the merger, systems conversion and integration. The compensation committee noted that Renasant’s actual merger expenses were substantially in line with the originally projected amount. Considering this information together with Renasant's 2025 performance results, the compensation committee concluded that our named executives had generally performed at a high level in 2025.

The table below sets forth the performance outcomes for each PBR performance metric and the resulting payouts to our named executives:

PBRP 2025 Payouts
	Results			Payouts
Performance Measure	% of Award	2025 Performance Outcome	Award Level	Mr. Waycaster	Mr. Chapman	Mr. Mabry	Mr. Cole	Mr. Jeanfreau	Mr. Perry
Diluted earnings per share	50%	$3.07	102% of Target	$329,518	$593,374	$316,028	$228,070	$260,139	$238,205
Efficiency ratio	30%	60.08%	103% of Target	269,605	485,488	258,568	186,602	212,841	194,895
Return on average tangible common equity (non-GAAP)	20%	13.85%	110% of Target	179,737	323,658	172,379	124,402	141,894	129,930
Total	100%		104% of Target	$778,860	$1,402,520	$746,975	$539,074	$614,874	$563,030
Mr. Cole is included in the table above because, although he was not generally part of Renasant’s executive compensation program in 2025, we entered into an amendment to Mr. Cole’s employment agreement in March 2026 that impacted his participation in the PBRP. Mr. Cole's employment agreement provided that he participated in the PBRP with a potential payout at the target level of performance equal to 75% of his base salary (and with payouts at the threshold and superior performance levels similar to Mr. Jeanfreau’s payouts at such levels, as described above). As to the performance period, prior to the amendment, instead of a calendar year period, Mr. Cole’s performance was to be measured from April 1, 2025 to March 31, 2026 (and similarly for 2026 to 2027). This period was designed to align Mr. Cole’s annual cash bonus with Renasant’s anticipated timing to complete systems conversion and the integration of FBMS’s operations into Renasant’s. By the first quarter of 2026, it became clear to Mr. Chapman that our integration efforts, and especially those efforts in which Mr. Cole had played a significant role, had been substantially completed by the end of 2025 (systems conversion occurred in August 2025), and that Mr. Cole performed at a high level in this regard. To award Mr. Cole for his efforts, and to align his ongoing participation in the PBRP with that of our other senior executives’, we amended Mr. Cole’s employment agreement so that he would participate in the PBRP for the 2025 calendar year, with his bonus pro-rated to reflect that he was a Renasant employee only for nine months of 2025. For additional details about the amendment to Mr. Cole’s employment agreement, please refer to the Current Report on Form 8-K that we filed with the SEC on March 16, 2026.
Equity Awards
Equity Awards Made in 2025
In 2025, the compensation committee approved the grant of time-based and performance-based restricted stock awards to our NEOs (except that Mr. Waycaster did not receive a performance-based award). Both types of awards are considered variable because the ultimate value of the awards is directly linked to our share price. In addition, both awards support the objectives of our compensation program to promote retention of our NEOs and to align the interests of our NEOs with those of our shareholders. The performance-based restricted stock also supports our compensation program objectives by incenting our NEOs to drive positive operational and performance results. Reflecting Mr. Waycaster’s change in role to solely Executive Vice Chairman and his staged transition to retirement, the compensation committee elected to grant Mr. Waycaster a time-based restricted stock award, subject to a two-year vesting period, which the compensation committee believes creates retentive value.
Setting Target Equity Award Value. For 2025, the committee approved each NEO’s target equity award value and the allocation of the value equally between time-based restricted stock awards and performance-based restricted stock awards based on a variety of factors, including role, contributions, market data, and recommendations from our chief executive officer (for all NEOs other than himself). The value of Mr. Waycaster’s stock awards was set in connection with the negotiation of the amendment to his employment agreement to memorialize his transition from our chief executive officer to our executive vice chairman. The following table below shows each NEO’s target equity award value, and the number of time-based and performance-based restricted stock award granted to each NEO:

NEO	Target Equity Award Value	Time-based Restricted Stock (#)	Performance-based Restricted Stock (at target) (#)
Mr. Waycaster	$700,000	19,278	n/a
Mr. Chapman	1,100,000	15,147	15,147
Mr. Mabry	560,000	7,711	7,711
Mr. Jeanfreau	500,000	6,885	6,885
Mr. Perry	480,000	6,609	6,609
Three-Year Performance-Based Awards. In December 2024, the compensation committee approved the award of performance-based restricted stock awards with a three-year performance cycle beginning on January 1, 2025 and ending on December 31, 2027 to each NEO other than Mr. Waycaster. Each NEO may earn between 0% and 150% of his target grant based on achieved performance against the following three performance metrics relative to peer performance: (i) return on average tangible common equity measured on a pre-provision net revenue (“PPNR”) basis (non-GAAP), (ii) return on average tangible assets measured on a PPNR basis (non-GAAP) and (iii) total shareholder return. Relative measures ensure our NEOs are rewarded only if our performance meets or exceeds the performance of our peer group, regardless of whether these measures improve on an absolute basis.
•Return on average tangible common equity measured on a PPNR basis (“ROTCE (PPNR)”) (non-GAAP) – ROTCE (PPNR) measures the profitable use and deployment of our capital, excluding the effect of income taxes and decisions with respect to provisioning for credit losses (or recoveries of prior provisioning) on the calculation of the return. Although the compensation committee also uses ROTCE as a measure for our annual performance-based cash awards, for the annual cash award ROTCE is measured on an absolute basis over a one-year period, while for the performance-based equity awards ROTCE is calculated (1) on a pre-provision net revenue basis, (2) over a three-year performance cycle, and (3) relative to a peer group. The committee determined that calculating ROTCE (PPNR) on a relative basis for the performance-based equity awards is appropriate because the volatility in ROTCE (PPNR) due to unexpected or nonrecurring items among Renasant and its peers is significantly reduced over a three-year period. The committee believes that these differences create a meaningful distinction with the ROTCE performance measure applicable to the annual cash award, and it is appropriate to incentivize both beneficial deployment of our capital on a short-term basis and to evaluate the long-term use and allocation of our capital to ensure that decisions made each year produce consistent results aligned with the creation of shareholder value over a longer period.
•Return on average tangible assets measured on a PPNR basis (“ROTA (PPNR)”) (non-GAAP) – ROTA (PPNR) measures how effectively our executives generate profits from our tangible assets, excluding the effect of income taxes and credit loss provisioning decisions, similar to ROTCE (PPNR) above.
•Total shareholder return (“TSR”) – TSR measures the financial gain that results from changes in our stock price plus dividends we have paid. The committee uses this measure because it is indicative of the absolute creation of long-term value for our shareholders.
ROTCE (PPNR) and ROTA (PPNR) are non-GAAP financial measures. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about these measures as well as a reconciliation of these measures to their most comparable measure under GAAP.
The compensation committee believes that ROTCE (PPNR) and ROTA (PPNR) (non-GAAP) equally measure overall performance, and so it weighted these measures equally. TSR was given a lesser weight because this measure may be impacted by factors outside the control of our NEOs, such as macroeconomic factors like interest rates or market factors that are not uniformly applicable to institutions in our peer group. The table below indicates the weight given to each measure and the specific threshold, target and superior performance levels designated by the compensation committee

2025 Performance Measures - Three-Year Performance Cycle Ending December 31, 2027
Performance Measure	Weight	Threshold Performance	Target Performance	Superior Performance
		Peer Percentile
ROTCE (PPNR) (non-GAAP)	40%	25th	50th	75th
ROTA (PPNR) (non-GAAP)	40%	25th	50th	75th
TSR	20%	25th	50th	75th

The table below reflects potential payouts, in shares, for threshold, target and superior performance, with no payout available for performance below the threshold level.

2025 Potential LTIP Payouts - Three-Year Performance Cycle Ending December 31, 2027
	Threshold	Target	Superior
Mr. Chapman	10,098	15,147	22,721
Mr. Mabry	5,141	7,711	11,567
Mr. Jeanfreau	4,590	6,885	10,328
Mr. Perry	4,406	6,609	9,914
Three-Year Time-Based Awards. In December 2024, the compensation committee awarded each NEO (other than Mr. Waycaster) time-based restricted stock awards subject to three-year cliff vesting. Reflecting Mr. Waycaster’s transition to the executive vice chairman role, the compensation committee awarded Mr. Waycaster a time-based restricted stock award subject to a two-year vesting period. The table below details the two-year time-based award made to Mr. Waycaster and the three-year time-based awards made to our other NEOs for 2025 and the applicable vesting dates.

2025 Time-Based Awards
Executive	Number of Shares	Award Date	Vesting Date
Mr. Waycaster	19,278	January 1, 2025	January 1, 2027
Mr. Chapman	15,147	January 1, 2025	January 1, 2028
Mr. Mabry	7,711	January 1, 2025	January 1, 2028
Mr. Jeanfreau	6,885	January 1, 2025	January 1, 2028
Mr. Perry	6,609	January 1, 2025	January 1, 2028
Performance-Based Equity Awards Vesting in 2025
Performance-based equity awards made at the beginning of 2023 under the LTIP were subject to a three-year performance cycle that ended December 31, 2025. The performance measures applicable to the awards were ROTA (PPNR) (non-GAAP), ROTCE (PPNR) (non-GAAP) and TSR, all measured on a relative basis (that is, as compared to our peer group). A discussion of these awards can be found in our proxy statement for our 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 13, 2024.
Upon completion of the three-year performance period applicable to these awards, the compensation committee reviewed the results of each performance metric. Over the performance period, our ROTA (PPNR) (non-GAAP) and ROTCE (PPNR) (non-GAAP) each fell between the threshold and target performance levels, while TSR fell below the threshold performance level. Consistent with its historical practice of not adjusting performance results applicable to equity awards, the committee confirmed these results without adjustment.
The table below provides specific information about the performance results relative to our peer group and the payouts, in shares, for each of our NEOs for the three-year performance cycle that ended December 31, 2025:

LTIP Payouts - Three Year Performance Cycle Ending December 31, 2025
	Results			Payouts
Performance Measure	% of Award	2025 Performance Outcomes (percentile)	Award Level	Mr. Waycaster	Mr. Chapman	Mr. Mabry	Mr. Jeanfreau	Mr. Perry
ROTCE (non-GAAP)	40%	38th	76% of Target	5,999	3,911	2,336	1,740	2,335
ROTA (non-GAAP)	40%	38th	76% of Target	5,998	3,910	2,336	1,740	2,335
TSR	20%	14th	28% of Target	—	—	—	—	—
Total	100%	66.4% of Target		11,997	7,821	4,672	3,480	4,670
Please refer to Appendix A, Non-GAAP Financial Measures, for more information about ROTCE (non-GAAP) and ROTA (non-GAAP) as well as a reconciliation of these measures to the most comparable measures under GAAP.

Compensation Committee Practices
The compensation committee has adopted a number of practices intended to support alignment with our shareholders, mitigate compensation risk, ensure that the committee receives independent advice and otherwise advance Renasant’s financial and strategic goals. This portion of the CD&A describes the most important of these practices.
Shareholder Alignment. Our compensation opportunities are designed to promote the alignment of the interests of our executives and the creation of long-term value for our shareholders, even after vesting has occurred or the performance cycle has ended. Key features of our variable compensation that support this design are described below.

Structure of Long-Term Equity Incentive
Our long-term equity incentive has the following features that promote shareholder alignment:
•Performance cycles are three years, allowing longer-term performance to be fully reflected in our compensation decisions
•Payouts are tied to relative performance measures, such that compensation decisions reflect performance relative to our peer group
•Equity incentive performance measures differ from measures applicable to the annual cash incentive, with the goal that compensation decisions reflect a broader range of results

Stock Ownership Guidelines	Stock ownership guidelines apply to our NEOs and other executive officers. As of January 1, 2026 the stock ownership of each of our NEOs exceeded the applicable guidelines.
	NEO	Ownership Guidelines	Renasant Stock Owned (Multiple of Base Salary)(1)
	Mr. Chapman	5x of base salary	6.90x
	Mr. Mabry	2.5x of base salary	5.34x
	Mr. Waycaster(2)	2.5x of base salary	14.59x
	Mr. Cole	2.5x of base salary	8.14x
	Mr. Jeanfreau	2.5x of base salary	3.46x
	Mr. Perry	2.5x of base salary	5.09x

(1) We include shares directly and indirectly owned, including shares subject to time-based restrictions, shares owned by immediate family and shares owned through our 401(k) and DSU plans. We exclude pledged shares and shares subject to performance measures.
(2) Because he was not chief executive officer as of January 1, 2026, Mr. Waycaster’s stock ownership requirement was the level applicable to our named executives other than the CEO.

Equity Retention	Our NEOs must hold Renasant stock for a period of two years following vesting or the end of a performance cycle. The requirement applies to the full number of shares that vest or are finally awarded, net of shares withheld for the payment of taxes. During this holding period, the shares cannot be sold, pledged, mortgaged or otherwise disposed of. The requirement is waived only in the event of death, disability, retirement or a change in control.
Anti-Hedging and Pledging
Our NEOs are subject to Renasant’s Hedging Policy, which prohibits our directors, officers and employees, including our NEOs, from engaging in transactions that have the effect of hedging the economic risks associated with the ownership of Renasant stock. Although the policy does not prohibit pledging, any stock that is pledged cannot be used to satisfy our stock ownership guidelines. You can find more information about our Hedging Policy above in the Corporate Governance and the Board of Directors section under the heading “Governing Documents and Practices.”

Risk Mitigation Practices. Our compensation program includes safeguards, summarized below, designed to mitigate compensation risk and to otherwise avoid unsafe and unsound compensation practices. The Corporate Governance and the Board of Directors section above under the heading “Role of the Board in Risk Oversight” provides additional information about actions the compensation committee has taken to identify, assess and mitigate risks posed by our compensation arrangements.

Clawback Policies
Our board has adopted, and the compensation committee administers, a clawback policy that permits us to reduce or recover performance-based compensation if we restate our financial results and the amount of the compensation would be less based on the restatement. The policy addresses both cash and performance-based equity awards. The clawback policy incorporates SEC and NYSE rules requiring that public companies adopt clawback policies applicable to restatements.

Double Trigger for Change in Control Benefits
The payment of change in control benefits is contingent on a double trigger: if a change in control of Renasant is consummated (the first trigger), an executive’s employment must be terminated within two years following the consummation either involuntarily without cause or on account of a constructive termination (the second trigger). Definitions of the terms “cause” and “constructive termination” may be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”

No Tax Gross Ups
The committee does not approve or enter into agreements that, directly or indirectly, result in tax gross ups, with the exception of the gross up of disability insurance premiums for our NEOs. For 2025, the aggregate amount of all gross ups was $530; individual amounts are reflected below in the Compensation Tables section in the “All Other Compensation” column of the 2025 Summary Compensation Table.

Timing of Equity Awards
Equity awards to senior executive officers are made at meetings of our compensation committee and board that are scheduled well in advance, without regard to whether we have recently announced, or intend to announce, material information to the public. In addition, Renasant does not time the release of material information to the public to the expected grant dates of equity awards. We do this to avoid the inference that we have “timed” an award or manipulated the market. Awards may be made effective when ratified by our full board or may be effective prospectively on a specified date.

We have not granted stock options since 2013.

Limits on Performance-Based Payouts	To ensure that total compensation remains at appropriate levels and that performance-based compensation is not excessive, the committee sets maximum payouts that apply regardless of the level of performance.
Exercise of Discretion	The committee has the discretion to adjust the amount of any performance-based payout, whether cash or equity, if appropriate, to reflect factors unrelated to company-wide performance, such as macroeconomic factors, internal pay equity, individual performance, the scope or nature of individual responsibilities or otherwise, to ensure that payout levels remain consistent with the purposes of our executive compensation program.
Independent Advice. For 2025 the compensation committee continued its relationship with Meridian as its independent executive compensation adviser. The charter of the compensation committee requires the committee to consider whether its advisers are independent based on the factors set forth in the NYSE Listing Manual, and the committee determined that Meridian was independent during 2025. Meridian works at the direction of the compensation committee, and the decision to retain Meridian was at the sole discretion of the committee. Services provided by Meridian are described above under the “Decision-Making Process for 2025” heading and in the Board Members and Compensation section under the heading “Director Compensation.” Meridian did not provide any additional services to the committee or Renasant in 2025.
Peer Group. The peer group used in connection with setting 2025 executive compensation consists of publicly-traded regional financial institutions that have business models similar to Renasant’s from a product and service offerings perspective, with a preference for institutions with a geographic footprint overlapping Renasant’s. The peer institutions range in asset size from approximately 50% to two times Renasant’s expected asset size following completion of the FBMS merger (as projected when the peer group was compiled, as set forth in the table below).
The compensation committee approved this peer group in the fall of 2024, when it began the process of determining 2025 compensation levels. The 21 institutions included in the group had the following characteristics:

Characteristic	Range	Median	Renasant(1)
Total assets (as of June 30, 2024)	$14.6 billion - $49.4 billion	$26.5 billion	$25.0 billion
Total revenue (2023 actual)	$440 million - $1.62 billion	$990 million	$629 million
Market capitalization (as of July 30, 2024)	$1.91 billion - $8.37 billion	$3.74 billion	$2.15 billion
(1) Assumed that the FBMS merger was completed in the first half of 2025.
For 2025, Meridian recommended the 21 institutions for the peer group, and the compensation committee concurred with these recommendations. The financial institutions in our compensation peer group for 2025 were:

Ameris Bancorp	Prosperity Bancshares, Inc.
Atlantic Union Bankshares Corporation	Seacoast Banking Corporation of Florida
Bank OZK	ServisFirst Bancshares, Inc.
Cadence Bank	Simmons First National Corporation
Commerce Bancshares, Inc.	Texas Capital Bancshares, Inc.
Enterprise Financial Services Corp	TowneBank
First Financial Bancorp	Trustmark Corporation
Hancock Whitney Corporation	United Bankshares, Inc.
Hilltop Holdings Inc.	United Community Banks, Inc.
Home BancShares, Inc. (Conway, AR)	WesBanco, Inc.
Pinnacle Financial Partners, Inc.
Benchmarking. Benchmarking refers to the practice of setting total compensation or one or more components of compensation with reference to the compensation practices of other financial institutions. The compensation committee believes that our executives should generally be paid total compensation that is at or near the median of our peer group when performance is measured at target levels. Accordingly, it evaluates practices across our peer group to determine median compensation levels as well as to understand how total compensation is allocated among different elements of compensation. The committee believes that this practice enables it to set compensation at levels sufficient to act as a retention device while ensuring that compensation levels do not become excessive.
Employment Agreements. We have entered into employment agreements with our NEOs. The agreements are primarily intended to promote retention, impose standard restrictive covenants that protect our proprietary information and business and provide compensation opportunities that are relatively consistent for each of our NEOs. More information about the terms of these employment agreements can be found below in the Compensation Tables section under the heading “Payments and Rights on Termination or Change in Control.”
Tax Considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, we cannot deduct compensation paid to our NEOs that is in excess of $1 million, regardless of the form of the compensation. Because the compensation committee believes that our executive compensation program should be structured to broadly advance our objectives, the Section 162(m) limit (and the potential loss of a tax deduction) is only one of the factors that the committee considers when it makes determinations.
Benefits and Perquisites. Our executive compensation program focuses on the delivery of appropriate levels of direct compensation, with the view that our NEOs should be provided with basic perquisites and benefits and the opportunity to voluntarily save for retirement and other financial needs on a tax-deferred basis. Consistent with this focus, during 2025 our NEOs had access to the following benefits and perquisites:
•Insurance-type group benefits that are generally available to all Renasant employees, including health and dental coverage and life and disability benefits. Our NEOs are also provided additional life and disability insurance coverage through group policies.
•A broad-based 401(k) plan, including a Company matching contribution. Consistent with our efforts to contain expenses, our NEOs and other senior executive officers do not receive a profit-sharing contribution to their 401(k) plan accounts.
•Two voluntary deferral plans, our DSU Plan and our Deferred Income Plan. We do not contribute to these arrangements.
•Dues for memberships in professional and civic organizations, country club dues and car allowances.

More information about our benefit plans, including legacy arrangements under which benefits no longer accrue, can be found below in the Compensation Tables section under the headings “Pension Benefits” and “Non-Qualified Deferred Compensation”; information about the types and value of the perquisites provided to our NEOs can be found in the 2025 Summary Compensation Table in the “All Other Compensation” column.

COMPENSATION COMMITTEE REPORT
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The compensation committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee:

Albert J. Dale, III, Chairman	Neal A. Holland, Jr.
Donald Clark, Jr.	Jonathan A. Levy
Jill V. Deer	Sean M. Suggs

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the compensation committee during 2025 were Donald Clark, Jr., Albert J. Dale, III, Jill V. Deer, Neal A. Holland, Jr., Jonathan A. Levy (beginning as of April 1, 2025 when we completed the FBMS merger) and Sean M. Suggs; John M. Creekmore and Richard L. Heyer, Jr. served on the compensation committee from January 2025 through our 2025 annual meeting. No member of the compensation committee was an officer or employee of Renasant or any of its subsidiaries during 2025 or was formerly an officer of Renasant, and no member had any relationship, other than loan, deposit and financial services relationships with the Bank, requiring disclosure as a related person transaction under applicable SEC regulations other than our employment of Dr. Heyer’s and Mr. Creekmore’s sons. For a discussion of such loan, deposit and financial services relationships and our employment relationship with Dr. Heyer’s and Mr. Creekmore’s sons, please refer to the information in the Corporate Governance and the Board of Directors section above under the heading “Related Person Transactions.” Additionally, in 2025 none of our executive officers served as a member of the compensation committee (or committee performing similar functions or, in the absence of any such committee, the entire board) of any other entity or served as a director of another entity, one of whose executive officers served on our compensation committee in 2025 or one of whose executive officers served as a director for us.

COMPENSATION TABLES
2025 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
A	B	C	D	E	F	G	H	I
C. Mitchell Waycaster(1) Principal Executive Officer	2025	$561,667	$—	$689,189	$778,860	$35,040	$110,911	$2,175,667
	2024	765,000	—	1,239,222	1,366,065	17,017	125,261	3,512,565
	2023	765,000	602,438	1,304,934	—	14,356	122,016	2,808,744
Kevin D. Chapman(1) Principal Executive Officer	2025	$775,000	$—	$1,083,011	$1,402,520	$—	$96,396	$3,356,927
	2024	630,000	—	835,197	910,710	—	87,397	2,463,304
	2023	620,000	401,625	855,947	—	—	80,319	1,957,891
James C. Mabry IV Principal Financial Officer	2025	$575,000	$—	$551,337	$746,975	$—	$82,551	$1,955,863
	2024	560,000	—	557,471	714,282	—	89,417	1,921,170
	2023	560,000	315,000	522,576	—	—	87,609	1,485,185
M. Ray (Hoppy) Cole, Jr.(2)(3) Senior Executive Advisor	2025	$420,000	$450,000	$525,033	$539,074	$152,448	$34,026	$2,120,581

Mark W. Jeanfreau(3) Executive Vice President	2025	$475,000	$—	$492,278	$614,875	$630	$73,365	$1,656,148

Curtis J. Perry Executive Vice President	2025	500,000	—	472,544	563,030	—	68,922	$1,604,496
	2024	490,000	—	478,121	541,664	1,987	72,003	1,583,775
	2023	490,000	238,875	507,151	—	—	71,744	1,307,770
(1)In 2025, Mr. Waycaster served as our chief executive officer, and principal executive officer, from January 2025 through April 30, 2025. Mr. Chapman served as our chief executive officer, and principal executive officer, from May 1, 2025 through the end of 2025.
(2)Mr. Cole became a named executive officer in 2025 following the completion of the FBMS merger. In connection with the merger, Mr. Cole and Renasant entered into an employment agreement that included the payment of a fixed bonus amount and the award of time-based restricted stock with a specified value. Details about Mr. Cole’s employment agreement are included in the proxy statement/prospectus that we filed with the SEC with respect to the FBMS merger on September 17, 2024. The March 2026 amendment to Mr. Cole’s employment agreement is described in the CD&A under the heading “2025 Compensation Decisions,” in the subsection labeled “Annual Performance-Based Cash Awards.”
(3)Mr. Cole and Mr. Jeanfreau became named executives in 2025. SEC rules permit us to omit compensation information for years prior to the individual becoming a named executive officer.
General. The 2025 Summary Compensation Table above includes information about the compensation earned by our principal executive officers, our principal financial officer and the three other most highly compensated executive officers of Renasant in 2025 for services that they rendered for Renasant during the fiscal years ending December 31, 2025, 2024 and 2023 (other than Messrs. Cole and Jeanfreau, as explained in note 3 immediately above). The compensation included in the table represents both cash payments and the value of other forms of compensation, as follows:
•Column C, Salary – Amounts included in this column represent base salary earned by our named executives, some of which may have been voluntarily deferred under our 401(k) plan or our non-qualified deferred compensation plans, the Deferred Income Plan and the DSU Plan. Please refer to the tables under the “Non-Qualified Deferred Compensation” heading below for information about our named executives’ deferral of 2025 salary into our Deferred Income Plan and DSU Plan.

•Column D, Bonus – Amounts in this column report cash bonuses paid on a discretionary or contractual basis. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan. Discretionary bonuses were not a component of our executive compensation program during 2025 or 2024. Mr. Cole’s bonus was provided for under his employment agreement. Please refer to the Compensation Discussion and Analysis section of Renasant’s proxy statement for its 2024 annual meeting for a description of our compensation committee’s rationale for the payment of discretionary bonuses with respect to 2023 as well as the committee’s considerations in determining the amount of such bonuses.
•Column E, Stock Awards – Amounts in this column represent the value of non-cash compensation granted or awarded under our LTIP, which may be performance-based or time-based. Performance-based awards may or may not be earned by an executive, depending upon the achievement of performance measures; time-based awards are earned contingent on the completion of the designated service period. Options are not a component of our compensation program.
•Column F, Non-Equity Incentive Plan Compensation – Amounts in this column represent cash bonuses earned under our PBRP based on the achievement of performance measures. Some of these amounts may have been voluntarily deferred under our 401(k) plan, Deferred Income Plan or DSU Plan.
•Column G, Changes in Pension Value and Non-qualified Deferred Compensation Earnings – Amounts in this column represent changes in the actuarial present value of benefits accrued under our tax-qualified pension plan and any above-market earnings credited under our Deferred Income Plan (decreases in the actuarial present value of pension benefits are excluded from this column as required by SEC rules). Refer to the information below under the heading “Changes in Pension Value and Non-qualified Deferred Compensation Earnings” for details on the specific amounts covered by this column.
•Column H, All Other Compensation – Amounts in this column represent the value of other compensation we pay or provide to our named executives, such as car and housing allowances, insurance premiums, membership dues and dividends on restricted stock awards.
Cash Bonuses. The amounts reported in Column D, labeled “Bonus” and Column F, labeled “Non-Equity Incentive Plan Compensation,” reflect the annual cash bonuses earned and paid under the PBRP, the discretionary cash bonuses paid in 2023 and, for Mr. Cole, a retention bonus paid in 2025. All PBRP bonuses were subject to the attainment of performance measures. Mr. Cole’s retention bonus was fixed in his employment agreement, rather than being determined using the performance measures applicable under the PBRP, so we consider it to be a discretionary bonus and included the amount in Column D. More information about why annual cash bonuses are paid, the relationship of annual cash bonuses to other compensation components, the specific performance measures designated by the compensation committee, and potential amounts payable for threshold, target and superior performance can be found above in the CD&A under the heading “2025 Compensation Decisions,” in the subsection labeled “Annual Performance-Based Cash Awards.” Mr. Cole’s PBRP bonus is also discussed in that subsection.
Restricted Stock Awards. Amounts reported in Column E, labeled “Stock Awards,” represent the value of restricted stock awarded under our LTIP, consisting of performance- and time-based awards. The dollar amounts reflect the aggregate fair value of the awards, determined as of the date of award, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” referred to as “ASC 718.” Dividends accrue and are paid on restricted stock awards at the same rate as dividends on outstanding shares that are not restricted stock awards. Dividends are not included in our fair value determination. For performance-based awards, amounts included in Column E reflect the target award, which we consider the probable outcome of the performance conditions determined as of the date of award, consistent with our estimate of the aggregate compensation cost to be recognized over the applicable service period as of the award date under ASC 718. As permitted under the guidance in ASC 718, Renasant has elected to account for forfeitures in compensation cost when they occur. The fair value of the 2025 performance-based awards on the award date, assuming that superior performance was achieved, rather than target performance as reported in the table, was $812,258, $413,502, $369,208 and $354,408 for Messrs. Chapman, Mabry, Jeanfreau and Perry, respectively. Please refer to Note 13, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2025 for a discussion of the assumptions we used to determine the fair value of our restricted stock awards.
The number of target shares that corresponds to the value of our performance-based restricted stock awards included in Column E above is also listed in the Grants of Plan-Based Awards table below. Further information about why equity incentive awards are made, the relationship of these awards to other compensation components, the differences between performance- and time-based awards and among performance-based awards, the specific performance measures designated by the compensation committee and the performance cycle, and potential shares receivable for threshold, target and superior performance can be found above in the CD&A under the heading “2025 Compensation Decisions,” in the subsection labeled “Equity Awards.” The Vested Restricted Stock table below sets forth the actual number of shares of restricted stock that vested during 2025.
Changes in Pension Value and Non-Qualified Deferred Compensation Earnings. Amounts reported in Column G, labeled “Changes in Pension Value and Non-Qualified Deferred Compensation Earnings,” reflect (1) above-market earnings on deferrals credited to our Deferred Income Plan, (2) for Mr. Waycaster, the year-over-year change in the actuarial present value of accumulated benefits under our pension plan, and (3) for Mr. Cole, the change since the merger date in the actuarial present value of accumulated benefits under the supplemental employee retirement plan that we assumed in connection with the merger (which is discussed in more detail under the “Pension Benefits” heading below). Earnings are considered “above-market” only if the credited interest rate exceeded 120% of the applicable federal long-term rate, with compounding, as prescribed by the Internal Revenue Service. For 2025, the aggregate amounts of above-market earnings and changes in pension plan benefits were as follows:

Name	Above-market Earnings	Pension Plan Change	Total
Mr. Waycaster	$67	$34,973	$35,040
Mr. Cole	—	152,448	152,448
Mr. Jeanfreau	630	—	630
All Other Compensation. In addition to the amounts described above, we provide or pay certain additional amounts for the benefit of our named executives, the value of which is included in Column H, labeled “All Other Compensation.” These amounts include contributions to our 401(k) plan, group term life insurance premiums, dividends on restricted stock awards, automobile and housing allowances, dues for memberships in professional and civic organizations and country club dues. All of our NEOs receive a tax gross up for disability insurance premiums. Below is specific information about the other compensation paid to each of our named executives:

Components of “All Other Compensation” for 2025
Name	401(k) Plan Contributions	Long-term Care and Life Insurance Premiums	Restricted Stock Dividends	Automobile Allowance	Housing Allowance	Professional and Civic Organization/Country Club Dues	Gross Up	Total
Mr. Waycaster	$14,000	$247	$78,892	$12,000	$—	$5,700	$72	$110,911
Mr. Chapman	14,000	1,159	63,509	12,000	—	5,700	28	96,396
Mr. Mabry	14,000	1,109	44,310	12,000	—	11,040	92	82,551
Mr. Cole	11,631	—	6,809	9,000	—	6,586	—	34,026
Mr. Jeanfreau	14,000	1,197	29,356	12,000	8,280	8,370	162	73,365
Mr. Perry	14,000	1,109	34,422	12,000	—	7,215	176	68,922

Grants of Plan-Based Awards
The following table provides information on performance-based incentive awards and time-based equity awards made to our named executive officers for 2025.

2025 Plan-Based Awards
			Estimated Possible Payouts Under Non-Equity Incentive Plan (PBRP)			Estimated Future Payouts Under Equity Incentive Plan (LTIP)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)		Superior (#)	Grant Date Fair Value of Stock Awards ($)
A	B	C	D	E	F	G	H		I	J
Mr. Waycaster	1/1/2025	12/11/2024	224,671	449,342	898,685		19,278	(1)		689,189
Mr. Chapman	1/1/2025	12/11/2024	406,875	813,750	1,627,500	10,098	15,147	(1)	22,721	541,505
	1/1/2025	12/11/2024					15,147	(2)		541,505
Mr. Mabry	1/1/2025	12/11/2024	215,625	431,250	862,500	5,141	7,711	(1)	11,567	275,668
	1/1/2025	12/11/2024					7,711	(2)		275,668
Mr. Cole	4/1/2025	7/29/2024	155,502	311,004	622,008		15,474	(1)(3)		525,033
Mr. Jeanfreau	1/1/2025	12/11/2024	178,125	356,250	712,500	4,590	6,885	(1)	10,328	246,139
	1/1/2025	12/11/2024					6,885	(2)		246,139
Mr. Perry	1/1/2025	12/11/2024	162,500	325,000	650,000	4,406	6,609	(1)	9,914	236,272
	1/1/2025	12/11/2024					6,609	(2)		236,272
(1)Represents shares subject to time-based vesting awarded under the LTIP. Mr. Waycaster’s award is subject to a two-year service vesting period, Mr. Cole’s award vests on April 1, 2027, while the remaining time-based awards are subject to a three-year service vesting period.
(2)Represents shares subject to performance measures and a three-year performance cycle (more fully described in the CD&A above) awarded under the LTIP.
(3)    This award was made pursuant to the employment agreement we entered into with Mr. Cole in connection with the FBMS merger. The date in Column C of the table reflects the date that our board of directors approved Mr. Cole’s employment agreement.
We maintain two performance-based incentive plans: the PBRP, which is our annual cash bonus plan, and the LTIP. For payments and awards under the PBRP and LTIP that are intended to be performance-based, our compensation committee sets targeted payout levels, reflecting the attainment of threshold, target and superior performance levels. In the table above, Columns D, E and F represent potential cash payouts at each level under the PBRP on the first day of our fiscal year (the first day of the performance cycle); Columns G, H, and I represent potential payouts under the LTIP at each level expressed in the form of shares of our common stock; Column J reflects the award date fair value at the target level, which we consider the probable outcome of the performance conditions, determined in accordance with ASC 718.

Outstanding Equity Awards as of December 31, 2025

Outstanding Equity Awards
Name	Number of Shares that have not Vested (#)	Service Period Ends	Market Value of Shares that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares that have not Vested (#)	Performance Cycle Ends	Equity Incentive Plan Awards: Market Value of Unearned Shares that have not Vested ($)
A	B		C	D		E
Mr. Waycaster	13,051	1/1/2026	459,656	18,397	12/31/2026	647,942
	18,397	1/1/2027	647,942
	19,278	1/1/2027	678,971
Mr. Chapman	9,189	1/1/2026	323,637	12,399	12/31/2026	436,693
	12,399	1/1/2027	436,693	15,147	12/31/2027	533,477
	15,147	1/1/2028	533,477
Mr. Mabry	6,951	1/1/2026	244,814	8,276	12/31/2026	291,481
	8,276	1/1/2027	291,481	7,711	12/31/2027	271,581
	7,711	1/1/2008	271,581
Mr.Cole	5,349	12/15/2029	188,392
	15,474	4/1/2027	544,994
Mr. Jeanfreau	4,143	1/1/2026	145,916	5,548	12/31/2026	195,401
	5,548	1/1/2027	195,401	6,885	12/31/2027	242,490
	6,885	1/1/2028	242,490
Mr. Perry	4,973	1/1/2026	175,149	7,098	12/31/2026	249,992
	7,098	1/1/2027	249,992	6,609	12/31/2027	232,769
	6,609	1/1/2028	232,769
Stock Awards. Columns B and C reflect three-year time-based awards, a two-year time-based award to Mr. Waycaster and a two-year and five-year time-based award to Mr. Cole (Mr. Cole’s five-year award was assumed as part of the FBMS merger). The value of these awards is based on the per share market value of our common stock on December 31, 2025, which was $35.22 per share. Columns D and E in the table above include information about our performance-based awards with performance cycles ending on or after December 31, 2025. The value of our performance-based awards was determined using the per share market value of our common stock on December 31, 2025, $35.22 per share, and the number of shares equal to a target award. More information about our time- and performance-based restricted stock awards, including their respective vesting dates and performance cycles, can be found in the CD&A above under the heading “2025 Compensation Decisions” in the paragraph labeled “Equity Awards.”
Unexercised Options. Our named executives did not own any stock options as of the end of 2025.
Vested Restricted Stock

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A	B	C
Mr. Waycaster	26,988	958,463
Mr. Chapman	15,471	548,943
Mr. Mabry	18,107	650,597
Mr. Jeanfreau	10,712	381,110
Mr. Perry	10,839	385,019

The table above includes information about restricted stock awards that vested during our 2025 fiscal year, including time-based awards that vested in 2025 and performance-based awards with a performance cycle ending on December 31, 2025. Below is additional information about the calculation of the value of each executive’s awards.

	Time-Based Restricted Stock Awards			Performance-Based Restricted Stock Awards
Name	Shares	Vesting Date	Per Share Value(1)	Shares	Performance Cycle Ended	Per Share Value(1)
Mr. Waycaster	14,991	January 1, 2025	$35.75	10,384	December 31, 2025	$35.22
				1,613	December 31, 2025	$35.22
Mr. Chapman	7,650	January 1, 2025	$35.75	6,998	December 31, 2025	$35.22
				823	December 31, 2025	$35.22
Mr. Mabry	6,977	January 1, 2025	$35.75	4,672	December 31, 2025	$35.22
	6,458	August 1, 2025	$36.64
Mr. Jeanfreau	3,232	January 1, 2025	$35.75	3,132	December 31, 2025	$35.22
	4,000	January 1, 2025	$35.75	348	December 31, 2025	$35.22
Mr. Perry	6,169	January 1, 2025	$35.75	4,006	December 31, 2025	$35.22
				664	December 31, 2025	$35.22
(1)As of the trading date immediately preceding the vesting date or end of the performance cycle.

Pension Benefits

Pension Benefits for 2025
Name	Type of Plan	Years of Credited Service	Present Value of Accumulated Benefit	Payments Made in 2025
A	B	C	D	E
Mr. Waycaster	Defined Benefit Pension Plan	18	$327,104	$—
Mr. Cole	Supplemental Executive Retirement Plan	n/a	3,780,912	—
The Bank maintains the Renasant Bank Amended and Restated Pension Plan, a tax-qualified defined benefit pension plan under which no participants have been added, no additional benefits have been earned and no additional service has been credited since December 31, 1996. Of our named executives, only Mr. Waycaster participated in and has accrued benefits under the pension plan. Years of credited service in Column C in the table above reflect service determined as of December 31, 1996; the accumulated benefits in Column D in the table above reflect the present value, at December 31, 2025, of benefits earned as of December 31, 1996. Mr. Waycaster’s benefits have fully vested, and he has satisfied the age and service conditions necessary for retirement.
In connection with the FBMS merger, we assumed a supplemental executive retirement plan for the benefit of Mr. Cole (the “Cole SERP”). The Cole SERP provides for a lifetime annual supplemental retirement benefit for Mr. Cole, which became fully vested upon the completion of the FBMS merger. Under the Cole SERP, Mr. Cole is entitled to monthly payments beginning following his separation from service after attaining age 65 (if Mr. Cole dies, his benefit is paid in a lump sum). The amount of the benefit will be equal to (1) until Mr. Cole reaches age 80, 50% of Mr. Cole’s “projected compensation” (determined by reference to the average of the highest three amounts of base salary and bonus paid to Mr. Cole in any year of his employment, increased by 5% annually from the April 1, 2025 date of the completion of the FBMS merger until Mr. Cole reaches age 65), less $164,110 (which is the annual benefit under a supplemental executive retirement plan that FBMS maintained for Mr. Cole that FBMS terminated, and made a lump sum payment to Mr. Cole, in connection with the completion of the FBMS merger), and (2) once Mr. Cole reaches age 80, 50% of his projected compensation thereafter.
Information about the valuation methods and assumptions we used to determine the accumulated benefits included under the pension plan and the Cole SERP reflected in Column D in the table above may be found in Note 13, “Employee Benefit and Deferred Compensation Plans,” in the Notes to Consolidated Financial Statements in Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K for the year ended December 31, 2025.
Non-Qualified Deferred Compensation

Deferred Income Plan
Name	2025 Contributions by Executive	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2025
A	B	C	D	E
Mr. Waycaster	$2,400	$6,729	$—	$128,054
Mr. Jeanfreau	21,700	4,435	—	89,798
Mr. Perry	235,416	44,425	—	1,123,623

The table above includes information about the participation of our named executives in our Deferred Income Plan, which is a voluntary non-qualified deferral plan under which only Messrs. Waycaster, Jeanfreau and Perry made deferrals during 2025. Column B in the table above includes the voluntary deferrals made by each participating executive; these amounts are also included in the “Salary” column of the 2025 Summary Compensation Table. Column C in the table above includes the earnings on plan balances. Earnings in 2025 for Messrs. Waycaster and Jeanfreau included “above-market earnings” in the amount of $67 and $630, respectively. Above-market earnings are also included in the “Changes in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2025 Summary Compensation Table. Column E in the table above is each executive’s balance in the Deferred Income Plan as of December 31, 2025, which is comprised of aggregate deferrals and aggregate earnings over the period of participation, all of which, for Messrs. Waycaster and Perry, has been reported in the summary compensation tables for 2025 and prior years (Mr. Jeanfreau was not an NEO prior to 2025). We did not make contributions to the Deferred Income Plan for the benefit of our named executives in 2025. A more complete description of our Deferred Income Plan is above in the Board Members and Compensation section under the heading “Director Compensation.”

Deferred Stock Unit Plan
Name	2025 Contributions by Executive	Aggregate Earnings	Aggregate Distributions	Balance as of Dec. 31, 2025
A	B	C	D	E
Mr. Waycaster	$—	$128	$—	$3,182
Mr. Perry	—	1,234	—	50,819
The table above includes information about the participation of our named executives in our DSU Plan, which is a voluntary non-qualified deferral plan. Amounts deferred under the DSU Plan are invested in units, each representing a share of our common stock. Dividend equivalents are credited as and when cash dividends are paid by us and then notionally reinvested in additional units. None of our named executive officers made deferrals to the DSU Plan in 2025. Column C in the table above includes the value of dividend equivalents credited during 2025. Column E in the table above is each participating named executive’s plan balance as of December 31, 2025, which represents the balance of accumulated deferrals and any dividend equivalents not yet notionally reinvested in units, all of which has been reported as compensation in the summary compensation tables for 2025 and prior years. A more complete description of our DSU Plan is above in the Board Members and Compensation section under the heading “Director Compensation.”
Payments and Rights on Termination or Change in Control
General. Our named executives may receive compensation in the event of termination of employment. The compensation is payable under the terms of the employment agreements we have entered into with each of our named executives and under individual awards made under our PBRP and LTIP. The amount, nature and availability of compensation generally depends upon the circumstances of termination, which may include:
•Termination by Renasant for cause;
•Retirement or other voluntary termination;
•Death or disability;
•Termination by Renasant without cause or a named executive’s constructive termination;
•Termination in connection with a change in control (Mr. Cole does not have a change in control benefit); or
•The expiration of an employment agreement.
More information about the compensation our named executives may receive in each of these circumstances is summarized below. The amount of compensation included in the tables below is based on the stated assumptions; it is important to note that the actual compensation received by an executive will be contingent upon a number of factors that are presently indeterminable, such as the date of termination, the circumstances giving rise to termination, base salary at the time of termination, Renasant’s performance in the year of termination, the specific terms of any employment agreement in effect at the time of termination and the specific terms of any individual grant or award made under our PBRP or LTIP. The descriptions below are based on our agreements in effect as of December 31, 2025, which may be different at the time of an executive’s termination.
Employment Agreements. Effective as of January 1, 2016, we entered into an employment agreement with Mr. Chapman, which was amended effective January 1, 2025, to increase the amount payable in the event of a change in control or other qualifying separation. We entered into an employment agreement with Mr. Waycaster, effective January 1, 2016, which has been amended a number of times in recent years to reflect our succession plan as well as to reflect the board’s desire for Mr. Waycaster to continue his service as Executive Vice Chairman and as a director. These amendments reduced base salary and adjusted Mr. Waycaster’s participation in the PBRP and LTIP. The 2024 amendment to Mr. Waycaster’s agreement extended the term of his agreement, which now expires April 30, 2027, subject to automatic renewal unless either party elects to terminate the agreement as he continues to transition toward retirement as a Renasant employee. We entered into an employment agreement with Mr. Cole, effective as of April 1, 2025, the closing date of the FBMS merger, which was amended in March 2026, as discussed in the CD&A. Finally, in connection with their respective hiring, we entered into an employment agreement with each of Mr. Mabry, Mr. Perry and Mr. Jeanfreau. Mr. Jeanfreau’s agreement was amended in January 2025 to increase the amount payable in the event of a change in control or other qualifying separation. More information about these agreements is provided below.
Unconditional Payments. Regardless of the circumstances of his termination, each of our named executives will receive certain unconditional payments, including earned base salary and vested account balances maintained in our 401(k) plan and non-qualified deferred compensation plans, as applicable. In addition, Mr. Waycaster will receive payments under our pension plan, while Mr. Cole will receive payments under the Cole SERP that we assumed in the FBMS merger. More information about these plans may be found in the CD&A and in the descriptions in the Compensation Tables section. We have not otherwise described or quantified these amounts below.
Restrictive Covenants. As consideration for the payments that are described below, each of our named executives has agreed to certain restrictive covenants limiting their activities after separation from employment, generally as follows:
•Each executive may not solicit our customers and depositors or our employees for two years following his separation for any reason.
•Each executive is subject to a non-competition restriction that begins at the time of his separation. The duration of the restriction is two years for Mr. Cole. The duration of the restriction for our other NEOs is two years for separation following a change in control and one year following other types of separation.
•Each executive must protect our confidential information and trade secrets indefinitely.
Termination by Renasant for Cause. Under the employment agreements with our named executives, no benefits or payments vest or become payable if we terminate the executive for cause, except for the unconditional payments described above or as may be required by law. Certain vested benefits may be forfeited in the event of our termination of employment for cause. Generally, “cause” includes an executive’s (1) commission of willful misconduct materially injurious to us, including the improper disclosure of our confidential information, (2) indictment for a felony or a crime involving moral turpitude, (3) willful failure to perform the duties of his position with us, (4) breach of an applicable code of conduct, code of ethics or similar rules adopted by us, (5) a material violation of applicable securities laws, including the Sarbanes-Oxley Act of 2002, or (6) the willful breach of his employment agreement that is not cured after notice.
Retirement or Other Voluntary Termination. A named executive is considered “retired” when either (1) he voluntarily separates from employment without cause on or after age 55 and after completing at least ten years of service with Renasant or (2) he voluntarily separates from service without cause on or after the attainment of age 65. As of December 31, 2025, Messrs. Waycaster and Cole have attained age 55 and completed ten years of service and can retire. Except as provided below and the unconditional payments described above, we do not provide our executives with any specific retirement payments or benefits:
•For eligible employees employed by Renasant as of December 31, 2004, including their eligible dependents, we provide access to retiree medical benefits until age 65, and we pay a portion of the premium; only Mr. Waycaster’s spouse is covered under the plan. If Mr. Waycaster had retired as of December 31, 2025, he would have received a contribution toward retiree coverage of approximately $3,831, representing contributions for his spouse.
•With respect to incentive awards, when a named executive retires he will receive his annual cash bonus under the PBRP, to the extent that applicable performance measures are achieved, prorated to reflect service prior to retirement and any bonus for a prior fiscal year that has not been paid, and his performance-based restricted stock awards will be settled at the end of the applicable performance cycles, to the extent that applicable performance measures are achieved, prorated to reflect service before retirement.
•Time-based restricted stock awards will be prorated based on actual service prior to retirement and vest.
If a named executive voluntarily terminates his employment before retirement, he receives no specific payments or benefits, other than the unconditional payments described above and any benefits that may be required by law.

Death or Disability. If a named executive dies or becomes disabled while employed by us, he will receive the unconditional payments described above and one or more of the following:
•For all of our officers, including our named executives, we provide life insurance in an amount equal to 250% of each officer’s base salary, subject to medical underwriting.
•Each of our named executives other than Mr. Waycaster will receive a cash bonus under the PBRP, to the extent that performance measures are achieved during the applicable performance cycle in which his death or disability occurs, prorated to reflect the period of service, and any bonus for a prior fiscal year that has not been paid. Mr. Waycaster no longer participates in the PBRP.
•Each executive’s performance-based restricted stock awards will vest at the end of the applicable performance cycle to the extent that the performance measures are achieved, prorated to reflect the period of service during the applicable cycle. Mr. Waycaster no longer receives performance-based restricted stock awards, but prior performance-based restricted stock awards that remain outstanding at the time of his death or disability will be treated as described in the first sentence of this item.
•Each executive’s time-based restricted stock award will be prorated for service rendered before his death or disability and vest.
•Because he deferred income under grandfathered deferral plans, Mr. Waycaster will receive a preretirement death benefit from the Deferred Income Plan in the event he should die while employed by us.
Involuntary Termination Without Cause or Constructive Termination. Under our employment agreements with our named executives, if a named executive is involuntarily terminated by us without cause or in the event of a constructive termination, he will receive the unconditional payments described above and:
•A cash payment equal to his annualized base salary for the remainder of the current term of the agreement, but not less than 12 months (Mr. Cole’s agreement does not include this 12-month minimum);
•His target bonus prorated to reflect service during the performance cycle and any bonus for a prior fiscal year that has not been paid;
•His performance-based restricted stock awards, which will be determined at the end of the applicable performance cycle based on actual performance, prorated to reflect service during the applicable cycle;
•His time-based restricted stock awards, which will be prorated to reflect service prior to his termination and vest; and
•Premiums for the continuation coverage available to him and his eligible dependents under Section 4980B of the Internal Revenue Code, commonly referred to as “COBRA,” up to a maximum period of 18 months.
Mr. Cole’s agreement also provides for the acceleration of the vesting of any outstanding equity awards that we assumed in the FBMS merger.
The employment agreement for each of our named executives includes substantially the same definition of the events that constitute “constructive termination”: (1) a material reduction in the executive’s base salary or his authority, duties or responsibilities, (2) our material breach of the terms of the employment agreement, (3) an attempt to require the executive to engage in an illegal act (or to illegally fail to act) or (4) the relocation of the executive more than 30 miles from where he currently works (Mr. Mabry’s and Mr. Cole’s agreements refers to a “material” change in location). Upon the occurrence of an event constituting a constructive termination, the executive must promptly provide notice to us, and we are entitled to a reasonable opportunity to “cure” the constructive termination event. If we fail to reasonably cure the event, the executive must promptly separate from employment thereafter.
Change in Control. All change in control payments under our employment agreements are contingent on a “double trigger,” which requires both the consummation of a change in control and a subsequent termination of employment during the 24-month period following the change in control. The termination of employment must be by us without cause or a constructive termination initiated by the executive. The term “change in control” generally refers to (1) the acquisition by an unrelated person of not less than 50% of our common stock, (2) the sale of all or substantially all of our assets, (3) a merger in which we are not the surviving entity or (4) a change in a majority of the members of our board of directors that occurs within a specified period. Our employment agreements (other than Mr. Cole’s) provide for the following cash payments in the event of a change in control:

	Messrs. Waycaster and Chapman	Messrs. Mabry and Jeanfreau	Mr. Perry
Cash Payment	2.99 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.5 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control	2.0 X the sum of (1) base salary and (2) average bonus paid during the two years preceding change in control
COBRA continuation coverage premiums	Maximum of 18 months for each executive and his eligible dependents
Tax Gross Up	No tax gross ups are available
Excess compensation payable on account of a change in control may constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Parachute payments are subject the recipient to a 20% excise tax and cause the loss of our federal income tax deduction. Any compensation due on account of a change in control is subject to cutback provisions to reduce the amount to the extent necessary to avoid the imposition of the excise tax and the loss of our deduction.
In addition to the cash payments described above, our LTIP provides with respect to restricted stock awards that (1) performance measures will be deemed satisfied at the target level and (2) all awards will vest as scheduled, with accelerated vesting applicable only in the event of involuntary termination without cause or a constructive termination, either occurring within the 24-month period following a change in control.
Expiration of Employment Agreement. The employment agreements with each of our named executives will expire when either party gives timely notice to the other that the agreement will not be renewed. As described below, agreements with our named executives may provide for the payment of compensation in the event of expiration.
•For Mr. Cole, if his employment agreement expires at the end of its term, we are required to pay any unpaid retention bonus to him, and outstanding equity awards assumed in the FBMS merger will fully vest. Otherwise, no additional amount is due under the agreement.
•As to our other NEOs, no additional amount is due upon the expiration of the agreement, regardless of whether we or the executive provides notice of non-renewal.
Potential Payments at Termination or Change in Control. The following tables set forth the value of post-employment payments that are not generally available to all employees or to all officers, determined as of December 31, 2025. The tables also include amounts payable under our employment agreements and our LTIP awards for death, disability or retirement, termination without cause/constructive termination, termination in connection with a change in control and payments due on the expiration of an agreement. The tables do not include the value of any unconditional payments, including account balances in our non-qualified deferred compensation plans and 401(k) plan, benefits earned under our pension plan (as to Mr. Waycaster) and payments to Mr. Cole under the Cole SERP. Unless otherwise noted, amounts included in the tables below are based on the following:
•For payouts under the PBRP, we have included the actual payout for 2025, regardless of the reason for the payout.
•For three-year time-based restricted stock awards and Mr. Waycaster’s and Mr. Cole’s two-year time-based restricted stock awards, we have included the value of a prorated award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2025, and we have included the full value of the awards.
•For our performance-based restricted stock awards, we have assumed a payout at target and prorated the award, except in the event of a change in control. In the event of a change in control, we have assumed that the double trigger was satisfied as of December 31, 2025.
•The value of our stock on December 31, 2025 was $35.22 per share.
•The amounts included in the “Change in Control” column in the tables below are subject to reduction in the event the applicable named executive’s aggregate payments would exceed the threshold determined under Section 280G of the Internal Revenue Code.
•Unless otherwise noted, amounts paid in the event of disability or retirement are substantially identical. Only Messrs. Waycaster and Cole have satisfied the age and service conditions and are eligible to retire.

Mr. Waycaster

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$778,860	$778,860	$909,342	$4,582,063	$—
Awards of performance-based restricted stock	854,496	854,496	854,496	1,276,655	—
Awards of time-based restricted stock	1,231,103	1,231,103	1,231,103	1,786,570	—
COBRA Premiums (18 months)	—	—	32,489	32,489	—
Retiree medical benefits(1)	3,830	—	—	—	—
Death Benefit	—	337,725	—	—	—
Total	$2,868,289	$3,202,184	$3,027,430	$7,677,777	$—
(1)This would only be payable if Mr. Waycaster retired.
Mr. Chapman

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$1,402,520	$1,402,520	$1,613,750	$5,850,279	$—
Awards of performance-based restricted stock	744,410	744,410	744,410	1,380,025	—
Awards of time-based restricted stock	792,591	792,591	792,591	1,293,807	—
COBRA Premiums (18 months)	—	—	44,884	44,884	—
Total	$2,939,521	$2,939,521	$3,195,635	$8,568,995	$—
Mr. Mabry

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$746,975	$746,975	$1,006,250	$3,264,071	$—
Awards of performance-based restricted stock	449,395	449,395	449,395	807,876	—
Awards of time-based restricted stock	529,662	529,662	529,662	807,876	—
COBRA Premiums (18 months)	—	—	32,489	32,489	—
Total	$1,726,032	$1,726,032	$2,017,796	$4,912,312	$—
Mr. Cole

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$539,074	$539,074	$871,004	$—	$450,000
Awards of time-based restricted stock	393,417	393,417	393,417	—	188,392
COBRA Premiums (18 months)	—	—	32,163	—	—
Total	$932,491	$932,491	$1,296,584	$—	$638,392
Mr. Jeanfreau

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$614,875	$614,875	$831,250	$2,423,779	$—
Awards of performance-based restricted stock	333,663	333,663	333,663	620,224	—
Awards of time-based restricted stock	357,013	357,013	357,013	583,807	—
COBRA Premiums (18 months)	—	—	44,884	44,884	—
Total	$1,305,551	$1,305,551	$1,566,810	$3,672,694	$—

Mr. Perry

	Disability/Retirement	Death	Termination Without Cause/Constructive Termination	Change in Control	Expiration of Agreement
Cash Payments	$563,030	$563,030	$825,000	$2,104,694	$—
Awards of performance-based restricted stock	408,728	408,728	408,728	727,504	—
Awards of time-based restricted stock	419,400	419,400	419,400	657,910	—
COBRA Premiums (18 months)	—	—	45,226	45,226	—
Total	$1,391,158	$1,391,158	$1,698,354	$3,535,334	$—

OTHER COMPENSATION-RELATED DISCLOSURES
CEO Pay Ratio
General. As required by Section 953(b) of the Dodd-Frank Act, we are providing information about our “CEO pay ratio,” which refers to the relationship between the annual total compensation of our principal executive officer, Mr. Chapman, and the median annual total compensation of our employees other than Mr. Chapman. The comparison is based on the compensation we pay our “median employee,” an individual who receives compensation that is greater than one-half of our employees and compensation that is less than one-half, excluding Mr. Chapman for this purpose. The comparison is expressed as a ratio, indicating the number of times Mr. Chapman’s annual total compensation exceeds the annual total compensation of our median employee.
We had two principal executive officers in 2025: Mr. Waycaster and Mr. Chapman. In such event, SEC rules permit us to calculate the CEO pay ratio by using the compensation paid to the individual serving as principal executive officer on the same date we select to identify our median employee, which was December 31, 2025 (as discussed below). Accordingly, for 2025:
•Mr. Chapman’s annualized total compensation (including health insurance premiums) was $3,400,652.
•The annual total compensation of our median employee was $68,111; and
•The ratio of Mr. Chapman’s annual total compensation to the annual total compensation of our median employee was 49.9 to 1 (this ratio is the “CEO pay ratio”).
Identifying our Median Employee. As explained above, our median employee is the individual whose compensation is greater than one-half of our employees and less than one-half, excluding Mr. Chapman. We are required to identify our median employee only once every three years, unless there is a material change to Renasant’s employee population or compensation arrangements that would significantly alter the pay ratio disclosure. We completed our merger with FBMS on April 1, 2025, which we concluded caused a material change in our employee population for 2025. Accordingly, we identified a new median employee for purposes of this year’s pay ratio calculation.
In identifying the specific individual whom we considered our median employee:
•We first determined our employees as of December 31, 2025. Full-time, part-time, seasonal and temporary employees and employees who joined us when we completed the merger with FBMS on April 1, 2025 were included, but independent contractors, leased employees and similar workers were not. On December 31, 2025, our total employee population excluding Mr. Chapman was 3,038 employees, and the number of independent contractors, leased employees and similar workers was not material.
•We then “ordered” our employees based on a consistently-applied, representative measure of compensation, which was total cash compensation paid to each employee for the fiscal year. We adjusted these amounts by annualizing the compensation for full-time and part-time individuals employed on December 31, 2025 who did not work the entire year, including former FBMS employees who joined us when we completed the merger. No full-time equivalent adjustments were made for part-time individuals, and we did not annualize the compensation of temporary or seasonal employees.
•Because we had an even number of employees as of the date we used for determining our median employee (that is, December 31, 2025), there was not a single median employee. We determined our “median employee” by averaging the total compensation of the two employees nearest the median.
Calculation of the CEO Pay Ratio. The CEO pay ratio compares the annual total compensation of Mr. Chapman to the annual total compensation of our median employee. For this comparison, we are required to calculate Mr. Chapman’s “annual total compensation” in his role as chief executive officer in the same manner as for the 2025 Summary Compensation Table above, except we have annualized such compensation because Mr. Chapman’s service as our chief executive officer did not begin until May 1, 2025. We elected to increase this amount by the value of the insurance premiums we paid Mr. Chapman for coverage under our medical and dental plans, which was $18,725.
As noted above, there was not a single “median employee.” We calculated the annual total compensation of the two employees nearest the median as if the amount for each employee would be reported in the “Total” column of the 2025 Summary Compensation Table. Our employees’ annual total compensation is different (greater) than the amount of their respective total cash compensation because it includes some non-cash items, such as the value of our contributions to the 401(k) plan, payroll deductions for deferrals to our 401(k) plan and our insurance premium payments. We calculated annual total compensation on this basis because it permits us to more accurately compare the total compensation our “median employee” received to the total compensation Mr. Chapman received.
Pay Vs. Performance
General. The following table and graphs provide information required under the SEC’s “pay versus performance” rules over the last five years. The graphs below show the relationship of “compensation actually paid” in 2021, 2022, 2023, 2024 and 2025 to our principal executive officer (of which there were two in 2025) and our other named executives to (1) Renasant’s TSR and the TSR of the S&P U.S. BMI Banks - Southeast Region Index (see note 4 to the table below for information about this index), (2) Renasant’s net income and (3) Renasant’s diluted EPS, and compare our TSR to the TSR of the S&P U.S. BMI Banks - Southeast Region Index. As required under SEC rules, “compensation actually paid” reflects adjustments to vested and unvested equity awards during the applicable years in the table based on year-end stock prices and accounting valuation assumptions; it does not reflect the actual amount or actual average amount, as applicable, of compensation earned by or paid to our principal executive officer or our other NEOs for the applicable year. For a comprehensive discussion of our executive compensation program, including its objectives and design and the decisions that the compensation committee made in 2025 with respect to the compensation of our named executive officers, please refer to the Compensation Discussion and Analysis section. For a discussion of compensation for 2024, 2023, 2022 and 2021 included in the table below, please see the Compensation Discussion and Analysis section of the proxy statement reporting our NEOs’ compensation for the applicable fiscal year.

Pay Vs. Performance
Year	Summary Compensation Table Total for Principal Executive Officer (“PEO”)(1)(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for non-PEO NEOs(2)	Average Compensation Actually Paid to non-PEO NEOs(3)	Value of initial fixed $100 investment based on:		Net Income (in thousands)	Adjusted Diluted EPS (Non-GAAP)(5)
					Total Shareholder Return (“TSR”)	Peer Group TSR(4)
2025	3,356,927	3,182,290	1,834,272	1,731,691	119.25	187.40	181,272	3.06
	(Mr. Chapman)	(Mr. Chapman)
2025	2,175,666	1,888,419
	(Mr. Waycaster)	(Mr. Waycaster)
2024	$3,512,565	$3,617,813	$2,039,419	$1,791,246	$116.18	$139.40	$195,457	$2.76
2023	2,808,744	2,188,363	1,787,796	1,415,290	106.47	107.45	144,678	3.15
2022	3,527,390	3,047,526	2,063,465	1,847,105	115.35	104.16	166,068	3.00
2021	3,190,763	3,483,712	1,942,720	2,086,277	113.42	128.06	175,892	2.98
(1)In 2025, Mr. Waycaster retired as chief executive officer on April 30, 2025, succeeded by Mr. Chapman, who became our PEO; prior to his retirement and for 2024, 2023, 2022 and 2021, Mr. Waycaster was our PEO.
(2)For 2025, our named executive officers other than our PEOs were James C. Mabry IV, M. Ray (Hoppy) Cole, Jr., Curtis J. Perry and Mark W. Jeanfreau. For 2024, 2023, 2022 and 2021, our named executive officers other than our PEO were James C. Mabry IV, E. Robinson McGraw, Kevin D. Chapman and Curtis J. Perry.
(3)“Compensation actually paid” reflects the amounts set forth in the “Summary Compensation Table Total for Principal Executive Officer” and “Average Summary Compensation Table Total for non-PEO NEOs” columns of the table above, each adjusted in accordance with SEC rules. Amounts added and deducted, on an item-by-item basis, to calculate the compensation actually paid for each fiscal year are included in the table below.

	2025 (Chapman)	2025 (Waycaster)	2024 (Waycaster)	2023 (Waycaster)	2022 (Waycaster)	2021 (Waycaster)
SCT Total Compensation	$3,356,927	$2,175,666	$3,512,565	$2,808,744	$3,527,390	$3,190,763
Less: Stock Award Values Reported in SCT for the Covered Year	(1,083,011)	(689,189)	(1,239,222)	(1,304,934)	(1,186,635)	(1,113,326)
Plus: Fair Value of Outstanding Unvested Stock Awards Granted in the Covered Year	1,066,955	678,971	1,315,386	1,202,443	1,164,763	1,254,475
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	(18,013)	(26,418)	94,999	(181,854)	(17,300)	178,336
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	(6,168)	(9,461)	21,095	(64,624)	(5,400)	50,237
Less: Fair Value of Stock Awards Forfeited during the Covered Year	(134,400)	(206,177)	(71,429)	(258,258)	(435,292)	(76,773)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	—	(34,973)	(15,581)	(13,154)	—	—
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	—	—	—	—	—	—
Compensation Actually Paid	$3,182,290	$1,888,419	$3,617,813	$2,188,363	$3,047,526	$3,483,712

	2025 (Non-PEO NEOs)	2024 (Non-PEO NEOs)	2023 (Non-PEO NEOs)	2022 (Non-PEO NEOs)	2021 (Non-PEO NEOs)
SCT Total Compensation	$1,834,272	$2,039,419	$1,787,796	$2,063,465	$1,942,720
Less: Stock Award Values Reported in SCT for the Covered Year	(510,298)	(750,553)	(750,256)	(658,486)	(646,352)
Plus: Fair Value of Outstanding Unvested Stock Awards Granted in the Covered Year	509,669	505,516	725,492	748,477	750,699
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	(7,673)	49,813	(110,060)	(9,615)	86,005
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	(1,091)	6,685	(47,427)	(24,189)	38,249
Less: Fair Value of Stock Awards Forfeited during the Covered Year	(55,076)	(24,192)	(143,854)	(272,547)	(61,765)
Less: Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Pension Plans	(38,112)	(35,442)	(46,401)	—	(23,279)
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	—	—	—	—	—
Compensation Actually Paid	$1,731,691	$1,791,246	$1,415,290	$1,847,105	$2,086,277
(4)We use the S&P U.S. BMI Banks - Southeast Region Index as the peer group in the table, which is the same peer group that we use for purposes of the stock performance graph contained in our Annual Report on Form 10-K for the year ended December 31, 2025. The S&P U.S. BMI Banks - Southeast Region Index, is a peer group of 51 regional bank holding companies, whose common stock is traded either on the New York Stock Exchange, NYSE Amex or NASDAQ, and which are headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.
(5)Adjusted diluted EPS is a non-GAAP financial measure. Please refer to Appendix A, Non-GAAP Financial Measures, for more information about this measure as well as a reconciliation of this measure to its most comparable measure under GAAP.

Most Important Financial Performance Measures. Listed below are the performance measures that our compensation committee views as the most important financial measures it used to link the compensation actually paid to our principal executive officer and other named executive officers for 2025 to Renasant’s performance. An explanation of why the compensation committee selected each of these performance measures may be found in the Compensation Discussion and Analysis section above under the heading “2025 Compensation Decisions.”

•Adjusted diluted earnings per share (non-GAAP)	•Efficiency ratio
•Return on average tangible common equity (non-GAAP)	•Return on average assets (PPNR) (non-GAAP)
•Total shareholder return

REPORT OF THE AUDIT COMMITTEE
The information provided in this section shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities of Section 18 of the Exchange Act. The information provided in this section shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.
The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the preparation, consistency and fair presentation of the financial statements, the accounting and financial reporting process, the systems of internal control, and the procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is also responsible for its assessment of the design and effectiveness of our internal control over financial reporting. Our independent registered public accountants are responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, to obtain reasonable assurance that our consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements of Renasant Corporation with U.S. generally accepted accounting principles. The internal auditors are responsible to the audit committee and the board of directors for testing the integrity of the financial accounting and reporting control systems and such other matters as the audit committee and the board of directors determine.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements of Renasant Corporation as of and for the year ended December 31, 2025 and management’s assessment of the design and effectiveness of our internal control over financial reporting as of December 31, 2025. The discussion addressed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed and discussed with the independent registered public accountants their judgments as to the quality of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards including, without limitation, the matters required to be discussed by applicable requirements of the PCAOB and the Securities and Exchange Commission. In addition, the committee received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the audit committee concerning independence, discussed with the independent registered public accountants their independence from management and Renasant Corporation, and considered the compatibility of non-audit services with such independence.
The committee discussed with our internal auditors and independent registered public accountants the overall scope and plans for their respective audits. The committee met with the internal auditors and independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held 13 meetings during 2025.
In reliance upon the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements of Renasant Corporation and the report on management’s assessment of internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.
Audit Committee:

John T. Foy, Chairman	Jill V. Deer, Vice Chairman
Gary D. Butler	Connie L. Engel
Renee Moore	Sean M. Suggs

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The audit committee has appointed BDO USA, P.C. (“BDO”) to serve as our independent registered public accountants for the 2026 fiscal year. A representative of BDO is expected to attend the annual meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions. HORNE LLP (“Horne”) served as our independent registered public accountants and audited our financial statements from 2005 until November 2025, when the firm joined BDO and was deemed to have resigned as our independent registered public accountants. Since November 2025, with the prior approval of our audit committee, BDO has served as our independent registered public accountants and audited our financial statements.
BDO’s reports on our financial statements for the fiscal years ended December 31, 2025 and 2024 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during this time period we did not have any disagreements with BDO or Horne, as predecessor to BDO, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BDO’s or Horne’s satisfaction, as applicable, would have caused the firm to make reference to the subject matter of the disagreements in connection with its audit reports on our financial statements. Similarly, during this period neither BDO nor Horne advised us of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K. Finally, during this period and prior to engagement of BDO, we did not consult with BDO on the application of accounting principles to any transaction or the type of audit opinion that might be rendered on our financial statements as to which the Company received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.
Fees related to services performed for us by Horne with respect to fiscal year 2024 and by Horne and BDO with respect to fiscal year 2025 are as follows:

	2025	2024
Audit Fees(1)	$1,179,494	$869,893
Audit-related Fees(2)	36,600	35,850
Tax Fees	—	—
All Other Fees	—	—
Total	$1,216,094	$905,743
(1)Audit fees included fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q and regulatory and statutory filings, and reviews of purchase accounting related to the FBMS merger.
(2)Audit-related fees primarily included fees and expenses associated with the audits of the financial statements of certain employee benefit plans and other required procedures.
In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent registered public accountants prior to their engagement with respect to such services, subject to the de minimis exceptions for non-audit services permitted by the Exchange Act, which are approved by the audit committee prior to the completion of the audit. For fiscal years 2025 and 2024, none of the fees listed under Audit-related Fees were covered by the de minimis exception. The audit committee has delegated to its chairman the authority to pre-approve the engagement of the independent registered public accountants when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

VOTING YOUR SHARES
Attending the Annual Meeting
Any shareholder who wishes to attend the annual meeting can do so by joining us in person at Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827. There will be no webcast or other virtual component to the annual meeting, and therefore you will not be able to attend the meeting remotely. As a reminder, if you have voted by proxy you do not need to attend the 2026 Annual Meeting, although we welcome your attendance.
We do not have a policy requiring director attendance at our annual meeting. All of our directors attended the 2025 annual meeting, and we expect our entire board to attend this year’s annual meeting.
If you would like to attend the annual meeting in person and need driving directions, please contact Mark W. Jeanfreau, our Secretary, by e-mail to mark.jeanfreau@renasant.com or by phone at (662) 680-1445.
Record Date; Shares Outstanding
The board of directors fixed the close of business on Friday, February 20, 2026, as the record date for our annual meeting. Only shareholders of record on that date are entitled to receive notice of and vote at the annual meeting. As of the record date, our only outstanding class of voting securities was common stock, par value $5.00 per share. On that date, 250,000,000 shares were authorized, of which 94,142,307 shares were outstanding, held by approximately 36,453 shareholders of record.
Voting
Each share is entitled to one vote on each matter considered at the meeting. A shareholder may vote by proxy, whether or not the shareholder attends the annual meeting. You may vote by proxy:
•Using the internet, at www.proxyvote.com. To vote via the internet, you will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•Using a toll free telephone number, at (800) 690-6903. You will need the control number that is included on the Notice or proxy card that was mailed to you, as applicable.
•By completing and mailing your proxy card to the address included on the card, if you received a paper copy of the proxy statement and proxy card.
A shareholder may also vote in person by ballot at the meeting, but only if the shareholder is a record holder of our stock or obtains a broker representation letter from the bank, broker or other record holder of the shareholder’s stock. A shareholder must also bring proof of identity to the meeting.
Quorum
A “quorum” must be present to hold our annual meeting. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the annual meeting is a quorum. Once shares are represented for any purpose at the annual meeting, they are considered present for purposes of determining whether a quorum is present for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting.
How Votes are Counted
Proxies. Shares voted by proxy will be voted as instructed at the annual meeting, including any adjournments or postponements of the meeting. If a signed proxy card is returned with no voting instructions, the proxy holders will exercise their discretionary authority to vote the shares represented by the proxy as follows:
•“FOR” the election of nominees Gary D. Butler, Kevin D. Chapman, Donald Clark, Jr., M. Ray (Hoppy) Cole, Jr., John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Connie L. Engel, Rose J. Flenorl, John T. Foy, Neal A. Holland, Jr., Jonathan A. Levy, E. Robinson McGraw, Renee Moore, Ted E. Parker, Sean M. Suggs and C. Mitchell Waycaster;
•“FOR” the adoption of the non-binding advisory resolution approving the compensation of our named executive officers; and

•“FOR” the ratification of the appointment of BDO USA, P.C. as our independent registered public accountants for 2026.
Street Name. For shares held in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide voting instructions, the shares will not be voted on any matter for which the broker does not have discretionary authority to vote (these are generally non-routine matters). A vote that is not cast because instructions are not provided is called a “broker non-vote.” We will treat broker non-votes as shares present for purposes of determining whether a quorum is present, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count them as a vote FOR or AGAINST a matter or as an abstention on the matter. The appointment of our independent registered public accountants is considered a routine matter for broker voting purposes, but neither of the other proposals to be voted on at the annual meeting is considered routine.
Abstention. Under Mississippi law, an abstention by a shareholder either present in person at the annual meeting or represented by proxy is not a vote “cast” and is not counted “for” or “against” the matter subject to the abstention.
Required Vote for Each Proposal
The required vote on each proposal to be voted on at the 2026 Annual Meeting is as follows:
•Directors are elected by plurality vote. Candidates up for election who receive the highest number of votes cast, up to the number of directors to be elected, are elected.
The board has adopted a “majority voting” policy that applies in an uncontested election of directors. Under this policy, any nominee for director who receives a greater number of “withhold” votes for his or her election than votes “for” election, although still elected as a director, must promptly tender his or her resignation. The board will then determine whether to accept the resignation, and the board’s decision will be publicly disclosed. This policy does not apply in contested elections. More information about our majority voting policy is set forth above in the Corporate Governance and the Board of Directors section under the heading “Governing Documents and Practices.”
•The affirmative vote of a majority of votes cast is required for the approval of, on a non-binding advisory basis, our 2025 executive compensation program and for the ratification of our appointment of BDO USA, P.C. as our independent registered public accountants for 2026. If you fail to vote or respond with an “abstain” vote, your proxy will not count “for” or “against” the relevant proposal.
Shares Held by the Renasant 401(k) Plan
On the record date, the Renasant 401(k) plan held an aggregate of 628,000 shares, or 0.67%, of our common stock. If an account in the Renasant 401(k) plan is invested in our common stock, the owner of the account votes these shares by providing instructions to the plan’s trustee, Renasant Bank, which acts as the proxy and votes the shares. If voting instructions are not timely furnished, the Bank votes in a manner that “mirrors” how shares for which it has received instructions are voted.
Solicitation and Revocation of Proxies
Solicitation. Our board of directors is soliciting your proxy, and our solicitation of proxies may be conducted by telephone, mail, facsimile, via the internet or by overnight delivery service. We have engaged Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) to assist in our solicitation of proxies. We do not pay Broadridge additional compensation for this service. Our directors, officers and employees may also solicit proxies. Renasant bears the cost of proxy solicitation; individuals who are directors, officers and employees do not receive separate compensation for their services. We reimburse banks, brokerage firms and other persons representing beneficial owners of our common stock for reasonable expenses incurred to forward proxy materials to our beneficial owners.
Revocation. A proxy may be revoked at any time before it is voted. To revoke a proxy:
•Provide written notice of revocation to our Secretary before the annual meeting;
•Provide a proxy dated later than your previous proxy either by telephone or on the internet;
•Deliver a signed proxy card dated later than your previous proxy; or
•Attend the annual meeting and vote at the meeting, if you are the record owner of our stock or you obtain a broker representation letter from your bank, broker or other record holder of our common stock.

Written notice of the revocation of a proxy should be delivered to the following address:
Renasant Corporation
Attn: Secretary
209 Troy Street
Tupelo, Mississippi 38804-4827
Any change to voting instructions previously provided to the trustee of our 401(k) plan must be received at least one business day before the annual meeting to be given effect.

PROPOSALS
Proposal 1 - Election of Directors
Nominees. The board has nominated Gary D. Butler, Kevin D. Chapman, Donald Clark, Jr., M. Ray (Hoppy) Cole, Jr., John M. Creekmore, Albert J. Dale, III, Jill V. Deer, Connie L. Engel, Rose J. Flenorl, John T. Foy, Neal A. Holland, Jr., Jonathan A. Levy, E. Robinson McGraw, Renee Moore, Ted E. Parker, Sean M. Suggs and C. Mitchell Waycaster for election as directors, to serve a one-year term, or until the 2027 annual meeting. As of the date of this proxy statement, all of our nominees are current directors standing for re-election. Biographical information about each nominee for election may be found in the Board Members and Compensation section under the heading “Members of the Board of Directors.” If for any reason a nominee is not available as a candidate for director, an event that the board does not anticipate, the proxy holders will vote, in their discretion, for another candidate nominated by the board.
Required Vote. Directors are elected by a plurality vote; the nominees for election as directors who receive the highest number of votes cast, up to the number of directors to be elected, are elected.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF GARY D. BUTLER, KEVIN D. CHAPMAN, DONALD CLARK, JR., M. RAY (HOPPY) COLE, JR., JOHN M. CREEKMORE, ALBERT J. DALE, III, JILL V. DEER, CONNIE L. ENGEL, ROSE J. FLENORL, JOHN T. FOY, NEAL A. HOLLAND, JR., JONATHAN A. LEVY, E. ROBINSON MCGRAW, RENEE MOORE, TED E. PARKER, SEAN M. SUGGS AND C. MITCHELL WAYCASTER AS DIRECTORS TO THE BOARD OF DIRECTORS.

Proposal 2 - Advisory Vote on Executive Compensation
Advisory Vote. Our board is seeking non-binding advisory shareholder approval of the compensation we pay to our named executive officers. This vote, called “say-on-pay,” is required pursuant to Section 14A of the Exchange Act. We hold say-on-pay votes annually. For 2025 compensation, we are asking our shareholders to vote on the following resolution:
RESOLVED, that the shareholders of Renasant Corporation hereby approve the compensation paid to the named executive officers of Renasant Corporation as disclosed in this proxy statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission (which disclosures include the Compensation Discussion and Analysis, the compensation tables and any related narrative discussion).
Our compensation program is based on a design that rewards the attainment of performance measures that align the interests of our executives with those of our shareholders and also provides competitive fixed compensation intended to enhance employee retention and achieve strategic goals. The specific decisions made by our compensation committee for 2025 are summarized in detail in the Compensation Discussion and Analysis section above and the compensation tables and related disclosures that appear in the Compensation Tables section. We urge our shareholders to carefully review these sections before deciding how to vote on this proposal.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the above resolution. As an advisory vote, this proposal is not binding, but our board and compensation committee will review the results as they continue to evaluate and modify our executive compensation program.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal 3 - Ratification of the Appointment of BDO USA, P.C. as Independent Registered Public Accountants for 2026
Ratification. We are asking our shareholders to ratify the audit committee’s selection of BDO USA, P.C. as our independent registered public accountants for 2026. Although current law, rules and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain and supervise our independent registered public accountants, we view the selection of the independent registered public accountants as an important matter of shareholder concern and thus are submitting the selection of BDO USA, P.C. for shareholder ratification as a matter of good corporate practice.
Required Vote. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the appointment of BDO USA, P.C. as our independent registered public accountants for 2026. If our shareholders fail to ratify this appointment, the audit committee will reconsider whether to retain BDO USA, P.C. and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accountant at any time during the year if it determines that such change would be in our and our shareholders’ best interests.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF BDO USA, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2026.
Other Matters
As of the date of this proxy statement, management was unaware of any other matters to be brought before the annual meeting other than those described in this proxy statement. However, if any other matters are properly brought before the annual meeting, the persons named on our proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment. In addition, your proxy confers authority on the proxy holder to vote on matters incident to the conduct of the annual meeting.

STOCK OWNERSHIP
Common Stock Ownership Greater than 5%
The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2026, by each person or entity, including any group (as that term is used in Section 13(d)(3) of the Exchange Act) known to us to be the beneficial owner of 5% or more of our outstanding common stock. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based on the number of shares of our common stock outstanding as of March 6, 2026, which was 92,809,303 shares.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Vanguard Group Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	10,852,420(1)	11.69%
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	8,203,505(2)	8.84%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, Texas 78746	5,389,990(3)	5.81%
State Street Corporation One Congress Street, Suite 1 Boston, Massachusetts 02114	4,738,616(4)	5.11%
(1)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 4) filed with the SEC on July 29, 2025 by Vanguard Group Inc. (“Vanguard”) reporting beneficial ownership as of June 30, 2025. Of the 10,852,420 shares covered by the Schedule 13G, Vanguard has sole voting power with respect to none of the shares, shared voting power with respect to 69,613 shares, sole dispositive power with respect to 10,660,659 shares and shared dispositive power with respect to 191,761 shares. According to Vanguard’s Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.
(2)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 16) filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”) reporting beneficial ownership as of December 31, 2023. Of the 8,203,505 shares covered by the Schedule 13G, BlackRock has sole voting power with respect to 8,097,252 shares, no shared voting power, and sole dispositive power with respect to all of the shares. BlackRock’s Schedule 13G discloses that iShares Core S&P Small Cap ETF owns more than 5% of our common stock, and BlackRock Fund Advisors beneficially owns 5% or more of our common stock.
(3)The amount shown in the table and the following information are based on a Schedule 13G (Amendment No. 15) filed with the SEC on July 15, 2025 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership as of June 30, 2025. Of the 5,389,990 shares covered by the Schedule 13G, Dimensional has sole voting power with respect to 5,286,473 shares, no shared voting power, and sole dispositive power over all of the shares. Dimensional is a registered investment advisor that, directly or indirectly, furnishes investment advice to four registered investment companies and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (these companies, trusts and accounts are referred to as the “Funds”). The Funds are the owners of the shares covered by the Schedule 13G; to the knowledge of Dimensional, no single Fund owns more than 5% of our common stock. Dimensional disclaims beneficial ownership of the shares of our common stock owned by the Funds.
(4)The amount shown in the table and the following information are based on a Schedule 13G filed with the SEC on February 9, 2026 by State Street Corporation (“State Street”) reporting beneficial ownership as of December 31, 2025. Of the 4,738,616 shares covered by the Schedule 13G, State Street has no sole voting or dispositive power with respect to any of the shares, shared voting power with respect to 646,274 shares, sole dispositive power over none of the shares and shared dispositive power over all of the shares. According to State Street’s Schedule 13G, no client has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of such shares.

Beneficial Ownership of Common Stock by Directors, Nominees and Executive Officers
The following table includes information about the common stock owned beneficially (determined in accordance with Rule 13d-3 under the Exchange Act) by (1) our directors and nominees, (2) our named executive officers and (3) our directors and executive officers, as a group, as of March 6, 2026. Each of the persons listed in the table below under the heading “Directors and Nominees” currently serves as a Renasant director. Unless otherwise noted, the persons below have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The business address for each of the directors and executive officers listed below is 209 Troy Street, Tupelo, Mississippi 38804-4827. The percentage ownership listed in the table is based on the shares of our common stock outstanding as of March 6, 2026 as determined in accordance with Rule 13d-3 under the Exchange Act.

	Amount and Nature of Beneficial Ownership
	Direct		Options Exercisable Within 60 Days	Other			Total	Percent of Class
Directors and Nominees:(1)
Gary D. Butler	13,127		—	—			13,127	*
Donald Clark, Jr.	26,343		—	10,615	(2)		36,958	*
John M. Creekmore	26,639		—	—			26,639	*
Albert J. Dale, III	39,665		—	203	(3)		39,868	*
Jill V. Deer	22,942		—	—			22,942	*
Connie L. Engel	14,491		—	—			14,491	*
Rose J. Flenorl	7,420		—	—			7,420	*
John T. Foy	39,731		—	—			39,731	*
Richard L. Heyer, Jr.	51,331		—	—			51,331	*
Neal A. Holland, Jr.	75,940	(4)	—	162,847	(4)		238,787	*
Jonathan A. Levy	10,286		—	12,025	(5)		22,311	*
E. Robinson McGraw	243,743		—	—			243,743	*
Renee Moore	9,846		—	—			9,846	*
Ted E. Parker	90,503		—	4,455	(6)		94,958	*
Sean M. Suggs	13,867		—	—			13,867	*
Named Executive Officers:
C. Mitchell Waycaster	231,657	(7)	—	—			231,657	*
Kevin D. Chapman	219,898	(8)	—	—			219,898	*
James C. Mabry IV	105,337	(9)	—	—			105,337	*
M. Ray (Hoppy) Cole, Jr.	100,171	(10)	—	9,303	(10)		109,474	*
Mark W. Jeanfreau	65,172	(11)	—	—		(11)	65,172	*
Curtis J. Perry	98,050	(12)	—	—			98,050	*
All directors, nominees and executive officers as a group (24 persons total)	1,721,753		—	203,228			1,924,981	2.07%
* Less than 1% of the common stock outstanding.
(1)For each non-employee director, direct ownership includes 2,582 shares representing an award of time-based restricted stock under the LTIP that will vest as of the 2026 Annual Meeting. Each director possesses voting and dividend rights with respect to these shares.
(2)Consists of 1,516 shares held in an individual retirement account owned by Mr. Clark’s spouse and 9,099 shares held in a family trust of which Mr. Clark serves as the trustee.
(3)These shares are held by Mr. Dale’s grandchildren.
(4)Of the shares listed as directly and indirectly owned, 106,893 shares are pledged as collateral for a loan from the Bank. Other ownership consists of 1,303 shares held in an individual retirement account owned by Mr. Holland’s spouse, of which Mr. Holland is the beneficiary, 7,248 shares held by a family limited partnership, Holland Limited Partnership, 152,146 shares held by a family limited partnership, Holland Holdings, LP, 2,000 shares held in a living trust of which Mr. Holland serves as trustee, and 150 shares in a trust for his children.
(5)These shares are held in a family trust.

(6)Consists of 2,200 shares held in an individual retirement account owned by Mr. Parker’s spouse, 955 shares owned by Mr. Parker’s business and 1,300 shares held by Mr. Parker’s children.
(7)Mr. Waycaster is also a member of our board of directors. Direct ownership includes an aggregate of 19,006 shares allocated to Mr. Waycaster’s accounts under our 401(k) plan, over which he has voting power, 55,287 shares representing awards of time-based restricted stock under our LTIP and 36,248 shares representing target awards of performance-based restricted stock under our LTIP.
(8)Mr. Chapman is also a member of our board of directors. Direct ownership includes an aggregate of 6,828 shares allocated to Mr. Chapman’s account under our 401(k) plan, over which he has voting power, 60,753 shares representing awards of time-based restricted stock under our LTIP and 63,201 shares representing target awards of performance-based restricted stock under our LTIP.
(9)Direct ownership includes 30,623 shares representing awards of time-based restricted stock under our LTIP and 30,623 shares representing target awards of performance-based restricted stock under our LTIP.
(10)Direct ownership includes 15,474 shares representing an award of time-based restricted stock under our LTIP. Indirect ownership consists of 1,100 shares owned by Mr. Cole’s grandchildren of which Mr. Cole is the custodian, 5,328 shares held by Mr. Cole’s children, and 2,875 shares held by The Cole Family Foundation, a trust for which Mr. Cole serves as the trustee.
(11)Includes 23,438 shares representing awards of time-based restricted stock under our LTIP and 24,472 shares representing target awards of performance-based restricted stock under our LTIP.
(12)Includes 25,267 shares representing awards of time-based restricted stock under our LTIP and 27,243 shares representing target awards of performance-based restricted stock under our LTIP.
The performance-based restricted stock awards under our LTIP described in notes 7-9 and notes 11-12 above provide that each recipient possesses voting and dividend rights with respect to his target shares pending settlement at the end of the applicable performance cycle. Under the terms of each performance award, the target number of shares is subject to increase or decrease based on the outcome of applicable performance measures. Each recipient also possesses voting and dividend rights with respect to the time-based restricted stock awards described in notes 1 and 7-12.
The table above does not include stock units credited under the DSU Plan, which will be paid in common stock upon retirement. Units in the DSU Plan are included in each director’s and executive officer’s stock ownership when measuring compliance with our stock ownership guidelines. The following table presents the stock units under the DSU Plan allocated to each director and executive who participated in the plan as of January 1, 2026, the most recent allocation date:

Stock Units Allocated under the DSU Plan
Directors:
John M. Creekmore	4,643
Albert J. Dale, III	4,782
Jill V. Deer	7,603
Connie L. Engel	581
John T. Foy	9,622
Richard L. Heyer, Jr.	10,981
Neal A. Holland, Jr.	4,041
E. Robinson McGraw	10,408
Sean M. Suggs	11,382
Named Executive Officers:
C. Mitchell Waycaster	148
Curtis J. Perry	1,433

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Upon written request of any shareholder entitled to vote at the 2026 Annual Meeting, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2025. Requests should be mailed to John S. Oxford, Senior Vice President and Chief Marketing Officer, 204 S. Broadway, Tupelo, Mississippi 38804. You may also access our Annual Report on Form 10-K on our internet website, www.renasant.com.

By order of the Board of Directors,
E. Robinson McGraw
Chairman of the Board

Appendix A – Non-GAAP Financial Measures
Adjusted diluted earnings per share (also referred to as “core EPS”), return on average tangible common equity and return on average tangible assets (as to both, including calculated on an as-adjusted basis and on a pre-provision net revenue basis) and the adjusted efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets, certain charges or gains with respect to which Renasant is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof and, with respect to the calculations of return on average tangible common equity and return on average tangible assets on a pre-provision net revenue basis, the provision for credit losses and income tax expense. For 2025, these charges and gains include merger expenses, the Day 1 CECL impact, and gains on the sale of mortgage servicing rights. For prior years, these charges and gains include, in addition to some of the 2025 charges and gains, gains on each of the extinguishment of debt and the sale of our insurance agency business, losses on security sales (including impairments), restructuring charges, our voluntary reimbursement of certain re-presentment NSF fees, COVID-19 related expenses, asset valuation adjustments, debt prepayment penalties and swap termination gains/charges.
Our management uses these non-GAAP financial measures to evaluate capital utilization and adequacy. In addition, we believe these measures facilitate the making of period-to-period comparisons and are meaningful indicators of our operating performance, particularly because, in the case of exclusions related to intangible assets, these measures are widely used by industry analysts for companies with merger and acquisition activities. Also, because intangible assets such as goodwill and the core deposit intangible, pre-provision net revenue and gains/charges such as merger expenses and gains on the sale of our mortgage servicing rights, among others, can vary extensively from company to company and, as to intangible assets, are excluded from the calculation of a financial institution’s regulatory capital, we believe that the presentation of this non-GAAP financial information allows readers to more easily compare our results to information provided in other regulatory reports and the results of other companies. In addition, our compensation committee may use one or more of these non-GAAP financial measures to determine performance-based payouts under our PBRP and LTIP when the use of non-GAAP measures more closely aligns with the purposes and objectives of our compensation program (such as providing a more consistent basis for making compensation decisions).
The reconciliations of these non-GAAP financial measures to their most comparable GAAP measures are below. None of the non-GAAP financial information below is intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. You should note that, because there are no standardized definitions for the calculations as well as the results, our calculations may not be comparable to similarly titled measures presented by other companies or the same as non-GAAP financial measures we have provided for other purposes, such as our quarterly earnings releases. There may be limits in the usefulness of these measures, and we encourage readers to consider Renasant’s consolidated financial statements in their entirety and not to rely on any single financial measure.

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)		Year ended December 31,
	2025	2024	2023	2022	2021
Net income (GAAP)	$181,272	$195,457	$144,678	$166,068	$175,892
Income taxes	45,460	49,508	32,509	45,240	46,935
Provision for (recovery of) credit losses (including unfunded commitments)	107,457	9,273	15,593	23,871	(2,168)
Pre-provision net revenue (non-GAAP)	$334,189	$254,238	$192,780	$235,179	$220,659

Net income (GAAP)	$181,272	$195,457	$144,678	$166,068	$175,892
Amortization of intangibles	27,103	4,691	5,380	5,122	6,042
Tax effect on adjustment	(6,749)	(1,173)	(1,012)	(1,119)	(1,354)
Tangible net income (non-GAAP)	$201,626	$198,975	$149,046	$170,071	$180,580

Net income (GAAP)	$181,272	$195,457	$144,678	$166,068	$175,892
Merger and conversion related expenses	49,331	13,349	—	1,787	—
Day 1 acquisition provision for loan losses	62,190	—	—	2,820	—
Day 1 acquisition provision for unfunded commitments	4,422	—	—	—	—
Gain on extinguishment of debt	—	(56)	(620)	—	—
Gain on sale of MSR	(1,467)	(3,724)	(547)	(2,960)	—
Gain on sale of insurance agency	—	(53,349)	—	—	—
Losses on sale of securities (including impairments)	—	—	41,790	—	—
Restructuring charges	—	—	—	732	368
Voluntary reimbursement of certain re-presentment NSF fees	—	—	—	1,255	—
COVID-19 related expenses	—	—	—	—	1,511
MSR valuation adjustment	—	—	—	—	(13,561)
Debt prepayment penalties	—	—	—	—	6,123
Swap termination (gains) charges	—	—	—	—	(4,676)
Tax effect on adjustments noted above	(27,932)	13,389	(7,644)	(816)	2,294
Adjusted net income (non-GAAP)	$267,816	$165,066	$177,657	$168,886	$167,951

Average shareholders’ equity (GAAP)	$3,524,555	$2,466,384	$2,224,506	$2,184,603	$2,209,409
Average intangible assets	1,435,443	1,006,665	1,012,239	967,018	966,733
Average tangible shareholders’ equity (non-GAAP)	$2,089,112	$1,459,719	$1,212,267	$1,217,585	$1,242,676

Average assets (GAAP)	$24,360,330	$17,552,695	$17,231,883	$16,637,852	$15,905,986
Average intangible assets	1,435,443	1,006,665	1,012,239	967,018	966,733
Average tangible assets (non-GAAP)	$22,924,887	$16,546,030	$16,219,644	$15,670,834	$14,939,253

Average diluted shares outstanding	87,514,783	59,748,790	56,448,163	56,214,230	56,424,484

Adjusted Diluted Earnings per Share
Diluted EPS (GAAP)	$2.07	$3.27	$2.56	$2.95	$3.12
Effect of exclusions from net income	0.99	-0.51	0.59	0.05	-0.14
Adjusted diluted EPS (Non-GAAP)	$3.06	$2.76	$3.15	$3.00	$2.98

Adjusted Return on Average Tangible Common Equity
Return on average equity (GAAP)	5.14%	7.92%	6.50%	7.60%	7.96%
Effect of adjustment for intangible assets	4.51%	5.71%	5.79%	6.37%	6.57%
Return on average tangible common equity (non-GAAP)	9.65%	13.63%	12.29%	13.97%	14.53%

Return on average equity (GAAP)	5.14%	7.92%	6.50%	7.60%	7.96%
Effect of exclusions from net income	2.46%	(1.23)%	1.49%	0.13%	(0.36)%
Adjusted return on average equity (non-GAAP)	7.60%	6.69%	7.99%	7.73%	7.60%

Reconciliation of GAAP to Non-GAAP
(Dollars in thousands, except per share data)		Year ended December 31,
	2025	2024	2023	2022	2021
Effect of adjustment for intangible assets	6.19%	4.86%	7.03%	6.47%	6.29%
Adjusted return on average tangible common equity (non-GAAP)	13.79%	11.55%	15.02%	14.20%	13.89%

Return on Average Tangible Common Equity - PPNR
Return on average equity (GAAP)	5.14%	7.92%	6.50%	7.60%	7.96%
Effect of adjustment for intangible assets	4.51%	5.71%	5.79%	6.37%	6.57%
Effect of adjustment for income taxes and provision for credit losses	6.35%	3.79%	3.61%	5.35%	3.23%
Return on average tangible common equity - PPNR (non-GAAP)	16.00%	17.42%	15.90%	19.32%	17.76%

Adjusted Return on Average Tangible Assets
Return on average assets (GAAP)	0.74%	1.11%	0.84%	1.00%	1.11%
Effect of adjustment for intangible assets	0.14%	0.09%	0.08%	0.09%	0.10%
Return on average tangible assets (non-GAAP)	0.88%	1.20%	0.92%	1.09%	1.21%

Return on average assets (GAAP)	0.74%	1.11%	0.84%	1.00%	1.11%
Effect of exclusions from net income	0.36%	(0.17)%	0.19%	0.02%	(0.05)%
Adjusted return on average assets (non-GAAP)	1.10%	0.94%	1.03%	1.02%	1.06%
Effect of adjustment for intangible assets	0.16%	0.08%	0.09%	0.08%	0.10%
Adjusted return on average tangible assets (non-GAAP)	1.26%	1.02%	1.12%	1.10%	1.16%

Return on Average Tangible Assets - PPNR
Return on average assets (GAAP)	0.74%	1.11%	0.84%	1.00%	1.11%
Effect of adjustment for intangible assets	0.14%	0.09%	0.08%	0.09%	0.10%
Effect of adjustment for income taxes and provision for credit losses	0.58%	0.34%	0.27%	0.41%	0.27%
Return on average tangible assets - PPNR (non-GAAP)	1.46%	1.54%	1.19%	1.50%	1.48%

Adjusted Efficiency Ratio
Net interest income (FTE) (GAAP)	820,641	522,526	530,340	489,704	430,720

Total noninterest income (GAAP)	181,880	203,660	113,075	149,253	226,984
Effect of exclusions from noninterest income	1,467	57,129	(40,623)	2,960	20,407
Total adjusted noninterest income (non-GAAP)	180,413	146,531	153,698	146,293	206,577

Total noninterest expense (GAAP)	651,660	461,618	439,622	395,372	429,826
Effect of exclusions from noninterest expense	76,434	18,040	5,380	8,896	13,544
Adjusted total noninterest expense (non-GAAP)	575,226	443,578	434,242	386,476	416,282

Efficiency ratio (GAAP)	65.00%	63.57%	68.33%	61.88%	65.35%
Adjusted efficiency ratio (non-GAAP)	57.46%	66.30%	63.48%	60.77%	65.32%

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K for the year ended December 31, 2025 and Form of Proxy are available at www.proxyvote.com.

V83473-P46335

REVOCABLE PROXY
RENASANT CORPORATION
Annual Meeting of Shareholders
April 28, 2026 1:30 PM
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person(s) signing this proxy card hereby appoint(s) Gary D. Butler, Donald Clark, Jr., John M. Creekmore and Albert J. Dale, III and each of them, acting singly, as attorneys and proxies of the signer(s) of the proxy card, with full power of substitution, to vote all shares of stock which the signer(s) is/are entitled to vote at the Annual Meeting of Shareholders of Renasant Corporation to be held on Tuesday, April 28, 2026 at 1:30 p.m., Central time, at the principal office of Renasant Bank, 209 Troy Street, Tupelo, Mississippi 38804-4827 and at any and all adjournments and postponements thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority as described herein at the meeting or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE (A) "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS DIRECTORS, (B) "FOR" THE ADOPTION, IN A NON-BINDING ADVISORY VOTE, OF A RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SET FORTH IN PROPOSAL 2, AND (C) "FOR" THE RATIFICATION OF BDO USA, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2026 SET FORTH IN PROPOSAL 3. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY, IF PROPERLY COMPLETED, WILL BE VOTED AS DIRECTED HEREIN. IF THIS PROXY IS SIGNED BUT NO SPECIFIC VOTING DIRECTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) TO ELECT THE NOMINEES LISTED IN PROPOSAL 1 ON THIS PROXY CARD AS DIRECTORS, (B) TO ADOPT, IN A NON-BINDING ADVISORY VOTE, THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT, SET FORTH IN PROPOSAL 2, AND (C) TO RATIFY THE APPOINTMENT OF BDO USA, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2026 SET FORTH IN PROPOSAL 3.

Continued and to be signed on reverse side

RENASANT CORPORATION

RENASANT CORPORATION
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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V83472-P46335 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RENASANT CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of 17 directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gary D. Butler
02) Kevin D. Chapman
03) Donald Clark, Jr.
04) M. Ray (Hoppy) Cole, Jr.
05) John M. Creekmore
06) Albert J. Dale, III
07) Jill V. Deer
08) Connie L. Engel
09) Rose J. Flenorl
10) John T. Foy
11) Neal A. Holland, Jr.
12) Jonathan A. Levy
13) E. Robinson McGraw
14) Renee Moore
15) Ted E. Parker
16) Sean M. Suggs
17) C. Mitchell Waycaster

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date